As filed with the Securities and Exchange Commission on May 24, 2005

Registration No. 333-122567

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________
AMENDMENT NO. 2
to
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NBOG BANCORPORATION, INC.
(Name of Small Business Issuer in its charter)

GEORGIA	6021	58-2554464
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

807 Dorsey Street
Gainesville, Georgia 30501
(770) 297-8060
(Address, and telephone number
of principal executive offices)

ALBERT F. SATTERWHITE NBOG BANCORPORATION, INC. 807 DORSEY STREET GAINESVILLE, GEORGIA 30501 (770) 297-8060 (Name, address, and telephone number, of agent for service)	Copies to: KATHRYN KNUDSON, ESQ. POWELL GOLDSTEIN LLP One Atlantic Center Fourteenth Floor 1201 West Peachtree Street, N.W. Atlanta, Georgia 30309-3488 (404) 572-6952

Approximate date of proposed sale to the public: As soon as practicable after the date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE:
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, No par value	1,493,301	$4.00	$5,973,204	$703.05 (1)

(1) Previously paid.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS DATED May 24, 2005; SUBJECT TO COMPLETION

1,493,301 shares
NBOG BANCORPORATION, INC.
Common Stock

If you held our common stock on May 17, 2005, you will receive subscription rights to purchase additional shares of common stock for a subscription price of $4.00 per share. You will receive 1.72 subscription rights for every one share of common stock that you held on that date rounded up to the nearest whole number. Each subscription right entitles you to purchase one share of common stock at the subscription price. The number of subscription rights allocated to you is based on the percentage of our voting stock you own on the record date. These subscription rights represent your pro rata portion of the approximate $6 million in new equity capital we propose to raise in this rights offering. There is no minimum number of shares that must be subscribed for by our shareholders in the offering.

Record date shareholders will be entitled to exercise their subscription rights through 5:00 p.m. EST on _________, 2005. We can extend the subscription period but in no event will the subscription period be extended beyond _______, 2005. However, we do not presently intend to extend the subscription period. Subscription rights not exercised by the end of the subscription period will expire and have no value. The subscription rights are not transferable, except by operation of law. Once you exercise your subscription rights, you may not revoke or change the exercise even if you later change your mind.

We will not issue fractional subscription rights or fractional shares, and you may not exercise your subscription rights other than in whole numbers. If the number of shares of common stock you held on the record date would result in your receipt of fractional subscription rights, the number of subscription rights issued to you has been rounded up to the nearest whole right.

If any shares remain available after we complete the subscription period, our Board of Directors has reserved the right to accept subscriptions for those shares, in its sole discretion, from existing shareholders who wish to purchase additional shares as well as new investors. Any offering to new investors is scheduled to end on _______________, 2005. However, we may extend this offering without notice to subscribers until ______________, 2005. If we accept subscription agreements from new investors, the minimum purchase for new individual investors will be 10,000 shares and the minimum purchase for new organizational investors will be 25,000 shares. The maximum purchase for new investors will be 100,000 shares. We reserve the unilateral right to reject or reduce any subscription made by a new investor, or to waive these limits and accept subscriptions for more or less shares.

Our directors and executive officers will be marketing our common stock on a best-efforts basis and will not receive any commissions for sales they make. Because this is a best-efforts offering, there is no guarantee that all of the offered shares will be sold. There is no minimum number of shares that must be sold in order to close the offering.

Investing in our common stock involves risks, which are described in the “Risk Factors” section beginning on page 9 of this prospectus.
	Per Share	Total
Public price	$4.00	$5,973,204
Proceeds to us, before expenses	$4.00	$5,973,204

Our common stock is not traded on any securities exchange or quotation system, and as a result, it may be difficult for you to resell your shares.

The shares of common stock offered are not deposits, savings accounts, or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2005

CAUTIONARY NOTE ABOUT
FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information about possible or assumed future results of our operations or our financial performance. Forward-looking statements may also include information regarding our future plans and objectives. Forward-looking statements are based on the belief of our management, as well as assumptions they have made and information currently available to them. Words such as “expect,” “estimate,” “anticipate,” “believe” and other similar expressions are intended to identify forward-looking statements.

The cautionary statements in the “Risk Factors” section and elsewhere in this prospectus identify important factors and possible events, which involve risks and uncertainties, that could cause actual results to differ materially from those contained in the forward-looking statements. If you are interested in purchasing shares of the common stock, you should carefully consider these risk factors, as well as factors discussed elsewhere in this prospectus, before making a decision to invest in the common stock.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

What are the subscription rights and to what do they entitle me?

The subscription rights give you the opportunity to purchase additional shares of common stock for $4.00 per share. As of May 17, 2005, the last trade of which management was aware took place at $10.00 per share.
If you owned our common stock as of 5:00 p.m. on May 17, 2005, you will receive 1.72 subscription rights for every one share of common stock owned by you at that time. Each subscription right entitles you to purchase one share of common stock at the subscription price. For example, if you owned 100 shares of common stock on the record date, you would have the right to purchase 172 additional shares (100 shares multiplied by 1.72) of common stock for $4.00 per share.

The aggregate number of subscription rights you are entitled to receive, if exercised by you in full, represents your pro rata portion of the approximate $6 million in additional equity capital we are seeking to raise. Your pro rata portion is based on the number of shares of common stock you owned on the record date. There is no minimum number of shares that must be subscribed for by shareholders in the rights offering.
Will I receive fractional rights or shares?

No. We are not issuing fractional subscription rights or shares, and you may not exercise your subscription rights in fractional amounts. If the number of shares of common stock you held on the record date would result in your receipt of fractional subscription rights, the number of subscription rights distributed to you has been rounded up to the nearest whole right.

Why is NBOG distributing the subscription rights and offering stock?
We are distributing the subscription rights to purchase common stock as part of our capital plan to satisfy the capital ratios required of us by the Office of the Comptroller of the Currency (the “OCC”) and to support our future growth. The OCC has required that we maintain capital ratios of Total Capital (to risk-weighted assets) of 14.0% and Tier 1 Capital (to adjusted quarterly average total assets) of 9.0% (the “Capital Ratios”). We believe that raising approximately $6 million will enable us to maintain Capital Ratios that satisfy the OCC requirements and provide additional capital to support the growth of The National Bank of Gainesville (the “Bank”). In March 2005, our directors exercised outstanding options and warrants to purchase 46,142 shares of our common stock at an exercise price of $10.00 per share. As a result of those exercises, we met the OCC Capital Requirements as of March 31, 2005. However, additional capital will be required to maintain these Capital Ratios and to permit the Company to grow.
We are distributing the subscription rights to give all our shareholders the opportunity to participate in our issuance of approximately $6 million in additional equity in proportion to their ownership interest in our common stock. The rights offering affords our existing shareholders an opportunity to subscribe for new shares of common stock at the same price per common share as directors and management officials paid in a private offering, and to maintain their proportionate interest in NBOG. In addition, since no underwriting or sales commission will be paid in respect of the shares purchased in the rights offering, we believe the rights offering will be a low-cost method for raising additional capital.

How did NBOG arrive at the $4.00 price per share?

Our board of directors determined the subscription price of $4.00 per share in the rights offering based on a number of factors, including:

•	our need for capital to maintain regulatory capital ratios;

•	our desire to offer shares at a price that would be attractive to investors relative to the current trading price of our common stock;

•	a review of prior rights offerings by other public companies, including the range of discounts to market value represented by the subscription prices in those rights offerings;

•	the likely cost of capital from other sources;

•	the historic and current market price of our common stock;

•	our business prospects;

•	our operating history; and

•	the liquidity of our common stock.

The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value. You should not consider the subscription price as an indication of the fair value of our common stock. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

Will the board of directors and management participate in the rights offering?
Our directors and management have indicated that they intend to purchase 11,500 shares in the offering. In December 2004 and January 2005, our directors and management purchased 75,066 shares of our common stock in a private offering at $6.00 per share (the “Private Offering”). In addition, in March 2005, our current directors exercised outstanding options and warrants to purchase 46,142 shares of our common stock at an exercise price of $10.00 per share. The Private Offering and warrant and option exercises were designed to provide additional capital to NBOG in order to meet the Capital Ratios. As a result of the Private Offering and option and warrant exercises, our current directors and executive officers have contributed over $750,000 in capital to the Company since December 2004. If not for these recent purchases, our directors and management have indicated they would have purchased an additional 187,500 shares in this offering.

Has the board of directors made a recommendation regarding the rights offering?

The board of directors is not making any recommendation about whether or not you should exercise any subscription rights. You should make your own decision as to whether or not to exercise your subscription rights and, if so, how may subscription rights to exercise. You should make this decision only after reading this entire prospectus and consulting with your own financial advisors. Your decision should be based upon your own assessment of your best interests.

How soon must I act?

The subscription rights expire on _____________, 2005, at 5:00 p.m. EST. We must actually receive all required documents and payments before that date and time. We recommend that you send all of your subscription documents, together with payment of the subscription price, to us several days in advance of the expiration date.

If any subscription rights are not exercised by ____________, 2005, we may accept subscriptions from existing shareholders and new investors for additional shares. Investors interested in acquiring such shares may submit a subscription agreement at any time; however, we will not accept such subscriptions until the expiration of the subscription rights period on __________, 2005. Assuming shares remain unsold, the offering will be kept open until ____________, 2005. However, we reserve the right to extend the offering until ____________, 2005, without notice to subscribers.

May I transfer my subscription rights of the shares to which they relate?

No. The subscription rights are nontransferable, even by gift. However, subscription rights may be transferred by will, devise or operation of law in the case of death, dissolution, liquidation, or bankruptcy of the holder or pursuant to an order of an appropriate court. Upon exercise of the subscription rights, the issued shares will be fully registered and freely transferable.

Will I be entitled to an over-subscription privilege?

While no shareholder is entitled to an over-subscription privilege in the rights offering, our Board of Directors may take such interest into consideration. To the extent that shares of common stock are not subscribed for in this offering, our Board of Directors may, in its sole discretion, accept subscription agreements for such shares from existing shareholders as well as new investors. The Board presently intends to accept all subscription agreements for additional shares from existing shareholders prior to accepting any subscription agreements from potential new investors.

Am I required to participate in the rights offering?

No. You are not required to exercise any subscription rights, purchase any new shares, or otherwise take any action in response to this rights offering.

What will happen if I do not exercise my subscription rights?

If you do not exercise any subscription rights, the number of shares you own will not change, but your percentage ownership of our total outstanding common stock will decline following the rights offering. There is no minimum number of shares in the aggregate that must be subscribed for by shareholders in this rights offering.
If the existing shareholders of the Company do not purchase at least 312,552 shares in this offering, and the board accepts subscription agreements from new investors for all remaining shares, then the new investors will obtain, in the aggregate, voting control over a majority of the Company’s outstanding common stock. These new investors may have different interests with regard to the Company’s performance and objectives than our current shareholders.

If we accept subscription agreements from new investors, the minimum purchase for new individual investors will be 10,000 shares and the minimum purchase for new organizational investors will be 25,000 shares. The maximum purchase for new investors will be 100,000 shares. We reserve the unilateral right to reject or reduce any subscription made by a new investor, or to waive these limits and accept subscriptions for more or less shares.

Is there risk in owning our common stock?

Yes. Exercising your subscription rights means making a decision to purchase additional shares of our common stock. You should carefully consider this decision as you would any other equity investment. Among other things, you should carefully consider the risks described under “Risk Factors” beginning on page 9 of this prospectus.

How do I exercise my rights?

You must properly complete and sign the enclosed subscription agreement and deliver it, together with payment in full for the subscription rights you are exercising, to us before expiration of the subscription period. For the address to which the subscription agreement should be mailed and payment forwarded, see “The Rights Offering - How to Subscribe” on page 18.
If you hold your shares of common stock through a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. This record holder must exercise the subscription rights on your behalf for shares you wish to purchase. Therefore, you will need to have your broker, dealer or other nominee act for you. If you wish to participate in the rights offering and purchase new shares, please contact the record holder of your shares. To indicate your decision with respect to your subscription rights, you should follow the instructions provided by your broker, dealer or other nominee. You should receive these instructions from the record holder with the other rights offering materials.

What fees or charges apply if I purchase shares?

We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise your subscription rights. If you exercise subscription rights through a record holder of your shares, you are responsible for paying any fees that the record holder may charge you.

When will the shares be issued?

Shares of common stock purchased in this offering will be issued as soon as practicable after the acceptance of subscription agreements.

What should I do if I have other questions?
If you have questions, need additional copies of offering documents, or otherwise need assistance, you should contact our Chief Financial Officer, Mr. Bryan Hendrix, at (770) 297-8060. We also file annual and quarterly reports and other information with the Securities and Exchange Commission. You may obtain copies of these reports by contacting us or the Securities and Exchange Commission as described in “Where You Can Find Additional Information About Us” on page 71.

SUMMARY

This summary does not contain all the information you should consider before investing in the common stock. You should read carefully the entire prospectus. Unless otherwise indicated, all references to “NBOG,” “we,” “us,” and “our” in this prospectus refer to NBOG Bancorporation, Inc. and its subsidiary, The National Bank of Gainesville (the “Bank”).
NBOG Bancorporation, Inc. is a bank holding company located in Gainesville, Georgia. Our wholly-owned subsidiary, The National Bank of Gainesville, was organized as a national bank under the laws of the United States and opened for business on March 25, 2002. The Bank currently offers commercial and consumer banking services to individuals and small- to medium-sized business located primarily in the Hall County area of northern Georgia. As of March 31, 2005, the Bank’s assets totaled $43.2 million, net loans totaled $28.5 million and deposits totaled $38.9 million. The address and telephone number of our principal executive offices are:

NBOG Bancorporation, Inc.
807 Dorsey Street
Gainesville, Georgia 30501-6619
(770) 297-8060

Market Opportunity

Our primary market area is the northern Georgia market of Hall County, including Gainesville and five smaller municipalities. Within this market, the Bank emphasizes providing high-quality, personalized services to individuals and businesses that prefer community-oriented banking.

The Offering

The Subscription Rights
If you were a record holder of our common stock at the close of business on May 17, 2005, you will receive 1.72 subscription rights for every one share of common stock you held of record as of that date. The total number of rights that shareholders of record will receive will be rounded up to the nearest whole number.

Price per Share	The price is $4.00 per share, payable by check or money order.

Use of Proceeds
The net proceeds from this offering are expected to be approximately $5.9 million after subtracting the expenses of the offering. We will use these proceeds to provide working capital for the Company, to maintain the Capital Ratios and to support the continued growth of the Bank.

Common Stock we are Offering	1,493,301 shares of common stock.

Shares of Common Stock Outstanding
As of May 17, 2005, we had 868,198 shares of common stock outstanding. Assuming all of the offered shares are sold, a total of approximately 2.36 million shares of common stock will be outstanding after consummation of the offering. The calculation of outstanding shares excludes:

•	242,094 shares issuable upon the exercise of outstanding warrants and options as of May 17, 2005 at a weighted exercise price of $10.00 per share; and

•	65,000 shares as of May 17, 2005 that we may issue under our stock option plans.
Non-transferability of Rights	The subscription rights may not be transferred or sold.

Expiration of Rights	The subscription rights expire at 5:00 p.m. EST on _________________, 2005, or such later time as we may extend the rights offering, but no later than ___________, 2005.

Unexercised Rights
The Board of Directors may, in its sole discretion, offer shares that were not subscribed for during the rights offering from existing shareholders who wish to purchase additional shares or new investors. We may accept subscriptions until 5:00 p.m. EST on _____________, 2005 or such later time as we may extend the offering, but no later than ____________, 2005.

No Revocation	Once you have exercised your subscription rights or submitted a subscription agreement, you may not change or revoke your exercise or subscription agreement.

Summary Consolidated Financial Data
The following table sets forth summary historical financial data from our consolidated financial statements and should be read in conjunction with those financial statements, including the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 24. The summary consolidated financial data as of December 31, 2004 and for the two years then ended is derived from our audited financial statements and notes, which appear elsewhere in this prospectus. The summary consolidated financial data as of March 31, 2005 and for the three months then ended is derived from our unaudited financial statements and notes, which also appear elsewhere in this prospectus.

	As of and for the Three Months Ended	As of and for the Years Ended December 31,
	March 31, 2005	2004	2003
	(in thousands, except share and per share data)
Balance Sheet Data:
Securities available for sale	$6,034	$5,349	$2,745
Loans, net	28,489	31,302	46,598
Total assets	43,234	48,012	55,607
Deposits	38,943	43,727	49,085
Total shareholders’ equity	4,064	3,918	6,477

Average Balances:
Loans	29,480	43,718	37,295
Earning assets	38,990	53,046	47,636
Assets	49,057	55,876	48,998
Deposits	40,957	50,381	43,952
Shareholders’ equity	3,912	5,212	4,676

Results of Operations:
Net interest income	487	2,402	2,088
Provision for loan losses	225	2,275	341
Other income	17	161	258
Other expenses	650	2,513	1,675
Net (loss) earnings	$(370)	$(2,890)	$979

Per Share Data:
Net (loss) earnings per share	$(0.45)	$(3.87)	$1.45
Diluted (loss) net earnings per share	$(0.45)	$(3.87)	$1.45

Key Performance Ratios:
Return on average equity	(38.36%)	(55.45%)	20.94%
Return on average assets	(3.06%)	(5.17%)	2.00%
Average equity to average assets	7.97%	9.33%	9.54%
Average loans to average deposits	71.98%	86.77%	84.85%
Net interest margin	5.07%	4.53%	4.38%

RISK FACTORS

An investment in the common stock involves a significant degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in the common stock.

The following paragraphs describe the risks that we believe are material to your decision to invest in our common stock. You should also read carefully the cautionary statement preceding the Risk Factors regarding our use of forward-looking statements in this prospectus.

The shares of common stock offered through this prospectus are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.
We have experienced losses and have an accumulated deficit.

We experienced a pre-tax loss of $2.2 million and an after-tax loss of $2.9 million during 2004, and a pre- and after-tax loss of $370 thousand in the first quarter of 2005. The material causes of the pre-tax loss include a deterioration of the Bank’s credit quality, resulting in a provision for loan losses of approximately $2.3 million in 2004, as well as increases in non-interest expenses related to the acquisition, maintenance and sale of foreclosed and repossessed property. See “Management’s Discussion and Analysis - Provision and Allowance for Loan Losses and - Non-interest Income and Expense” on pages 36 and 39. The after-tax loss includes a tax expense of $650,000, which represents the reversal of a tax benefit recognized at the end of 2003. See “Management’s Discussion and Analysis - Income Taxes” on page 40. We also had an accumulated deficit of $4.0 million at March 31, 2005. To become profitable, we must increase our net interest income and non-interest income above existing levels. While management believes it will increase these revenues sufficiently to offset anticipated increases in expenses in the next twelve months, no assurances can be given that such increase will occur, and we will experience continued losses if we are unable to increase revenues sufficiently.

Our allowance for loan losses may be insufficient to absorb probable losses in our loan portfolio.

Lending money is a substantial part of our business. However, every loan we make carries a risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. During 2004, we provided $2,275,000 for loan losses, but also charged off $2,049,000 in loans. In the first quarter of 2005, we provided $225,000 for loan losses, but also charged off $155,000 in loans. At March 31, 2005, our allowance for probable loan losses represented 3.7% of our total loans, and 114.4% of our total non-performing loans. If our loan losses exceed our allowance for probable loan losses, our business, financial condition and profitability may suffer. See “Management’s Discussion and Analysis - Provision and Allowance for Loan Losses” on page 36.

We are under a Formal Agreement with the OCC.

On August 18, 2004, the Bank entered a formal written agreement (the “Formal Agreement”) with the Office of the Comptroller of the Currency (the “OCC”), which has an indefinite term and which sets forth a series of actions necessary to correct identified weaknesses. Failure to meet the requirements of the Formal Agreement may result in additional sanctions against the Bank. See “MD&A - Formal Agreement” on page 26 and “Supervision and Regulation” on page 57.

We have previously identified weaknesses in our overall credit risk management process.
In a series of audits conducted during the last quarter of 2003 and first quarter of 2004 by the Bank’s internal and external auditors and the OCC, several weaknesses were identified in the overall credit risk management process of the Bank. See “Management’s Discussion and Analysis - Formal Agreement” on page 26. If these weaknesses have not been adequately addressed, our business, financial condition and profitability may suffer.

We are required to maintain higher than normal capital levels and are subject to other regulatory restrictions, including restrictions on borrowing, which may hinder our growth plans.

Under the Formal Agreement, the Bank is required to maintain a ratio of “Tier 1 Capital” to average assets of 9.0% beginning on March 31, 2005, which is significantly higher than the 5% level generally necessary for “well capitalized” status under applicable banking laws and regulations. The Bank is also required to maintain a ratio of Total Capital to risk-weighted assets of 14.0%. The Bank has also agreed to give the OCC at least thirty days’ prior notice of any significant deviations or changes from its operating plan as approved by the OCC. See “Management’s Discussion and Analysis - Formal Agreement” on page 26. We have also agreed with the Board of Governors of the Federal Reserve System that we will obtain its approval prior to incurring any significant holding company indebtedness. Failure to obtain such approvals could adversely affect our future growth. See “Supervision and Regulation” on page 57.

We have a new Chief Executive Officer and senior management team.

During 2004, we replaced our entire senior management team, including our Chief Executive Officer. As a result, investors have a limited operating history upon which to base an evaluation of their future performance. If our new management is unable to successfully manage and grow the business, our business, financial condition and profitability may suffer. We believe each member of our senior management team is important to our success and the unexpected loss of any of these persons could impair our day-to-day operations as well as our strategic direction. Our senior management team includes:

•	Albert F. Satterwhite, Chief Executive Officer

•	W. Bryan Hendrix, Chief Financial Officer

•	Michael C. Lynch, Senior Lender

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations” on page 32 and “Management” on page 51.
If you do not participate in this rights offering or do not exercise all of your subscription rights, you may suffer dilution of your percentage ownership of our common stock.

This rights offering is designed to enable us to raise capital while allowing all shareholders on the record date to avoid or limit dilution of their ownership interest in NBOG. To the extent that you do not exercise your subscription rights and shares are purchased by other existing or new shareholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be disproportionately diluted.

Our common stock may trade at prices below the subscription price.

The subscription price was determined by our board of directors based on a number of factors, including our need for capital to meet regulatory capital ratios, our desire to offer shares at a price that would be attractive to investors relative to the current trading price of our common stock, and a review of prior rights offerings by other public companies, including the range of discounts to market value represented by the subscription prices in those rights offerings. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value. You should not consider the subscription price as an indication of the fair value of our common stock.

Our ability to pay dividends is restricted by federal policies and regulations, and we do not intend to pay dividends for the foreseeable future.

Federal Reserve Board policy and the Office of the Comptroller of the Currency regulations restrict our ability to pay dividends, and we cannot assure that we will pay dividends on our common stock in the future. Federal Reserve Board policy states that bank holding companies should pay cash dividends on common stock only out of net income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that a bank holding company should not maintain a level of cash dividends that undermines its ability to serve as a source of strength to its banking subsidiaries. Our ability to declare and pay dividends on the common stock depends upon our earnings and financial condition, our liquidity and capital requirements, the general economic and regulatory climate and other factors our Board of Directors deems relevant. Based on its perception of the growth opportunities available to us, our board of directors does not anticipate that it would be in our best interest to pay cash dividends in the foreseeable future.
Our principal source of funds to pay dividends is cash dividends that we receive from our subsidiary, The National Bank of Gainesville. The Office of the Comptroller of the Currency regulates the Bank’s dividend payments and must issue prior approval of dividend payments if the total of all dividends declared by the Bank’s board of directors in any year will exceed (1) the total of the Bank’s net profits for that year, plus (2) the Bank’s retained net profits of the preceding two years, less any required net transfers to surplus. See “Supervision and Regulation—Payment of Dividends” on page 64.
We may require additional capital in the future, which may not be available or may only be available on unfavorable terms.

We believe that the net proceeds of the offering, if fully subscribed, will be sufficient to satisfy the Bank’s capital requirements, as currently planned for the next twelve months. If we are unable to sell all of the shares in this offering, or if our projections are incorrect, we may be required to raise additional capital. If additional capital is needed, there can be no assurance that it will be available when desired or on such terms as we may find acceptable. Future efforts to raise capital through the sale of securities could reduce the proportionate interest of our shareholders.

It may be difficult for you to sell your shares of common stock because there is not a public trading market for our common stock.

There is not a public trading market for our common stock and an active trading market may never develop. As a result, you may not be able to resell your shares at the price or time that you desire.

Because we have a limited operating history, it is difficult to assess reliably the quality of our loan portfolio and other operating results.

We opened the Bank in March, 2002, and as a result, we have a limited operating history upon which investors can base an evaluation of our future performance. Therefore, it is difficult to assess reliably the quality of our loan portfolio or evaluate or anticipate our operating results generally. Our past performance does not necessarily indicate future success.

An economic downturn, especially in northern Georgia, could have an adverse effect on the quality of our loan portfolio and our financial performance.

Economic recession over a prolonged period or other economic problems in Hall County, Georgia or in our state or nation generally could have a material adverse impact on the quality of our loan portfolio and the demand for our products and services. For example, a downturn in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses. This could in turn reduce our net income and profitability.

Our executive officers and directors own a significant portion of our outstanding common stock and may be able to control the outcome of corporate actions that require shareholder approval.
Our directors and executive officers will have the right to purchase approximately 351,185 shares of common stock in this offering. After this offering and assuming all subscription rights in the offering are exercised, our directors and executive officers will beneficially own or control 707,690 shares, including shares subject to exercisable warrants and options, representing approximately 28.7% of our outstanding common stock. As a result, our directors and executive officers could exercise significant control over matters requiring shareholder approval, including the election of directors or a change in control of our company. See “Principal Shareholders and Stock Ownership of Management” on page 50.
We will have immediate access to all funds, but we are not likely to realize an immediate increase in our return on equity.

We are not required to sell a minimum number of shares in order to close this offering, and your subscription for shares will be binding upon, and irrevocable by, you when you submit it. As a result, we will have immediate access to all funds collected with subscriptions we receive and accept. Even though we will have collected these funds, however, our return on equity is not likely to increase until we have applied them to specific activities that produce a return on our investment. We intend to use the proceeds of this offering for general corporate purposes, which may include, among other things, our working capital needs and investments in our subsidiary bank to support its growth. Until we are able to deploy the capital in higher yielding assets, we will temporarily invest in liquid short term securities.

Unexpected changes in interest rates may decrease our net interest income.

If we are unsuccessful in managing interest rate fluctuations, our net interest income could decrease materially. Our operations depend substantially on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. Like most depository institutions, our earnings and net interest income are affected by changes in market interest rates and other economic factors beyond our control.

Industry competition may have an adverse effect on our profitability.

Competition in the banking and financial services industry is intense, and our profitability depends upon our continued ability to compete in our market area. We compete with national, regional and community banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. In addition, because the Gramm-Leach-Bliley Act now permits banks, securities firms and insurance companies to affiliate, a number of larger financial institutions and other corporations offering wider variety of financial services than we currently offer could enter and aggressively compete in the market we currently serve. Many of these competitors have substantially greater resources, lending limits and operating histories than we do and may offer services that we do not or cannot provide

Government regulation may have an adverse effect on our profitability and growth.
Bank holding companies and banks are subject to extensive state and federal government supervision and regulation. Changes in state and federal banking laws and regulations or in federal monetary policies could adversely affect our ability to maintain profitability and continue to grow. For example, new legislation or regulation could limit the manner in which we may conduct our business, including our ability to obtain financing, attract deposits, make loans and achieve satisfactory interest spreads. Many of these regulations are intended to protect depositors, the public and the FDIC, not shareholders. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. The laws, regulations, interpretations and enforcement policies that apply to us have been subject to significant, and sometimes retroactively applied, changes in recent years, and may change significantly in the future. Future legislation or government policy may also adversely affect the banking industry or our operations. See “Supervision and Regulation” on page 57.

THE RIGHTS OFFERING

General
We are offering for sale a maximum of 1,493,301 shares of NBOG common stock at a price of $4.00 per share. The shares will be offered first to existing shareholders of NBOG. As described below, each holder of NBOG common stock as of the record date of May 17, 2005 will have a right to purchase 1.72 shares of our common stock for every one share held on the record date. Shareholders who wish to exercise their subscription rights must do so before 5:00 p.m. EST, on _____________, 2005. Shareholders may purchase any or all of their pro rata portion of shares in the offering.

Shareholders may also subscribe to purchase additional shares if other shareholders fail to exercise their subscription rights in full. The Company reserves the right, in its sole discretion, to accept subscription agreements from new investors if any shares remain available after completing the rights offering. The subscription rights may not be transferred or sold.

The subscription rights will be evidenced by a Subscription Rights Exercise Form, which is being distributed to our record holders with the delivery of this prospectus as Appendix A. Record shareholders desiring to purchase shares in excess of their subscription rights may indicate so on either the Subscription Rights Exercise Form (Appendix A) or the Purchase Agreement Form (Appendix B). New investors wishing to purchase any shares available in the offering after completion of the rights offering should complete the Purchase Agreement Form distributed with this prospectus as Appendix B.

If we accept subscription agreements from new investors, the minimum purchase for new individual investors will be 10,000 shares and the minimum purchase for new organizational investors will be 25,000 shares. The maximum purchase for new investors will be 100,000 shares. We reserve the unilateral right to reject or reduce any subscription made by a new investor, or to waive these limits and accept subscriptions for more or less shares.

Allocation of Shares

Subscription Rights. Shares will be offered first to existing shareholders of NBOG, as of the record date of May 17, 2005, on a pro-rata basis. In light of offering 1,493,301 shares, you will receive 1.72 subscription rights for every one share of NBOG common stock that you held as of May 17, 2005. We will not issue fractional subscription rights or pay any cash for fractional subscription rights. Instead, the total number of subscription rights record holders of our stock will receive will be rounded up to the nearest whole number.
A depository, bank, trust company, or securities broker, dealer or similar intermediary holding shares of common stock on the record date for more than one beneficial owner may, upon proper showing to the Company, exchange its Subscription Rights Exercise Form to obtain multiple Subscription Rights Exercise Forms for the number of subscription rights to which each such beneficial owner would have been entitled had each been a holder on the record date.

Example #1: You held 504 shares of NBOG common stock on the record date. For every share of NBOG common stock that you held, you have 1.72 subscription rights. Each subscription right entitles you to buy one share of NBOG common stock in this offering. Consequently, you will be entitled to purchase 867 shares (504 shares multiplied by 1.72, rounded up to the nearest whole share) of NBOG common stock at $4.00 per share through your subscription rights in this offering.

Remaining Shares. We do not expect that all NBOG shareholders will purchase their full pro-rata portion of shares being offering through the subscription rights. If shares remain following completion of the subscription period, we may, in our sole discretion, accept subscription agreements from existing shareholders and from new investors through a general public offering. If you are an existing shareholder and desire to purchase additional shares in addition to your subscription rights, you may indicate this desire under the “Additional Subscription” section of your Subscription Rights Exercise Form, attached as Appendix A, or by completing a Purchase Agreement Form, attached as Appendix B.

If we accept subscription agreements from new investors, the minimum purchase for new individual investors will be 10,000 shares and the minimum purchase for new organizational investors will be 25,000 shares. The maximum purchase for new investors will be 100,000 shares. We reserve the unilateral right to reject or reduce any subscription made by a new investor or to waive these limits and accept subscriptions for more or less shares.

Furthermore, we reserve the unilateral right to close the offering at any time after 5:00 p.m. EST, on _________________, 2005. If the offering to subscribers is oversubscribed, in determining which subscriptions to accept or reduce, or whether to waive the minimum share purchase requirements, we may take into account any factors we consider relevant, including whether the subscriber is an existing shareholder, the order in which subscriptions were received and a subscriber’s potential to do business with us. Rejected subscriptions will be returned to the subscriber without interest.

If shares remain available in the offering after the expiration of the subscription rights, we will accept subscription agreements to purchase shares until 5:00 p.m. EST, on ___________, 2005, unless we sell all of the shares earlier or otherwise terminate or extend the offering. Your subscription will be binding and may not be revoked without our consent once we have received your subscription check or money order. We reserve the unilateral right to terminate this offering at any time or to extend the offering without notice to subscribers for up to one additional 90-day period, or not later than ____________, 2005.

Private Offering. Prior to the rights offering, we completed a private offering to our then current directors and management officials (the “Private Offering”) to raise additional capital in an effort to meet the OCC Capital Ratios. In the Private Offering, we sold 75,066 shares at $6.00 per share to our then current directors and management officials. Although each purchaser in the Private Offering may participate in this rights offering to the extent each individual owns shares of our Common Stock other than those acquired pursuant to the Private Offering, each has agreed not to exercise the portion of his or her pro rata share represented by their purchases in the Private Offering. In addition, our directors recently exercised options and warrants to purchase 46,142 shares at $10.00 per share. Each director will be entitled to additional subscription rights because of these exercises.
Example #2: A director of NBOG held 20,000 shares of NBOG common stock as of December 15, 2004. In the Private Offering, the director purchased 5,000 shares at $6.00 per share from the Company. Additionally, the director exercised warrants to purchase 6,000 shares at $10.00 per share. As a result, as of May 17, 2005, the director held 31,000 shares and will receive subscription rights to purchase 53,320 shares (31,000 shares multiplied by 1.72). However, in connection with the Private Offering, the director has agreed to forego his right to purchase 8,600 shares (5,000 shares purchased in the rights offering multiplied by 1.72). Therefore, the director may purchase up to 44,720 shares in this rights offering.

Determination of Offering Price

We believe that the $4.00 per share offering price meets our objection of raising sufficient capital in this offering while providing existing shareholders of NBOG with an opportunity to make an additional investment in the Company. Our board of directors chose the $4.00 per share offering price based on a number of factors, including:

•	our need for capital to maintain regulatory capital requirements;

•	our desire to offer shares at a price that would be attractive to investors relative to the current trading price of our common stock;

•	a review of recent rights offerings by other public companies, including the range of discounts to market value represented by the subscription prices in those rights offering;

•	the likely cost of capital from other sources;

•	the historic and current market price of our common stock;

•	our business prospects;

•	our operating history; and

•	the liquidity of our common stock.

The offering price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value. We have neither sought, nor obtained, any valuation opinion from outside financial advisors or independent bankers in connection with establishing the offering price, but did discuss with our outside financial advisors a pricing level that could be expected to stimulate a level of interest in the offering that would allow us to raise the capital necessary to meet regulatory capital ratios.

The $4.00 offering price should not be considered an indication of the actual or fair value of our common stock. We cannot assure you that the market price of our common stock will not decline during or after this offering. We also cannot assure you that you will be able to sell shares of our common stock purchased in this offering at a price equal to greater than $4.00 per share.

Non-Transferability of Subscription Rights

The subscription rights are non-transferable and non-assignable, except by operation of law. Only record date security holders of NBOG, or the beneficial interest of such record holder, may exercise the subscription rights.

Notice to Nominee Holders

If you are a broker, dealer or other nominee who holds shares of NBOG common stock for the account of others as a nominee holder, you should notify the respective beneficial owners of such shares of this offering as soon as possible to determine such beneficial owners’ intentions with respect to this offering. You should obtain instructions from the beneficial owner with respect to such owner’s subscription rights. If the beneficial owner so instructs, you should complete the appropriate Subscription Rights Exercise Form and submit it in accordance with the instructions under “How to Subscribe” below.

Beneficial Owners Who Are Not Record Holders

If you are a beneficial owner of shares of NBOG common stock that you hold through a nominee holder, we will ask your broker, dealer or other nominee to notify you of this offering. If you wish to subscribe for shares in this offering, you will need to have your broker, dealer or other nominee act for you. You should receive from your broker, dealer or other nominee a form through which you may notify your nominee of your decision with respect to subscribing for shares in this offering.

Plan of Distribution

This offering is being made to the public through NBOG’s executive officers. No commissions or other sales compensation will be paid to any of NBOG’s officers in connection with this offering. If necessary, we may engage one or more NASD member firms to provide marketing and assistance solely in connection with the offering of shares to new investors or where required by state securities laws. These firms will be under no obligation to purchase or sell any specific number of dollar amount of shares. In connection with these services, we may pay a fee as well as a commission to the member firms for shares purchased in the offering.

If any agent, broker/dealer or underwriter is engaged to help sell the offering, we will file a post-effective amendment naming such entity and disclosing the compensation arrangements before any additional sales can occur.

Purchases by Current Directors and Executive Officers
Our current directors and executive officers currently own approximately 35% of the Company, on a fully diluted basis, and are entitled to purchase approximately 351,185 shares, or 24% of the shares that may be issued in this offering. Assuming all shareholders purchase their full pro rata portion of the offering, as adjusted for the Private Offering, the combined ownership of our common stock by our directors and executive officers will represent approximately 29% of our outstanding shares on a fully diluted basis. Because of their ownership position in the Company, these directors and officers together may be able to significantly influence the outcome of director elections or block a significant transaction that might otherwise be approved by the shareholders. See “Description of NBOG Common Stock - Important Provisions of our Articles of Incorporation and Bylaws” on page 67.

As of May 17, 2005, our directors and executive officers have indicated a non-binding intent to purchase approximately 11,500 shares in the rights offering. Within the past 6 months, our current directors and executive officers have made significant capital contributions to the Company. For example, in the Private Offering, our current directors and executive officers purchased 45,900 shares at $6.00 per share, contributing approximately $275,000 to the Company. In March, the directors exercised options and warrants to purchase 46,142 shares at $10.00 per share, contributing approximately $461,000 to the Company. As a result of these capital contributions made at $6 per share and $10 per share, compared to the $4 per share offering price of this rights offering, our directors and executive officers do not have sufficient resources to exercise their full pro rata rights, but remain strongly committed to the future of the Company.

Regulatory Limitations

If you become the beneficial owner of 5% or more of the NBOG common stock after this offering, you will become subject to the filing requirements of Section 13(d) or 13(g) of the Securities Exchange Act of 1934. Further, if you would beneficially own 10% or more of the NBOG common stock after this offering, you may be required to provide financial information to, or seek the prior approval of, state and federal banking regulators. We may reject subscriptions and will not be required to issue shares of common stock in this offering to any person who, in our opinion, would be required to obtain prior clearance or approval from any state or federal bank regulatory authority to own or control such shares if, when we plan to close this offering, such clearance or approval has not been obtained or any required waiting period has not been obtained prior to the closing of this offering. We do not expect that any existing NBOG shareholders will need prior approval of the banking regulators to exercise their full subscription right.

State Securities Laws

This offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we accepting any offers from you to purchase any shares of our common stock if you are a resident of any such state or other jurisdiction. We may delay the commencement of the offering in particular states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. It is not anticipated that there will be any change in the terms of the offering. In our sole discretion, we may decline to make modifications to the terms of the offering requested by particular states or other jurisdictions, in which case security holders or individuals who live in those states or jurisdictions will not be eligible to participate in the offering.

How to Subscribe

Subscription Rights. If you are a record date shareholder of NBOG, you have received this prospectus with a Subscription Rights Exercise Form, attached as Appendix A. In order to purchase any or all of the shares to which you are entitled to purchase through your subscription rights, you must deliver on or before 5:00 p.m., EST, on _____________, 2005, the following items to NBOG Bancorporation, Inc., Attention: W. Bryan Hendrix, 807 Dorsey Street, Gainesville, Georgia 30501:

•	a completed, signed and dated Subscription Rights Exercise Form, attached as Appendix A, providing, where indicated, the number of allocated shares you desire to purchase; and

•	a check payable to “NBOG Bancorporation, Inc.” in an amount equal to $4.00 multiplied by the number of shares you wish to purchase.

Additional Subscriptions. In addition, if you are a record date shareholder of NBOG, you may specify under the heading “Additional Subscriptions” in your Subscription Rights Exercise Form delivered in connection with the subscription rights, or a subsequent Purchase Agreement, the number of additional shares you would be willing to purchase if shares remain available after we complete the subscription rights period. If you choose to indicate the number of additional shares you would like to purchase on the Subscription Rights Exercise Form, you must deliver the form to the Company as indicated above. If you choose to submit a subsequent Purchase Agreement, on or before 5:00 p.m., EST, on _____________, 2005, you must deliver the following items to NBOG Bancorporation, Inc., Attention: W. Bryan Hendrix, 807 Dorsey Street, Gainesville, Georgia 30501:

•	a completed, signed and dated Purchase Agreement, which is attached as Appendix B to this prospectus; and

•	a check payable to “NBOG Bancorporation, Inc.” in an amount equal to $4.00 multiplied by the number of shares you wish to purchase.

New Investors. As noted above, if additional shares remain available after completion of the subscription rights period described above, we may accept subscriptions from investors who were not record date shareholders of NBOG. If we accept subscription agreements from new investors, the minimum purchase for new individual investors will be 10,000 shares and the minimum purchase for new organizational investors will be 25,000 shares. The maximum purchase for new investors will be 100,000 shares. We reserve the unilateral right to reject or reduce any subscription made by a new investor, or to waive these limits and accept subscriptions for more or less shares. If shares are available, and you wish to purchase shares in this offering, you must deliver on or before 5:00 p.m., EST, on _____________, 2005, the following items to NBOG Bancorporation, Inc., Attention: W. Bryan Hendrix, 807 Dorsey Street, Gainesville, Georgia 30501:

•	a completed, signed and dated Purchase Agreement, attached as Appendix B to this prospectus; and

•	a check payable to “NBOG Bancorporation, Inc.” in an amount equal to $4.00 multiplied by the number of shares you wish to purchase.

You Cannot Revoke Your Subscription For Any Reason

You may not revoke or change your decision to purchase shares in this offering after you submit your subscription forms and payment. If you later learn information about us that you consider to be unfavorable, if our stock price declines, or if you simply change your mind, you will not be entitled to revoke your subscription or obtain a refund of your subscription price.

You Need to Act Promptly and Follow Subscription Instructions If You Wish to Subscribe

If you decided to purchase shares in the offering, you will need to follow the instructions contained in this prospectus and the Subscription Rights Exercise Form and/or Purchase Agreement. If you do not, your subscription may be rejected. Shareholders who desire to purchase shares in this offering must act promptly to ensure that all required forms and payments are actually received by us prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures we may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. We do not undertake to contact you concerning, or to attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures. In addition, any person check used to pay for shares must clear prior the expiration date, and the clearing process may require five or more business days.

If You Have Questions

If you have questions or need assistance concerning the procedure for subscribing for shares in this offering or if you would like additional copies of this prospectus, you should contact W. Bryan Hendrix, our Chief Financial Officer, at (770) 297-8060.

No Recommendation by Our Directors and Management

Our board of directors and management has not expressed an opinion or made any recommendation as to whether anyone should purchase shares of NBOG common stock in this offering. Any decision to invest in NBOG common stock must be made based upon your own evaluation of this offering.

Offering Expenses

Our estimated offering expenses are as follows:
Securities and Exchange Commission Registration Fee	$700
Legal Fees and Expenses	85,000
Accounting Fees and Expenses	20,000
Printing and Engraving Expenses	15,000
Mail and Distribution	5,000
Miscellaneous	4,300
Total	$130,000

USE OF PROCEEDS
We estimate that the net proceeds from the sale of the 1,493,301 shares of common stock that we plan to sell in this offering, after we pay $130 thousand in estimated expenses of the offering, will be approximately $5.84 million. We intend to retain at least $200,000 of the proceeds for general corporate purposes, including working capital, and to invest the remainder in our subsidiary bank to maintain its Capital Ratios and support for future growth of the bank’s lending activities. Until we are able to deploy the capital into higher-yielding assets, we will invest the proceeds temporarily in liquid short term securities.

Since national banks are regulated with respect to the ratio that their total assets may bear to their total capital, if the Bank experiences greater growth than anticipated following the offering, the Bank may require the infusion of additional capital to support that growth. We anticipate, however, that the proceeds of this offering will be sufficient to support our immediate capital needs.

CAPITALIZATION

The following table shows our capitalization as of March 31, 2005. It shows our capitalization on four bases: actual and as adjusted to give effect to the receipt of the net proceeds from the offering, assuming in the alternative that 50%, 75% and 100% of the offered shares are sold. The as adjusted capitalization assumes that we sell the indicated number of shares of common stock at $4.00 per share and that the net proceeds from the offering, after deducting in each case $130,000 of estimated offering expenses payable by us, are: (1) $2,856,604 if 50% of the shares are sold; (2) $4,349,904 if 75% of the shares are sold; and (3) $5,843,204 if 100% of the shares are sold.

	March 31, 2005
	Actual	As Adjusted
		100% Sold	75% Sold	50% Sold
Shareholders’ Equity:
Preferred Stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding	$0	$0	$0	$0

Common stock; no par value; 50,000,000 shares authorized; 868,198 shares issued and outstanding; 2,361,499 shares issued and outstanding as adjusted assuming 100% of the shares are sold; 1,988,174 shares issued and outstanding as adjusted assuming 75% of the shares are sold; 1,614,849 shares issued and outstanding as adjusted assuming 50% of the shares are sold.	8,089,242	13,932,446	12,439,146	10,945,846

Less: Accumulated deficit	3,955,000	3,955,000	3,955,000	3,955,000

Less: Accumulated other comprehensive loss	70,343	70,343	70,343	70,343

Total Shareholders’ Equity	$4,063,899	$9,907,103	$8,413,803	$6,920,503

Book Value Per Share	$4.68	$4.20	$4.23	$4.29

MARKET FOR NBOG COMMON STOCK
As of May 17, 2005, NBOG had 868,198 shares of common stock outstanding and approximately 693 shareholders of record. Approximately 242,094 additional shares are subject to outstanding options and warrants to purchase NBOG common stock, with a weighted average exercise price of $10.00. There is currently no market for our shares of common stock, and it is not likely that an active trading market will develop for the shares in the future. There are no present plans for the common stock to be traded on any stock exchange or over-the-counter-market. There is only incomplete information about trades of our shares and the prices at which any shares have traded.

To our knowledge, sporadic trades occurred during 2005 and 2004 at a price of $10.00 per share.

We have not paid dividends to our shareholders to date, and do not anticipating paying dividends in the immediate future. The holders of our common stock will be entitled to receive dividends when and if declared by our board of directors out of funds legally available for dividends. NBOG Bancorporation, Inc. is a legal entity separate and distinct from The National Bank of Gainesville, and its revenues will depend in significant part on the dividends paid by the Bank to NBOG. No assurances can be given that dividends will be declared by the Company, or if declared, what the amount of the dividends will be or whether such dividends, once declared, would continue. The Bank is subject to legal restrictions on the amount of dividends it may pay. See “Supervision and Regulation - Payment of Dividends” on page 64.

SELECTED CONSOLIDATED FINANCIAL DATA
The following table sets forth selected consolidated financial data from our financial statements and should be read in conjunction with those financial statements, including the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 24. The selected consolidated financial data as of December 31, 2004 and for the two years then ended is derived from our audited financial statements and notes, which appear elsewhere in this prospectus. The selected consolidated financial data as of March 31, 2005 and for the three months then ended is derived from our unaudited financial statements and notes, which also appear elsewhere in this prospectus.

	As of and for the Three Months Ended	As of and for the Years Ended December 31,
	March 31, 2005	2004	2003
	(in thousands, except share and per share data)
Balance Sheet Data:
Securities available for sale	$6,034	$5,349	$2,745
Loans, net	28,489	31,302	46,598
Total assets	43,234	48,012	55,607
Deposits	38,943	43,727	49,085
Total shareholders’ equity	4,064	3,918	6,477

Average Balances:
Loans	29,480	43,718	37,295
Earning assets	38,990	53,046	47,636
Assets	49,057	55,876	48,998
Deposits	40,957	50,381	43,952
Shareholders’ equity	3,912	5,212	4,676

Results of Operations:
Net interest income	487	2,402	2,088
Provision for loan losses	225	2,275	341
Other income	17	161	258
Other expenses	650	2,513	1,675
Net (loss) earnings	$(370)	$(2,890)	$979

Per Share Data:
Net (loss) earnings per share	$(0.45)	$(3.87)	$1.45
Diluted (loss) net earnings per share	$(0.45)	$(3.87)	$1.45

Key Performance Ratios:
Return on average equity	(38.36%)	(55.45%)	20.94%
Return on average assets	(3.06%)	(5.17%)	2.00%
Average equity to average assets	7.97%	9.33%	9.54%
Average loans to average deposits	71.98%	86.77%	84.85%
Net interest margin	5.07%	4.53%	4.38%

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This discussion and analysis is intended to assist you in understanding our financial condition and results of operations. You should read this commentary in conjunction with the financial statements and the related notes and the other statistical information included elsewhere in this report, as well as with an understanding of our short operating history.

General

NBOG Bancorporation, Inc. (the “Company”) opened for business through its banking subsidiary, The National Bank of Gainesville (the “Bank”), on March 25, 2002.
Like most community banks, we derive a significant portion of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.
We have included a number of tables to assist in our description of these measures. For example, the “Average Balances” table shows the average balance during 2004 and 2003 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we intend to channel a substantial percentage of our earning assets into our loan portfolio. Similarly, the “Rate/Volume Analysis” table helps demonstrate the impact of changing interest rates and changing volume of assets and liabilities during the years shown. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included a “Sensitivity Analysis Table” to help explain this. Finally, we have included a number of tables that provide detail about our investment securities, our loans, and our deposits.

Of course, there are risks inherent in all loans, so we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. In the “Provision and Allowance for Loan Losses” section we have included a detailed discussion of this process.

In addition to earning interest on our loans and investments, we earn income through fees and other expenses we charge to our customers. We describe the various components of this non-interest income, as well as our non-interest expense, in the following discussion.

The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with the financial statements and the related notes and the other statistical information also included in this prospectus.

Critical Accounting Policies

We have adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States of America, in the preparation of our consolidated financial statements. Our significant accounting policies are described in Note 1 in the footnotes to the consolidated financial statements at December 31, 2004 included elsewhere in this prospectus. Critical accounting policies are dependent on estimates that are particularly susceptible to significant changes. Determination of the Bank’s provision and allowance for loan losses and income taxes have been identified as critical accounting policies.

The provision for loan losses represents management's best estimate of the losses known and inherent in the loan portfolio that are both probable and reasonable to estimate, based on, among other factors, prior loss experience, volume and type of lending conducted, estimated value of any underlying collateral, economic conditions (particularly as such conditions relate to the Bank's market area), regulatory guidance, peer statistics, management's judgment, past due loans in the loan portfolio, loan charge off experience and concentrations of risk (if any). Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant estimates, assumptions, and judgments. The loan portfolio also represents the largest asset type on the consolidated balance sheets.
The evaluation of the adequacy of the provision for loan losses is based upon loan categories for non-classified loans and by risk rating for classified and criticized loans. Delinquent loans and loans for which management has knowledge about possible credit deficiencies of the borrower or knowledge of problems with loan collateral, however, are evaluated separately and assigned specific loss amounts based upon the evaluation. Categories of loans are real estate loans (including mortgage and construction), consumer loans and commercial loans. Loss ratios are applied to each category of non-classified loans, whereas loss ratios are applied by risk rating to classified loans to determine estimated loss amounts. Classified and criticized loans are assigned risk ratings and loss ratios in accordance with regulatory guidelines.

Management has significant discretion in making the judgments inherent in the determination of the provision and allowance for loan losses, including in connection with the valuation of collateral and the financial condition of the borrower, and in establishing loss ratios and risk ratings. The establishment of allowance factors is a continuing exercise and allowance factors may change over time, resulting in an increase or decrease in the amount of the provision or allowance based upon the same volume and classification of loans.

Changes in allowance factors or in management's interpretation of those factors will have a direct impact on the amount of the provision, and a corresponding effect on income and assets. Also, errors in management's perception and assessment of the allowance factors could result in the allowance not being adequate to cover losses in the portfolio and may result in additional provisions or charge-offs, which would adversely affect income and capital. For additional information regarding the allowance for loan losses, see the “Provision and Allowance for Loan Losses” section below.

The credit environment of the Bank during 2004 prior to the arrival of the current management team was not responsive to the warning signs concerning the decline in credit quality and did not manage the risks associated with these loans and the accelerated loan growth of the Bank. Subsequent evaluation by the new management, third party credit reviewers and regulators, combined with aggressive collection and credit liquidation efforts, resulted in the identification of losses which were not transparent prior to 2004. As the Bank became aware of the credit quality issues of these loans, management recorded an additional $2,275,000 in provisions for loan losses during 2004 to adequately fund the allowance for loan losses.

The volatility in the credit quality estimates determined by the Bank during the first half of 2004 compared to the estimates determined afterwards reflects the credit practices that were in existence prior to the arrival of the current management team. The current management team immediately discovered credit quality issues in a number of loans, including several large loans and lines of credit, as well as numerous smaller loans. These problems were first realized by a series of audits conducted by the Bank’s internal and external auditors and the OCC during the last quarter of 2003 and first quarter of 2004. The findings of these audits also revealed a past credit culture at the Bank that was not conducive to the proper underwriting and origination of consumer and commercial loans. Management does not anticipate volatility similar to 2004 to occur going forward. Management believes that the current allowance for loan losses at March 31, 2005 reflects our best estimate of potential losses inherent and remaining in the loan portfolio and we do not anticipate significant volatility in our estimates for 2005 or for future years.

Accounting for income taxes is another critical accounting policy because it requires significant estimates, assumptions, and judgments. Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets or liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The determination of current and deferred taxes is based on complex analyses of many factors including interpretation of Federal and state income tax laws, the difference between tax and financial reporting basis assets and liabilities (temporary differences), estimates of amounts due or owed such as the reversals of temporary differences, and current financial accounting standards. Actual results could differ significantly from the estimates and interpretations used in determining current and deferred taxes.

Our ability to realize a deferred tax benefit as a result of net operating losses will depend upon whether we have sufficient taxable income of an appropriate character in the carryforward periods. We then establish a valuation allowance to reduce the deferred tax asset to the level that it is "more likely than not" that we will realize the tax benefit. As of December 31, 2003, the Company had generated nine consecutive months of net income primarily from core earnings, which, at that time, management believed was indicative of the Company’s ability to continue to generate taxable income and allowed the recognition of the deferred tax asset. However, during 2004 when it became apparent that the Company would not continue to generate taxable income at a consistent level, the tax benefit recognized in 2003 had to be reversed and recorded against current 2004 earnings. For additional information regarding the tax benefit, see the “Income Taxes” section below.
Formal Agreement

On August 18, 2004, the Bank entered a formal written agreement with the OCC, which set forth a series of actions necessary to correct identified weaknesses.

In connection with the Formal Agreement, and as a result of the identified weaknesses, our Board of Directors decided to replace the Bank’s executive officers, and hired a new President/Chief Executive Officer, Senior Lender and Chief Financial Officer. In addition, management has replaced the Bank’s entire lending staff. The new executive officers have extensive expertise in the commercial and consumer lending area and experience in the management and restructuring of a bank with credit deficiencies. We believe we are on schedule to meet all of the requirements of the Formal Agreement, and have made important strides in identifying and remedying the causes of the weaknesses.

The table below describes each requirement of the Formal Agreement with the OCC and the Bank’s corrective action or the current status and efforts to correct the issues identified in the Formal Agreement.

Requirement	Corrective Action/Status

Appoint a compliance committee to monitor the Bank’s compliance with the Formal Agreement.
The Bank established a compliance committee consisting of Directors Palmour, Dunagan, Anderson, Turner and Allison in September 2004. The committee meets monthly to monitor compliance and reports monthly to the OCC. The Company did not incur any additional costs in complying with this requirement.

Obtain a permanent President and Senior Lender.
President Albert F. Satterwhite and Senior Lender Michael S. Lynch were hired by the Bank. Both have received final approvals, subject to the regulatory agencies’ authority to disapprove. The Company incurred $125,000 in additional salary costs and $28,000 in re-location expenses along with a corresponding $39,000 in placement fees for the recruitment and replacement of senior management.

By September 30, 2004, achieve and maintain the following capital ratios:
•  Total Capital at least equal to 12% of risk-weighted assets; and
•  Tier 1 Capital at least equal to 8% of adjusted total assets.

At the end of January 2005, the Bank achieved and has since maintained Total Capital at least equal to 12% of risk-weighted assets and Tier 1 Capital at least equal to 8% of adjusted total assets. In December 2004 and January 2005, the Company’s directors and management purchased 75,066 shares of our common stock in a private offering at $6.00 per share to help raise $450,000 in additional capital to achieve the capital ratios established at September 30, 2004.

By March 31, 2005, achieve and maintain the following capital ratios: • Total Capital at least equal to 14% of risk-weighted assets; and • Tier 1 Capital at least equal to 9% of adjusted total assets.
At the end of March 2005, the Bank achieved and has since maintained Total Capital at least equal to 14% of risk-weighted assets and Tier 1 Capital at least equal to 9% of adjusted total assets. The Board of Directors determined that it was in the best interest of the Company to exercise one-third of his/her outstanding warrants and/or options to help achieve the capital ratios by the March 31, 2005 deadline. In March 2005, our current directors exercised outstanding options and warrants to purchase 46,142 shares of our common stock at an exercise price of $10.00 per share. The Company has estimated $130,000 in costs related to this offering. Management believes that this offering, if fully subscribed, will be sufficient to maintain the required capital ratios and support the growth of the Bank for at least 36 months.

Requirement	Corrective Action/Status

Develop, implement and thereafter ensure Bank adherence to a three-year capital program.
The Board of Directors has developed and implemented a three-year capital program. This program provides for a capital maintenance plan to help ensure the Bank adheres to the capital requirements of the Formal Agreement. Under the plan, this offering, if fully subscribed, will be sufficient to maintain the minimum required capital levels and to support new growth over the next three years and beyond. The Company incurred approximately $2,000 in consulting fees related to the development of a capital program.

Revise the Bank’s written loan policy.
The Board of Directors has reviewed and revised the Bank’s written loan policy. This policy has been adopted and implemented by the Board and will be monitored for Bank adherence. A copy of the policy was forwarded to the OCC. The Company did not incur any additional costs in complying with this requirement.

Employ a qualified consultant to perform an ongoing asset quality review of the Bank until such time as an ongoing internal asset quality review system is developed by the Board, implemented and demonstrated to be effective.

The Bank has entered into a two-year service agreement with Professional Bank Services (PBS) of Louisville, Kentucky to perform periodic credit review examinations. As of this offering date, the Company has paid PBS $51,000 in credit review service fees and estimates an additional $40,000 in fees for the remainder of their two-year service agreement. As of March 31, 2004, PBS had reviewed approximately 80 percent of the loan portfolio.

Obtain current and satisfactory credit information on all loans over $25,000 lacking such information and obtain proper collateral documentation on all loans.
Current and satisfactory credit information has been obtained on all loans over $25,000. Proper collateral documentation has also been obtained on all loans identified with collateral deficiencies. Any loans for which the Bank was unable to obtain satisfactory credit or collateral documentation have been classified by the Bank. The Company did not incur any additional costs in complying with this requirement.

Requirement	Corrective Action/Status

Adopt, implement and thereafter take all available measures to ensure the Bank’s adherence to a written program designed to eliminate the basis of criticism of assets criticized in the Report of Examination, in any subsequent Report of Examination or by any internal or external loan review, or in any list provided to management by the National Bank of Examiners. The Board or a designated committee, shall conduct a review of this process on a quarterly basis to determine the status of each criticized asset or criticized portion thereof that equals or exceeds $50,000, management’s adherence to the program adopted pursuant to this requirement, the status and effectiveness of the written program, and the need to revise the program or take alternative action.

The Bank has adopted and implemented the appropriate measures to ensure the Bank’s adherence to the written program designed to eliminate the basis of criticism of assets criticized in the Report of Examination, in any subsequent Report of Examination or by any internal or external loan review, or in any list provided to management by the National Bank of Examiners. The Compliance Committee reviews a list of all criticized assets each month to ensure Bank adherence and forwards a copy of this list to the OCC. The Company did not incur any additional costs in complying with this requirement.

Review on a quarterly basis the Bank’s Allowance for Loan Losses and establish a program for maintenance of an adequate allowance. Any deficiency in the allowance shall be remedied in the quarter it is discovered by additional provisions from earnings. Written documentation shall also be maintained indicating the required factors considered and conclusions reached by the Board in determining the adequacy of the allowance.

The Board has established a methodology to analyze and review the adequacy of the Bank’s Allowance for Loan Losses, which is reviewed on a monthly basis to ensure adequate reserves will be maintained at the end of the fiscal quarter. Any deficiency in the amount of reserves maintained in the loan loss allowance will be remedied by the end of the quarter as required by the Formal Agreement. Written documentation is also maintained in the file indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance for Loan and Lease Losses.

Adopt, implement and thereafter ensure Bank adherence to a written strategic plan for the Bank covering at least a three-year period.
The Board of Directors has developed, implemented and will thereafter ensure Bank adherence to a three-year strategic plan. The Company has incurred approximately $8,000 in consulting fees related to the preparation and completion of a strategic plan.

As a result of the corrective action required by the Formal Agreement, the Bank incurred $2,275,000 in provision for loan loss expense for the year ended December 31, 2004 as compared to $341,000 for the year ended December 31, 2003 and incurred $225,000 in provision expense for the first quarter of 2005. Net charge-offs for 2004 were $1,851,000 versus $33,000 in 2003 and were $128,000 for the quarter ended March 31, 2005. Additionally, as a result of the corrective action taken during 2004, the Bank incurred approximately $263,000 in expenses related to the acquisition, maintenance and sale of foreclosed and repossessed property and an additional $24,000 for the first three months of 2005.

The loan portfolio decreased by approximately $14.9 million during the year ended December 31, 2004 and by another 9% for the first quarter of 2005 due to the run-off, write-down or eventual foreclosure and repossession of the problem loans identified during the year. As a further result of the credit reviews imposed by the Formal Agreement, criticized and classified loans as of December 31, 2004 and March 31, 2005 represented 27% and 25% of total gross loans respectively, and the actual reserves allotted for these loans represented 78% and 63% of the total allowance for loan losses respectively. Additionally, large concentrations of loans in the real estate, commercial and consumer portfolios with established trends of risk as identified by management and during the regulatory and external credit review examinations have also attributed to the increase in the allowance.

In 2005, the Bank anticipates continued decline in the loan portfolio with the replacement of run-off and problem loans coupled with limited and flat loan growth for the year as part of management’s overall restructuring of the Bank. This decline is intended by management to address the Bank’s credit quality issues, but was not required by the Formal Agreement. Provisions for loan loss for 2005 are anticipated to total about $300,000 due to continued declines in the loan portfolio with an additional $50,000 estimated in expenses related to the acquisition, maintenance and sale of foreclosed and repossessed property.

As of the date of this prospectus, the Bank believes it is in substantial compliance with the terms and requirements of the Formal Agreement.

Three Months Ended March 31, 2005

Results of Operations

A net loss of $369,897 was incurred for the first quarter of 2005 as compared to a net loss of $30,391 for the same period in 2004. The net loss was, however, down $245,385 from the $615,282 loss incurred during the fourth quarter of 2004. Our operational results depend to a large degree on three factors: our net interest income, our provision for loan losses, and our non-interest expenses. Net interest income is the difference between the interest income received on investments (such as loans, investment securities, and federal funds sold) and the interest expense on deposit liabilities. Net interest income declined to $487,220 for the quarter ended March 31, 2005 compared to $716,607 for the quarter ended March 31, 2004, but was slightly above the $472,908 earned for the fourth quarter of 2004. This decrease is due to a lower volume of loan demand during the latter half of 2004 and during first quarter 2005. In addition, this decrease is due to interest foregone on classified loans being placed in a non-earning status. This reduction is also part of an ongoing effort by management to seek and reduce classified and criticized loans by payoff or by their exit from the Bank.

The provision for loan losses for the first quarter of 2005 was $225,000 compared to $284,104 for the same period in 2004 and was substantially lower than the $420,000 provision recorded in the fourth quarter of 2004. The allowance for loan loss was $1,086,668 (3.67% of total gross loans) at March 31, 2005 compared to $841,397 (1.71% of total gross loans) at March 31, 2004. This increase, along with the increase in the allowance for loan loss to gross loan ratio, is reflective of the rise in criticized and classified loans identified during 2004 and is indicative of the previous credit environment in existence prior to the replacement of senior management. Examinations and credit reviews conducted during 2004 and 2005 by the regulators, third-party review services and management revealed an overall decline in the credit quality of the Bank’s loan portfolio resulting in an increase in classified loans along with the increased provisions required to maintain sufficient reserves in the loan loss allowance. As a further result of these reviews, criticized and classified loans as of March 31, 2005 represented 25% of total gross loans and the actual reserves allotted for these loans represented 63% of the total allowance for loan losses. Additionally, large concentrations of loans in the real estate, commercial and consumer portfolios with established trends of risk as identified by management and during the regulatory and external credit review examinations have also attributed to the increase in the allowance. The current allowance for loan losses at March 31, 2005 reflects management's estimate of potential losses inherent and remaining in the loan portfolio. We believe our estimates are now sufficient to absorb any such losses.

Non-interest income for the quarter ended March 31, 2005 totaled $17,495 compared to $49,442 for the quarter ended March 31, 2004 and $27,023 for the fourth quarter of 2004. Non-interest income includes service charges on deposit accounts, customer service fees, mortgage origination fee income, and investment security gains (losses). With the decrease in demand for mortgage origination coupled with the closing of the mortgage lending division, the Bank’s non-interest income during the first quarter 2005 declined by $31,947 when compared to first quarter 2004, but declined only $9,528 when compared to fourth quarter 2004.

Total non-interest expense for the first quarter of 2005 was $649,612 as compared to $512,336 for the same period in 2004. Salaries and benefits, the largest component of non-interest expense, was $304,723 for the quarter ended March 31, 2005, compared to $242,285 for the same period a year ago. Total salary and benefits expense for the first quarter of 2005 increased primarily due to the increase in full-time equivalent employees from sixteen at March 31, 2004 to twenty-one at March 31, 2005 as well as annual salary increases and replacement of senior management positions. However, salary and benefits expense for the first quarter of 2005 was $25,051 less than the $329,774 expense incurred during the fourth quarter of 2004. Occupancy totaled $98,028 for the quarter ended March 31, 2005, compared to $71,231 for the same period a year ago. Occupancy expense increased primarily due to the Bank’s re-location in August 2004 of its banking and mortgage operations housed in two separate leased facilities to its newly constructed main office building at 807 Dorsey Street. Accordingly, the Bank incurred higher utility, maintenance, and depreciation costs associated with the move into a larger facility. Professional fees totaled $51,649 for the quarter ended March 31, 2005, compared to $28,816 for 2004. This increase was mostly due to $15,200 in higher costs incurred and anticipated for audit and accounting services engaged to perform compliance reviews for SEC as well as all banking regulations. Other non-interest expenses of $195,392 for the quarter ended March 31, 2005 were above the $170,004 expensed for the same period in 2004, but down from the $264,280 expense incurred during the fourth quarter of 2004. This increase is due primarily to expenses of $44,674 in marketing and advertising expense related to the Bank’s grand opening of its new main office facility and $23,764 in expenses related to the acquisition, maintenance and sale of foreclosed and repossessed property.

Interest Rate Sensitivity and Asset Liability Management

Interest rate sensitivity measures the timing and magnitude of the re-pricing of assets compared with the re-pricing of liabilities and is an important part of asset/liability management of a financial institution. The objective of interest rate sensitivity management is to generate stable growth in net interest income, and to control the risks associated with interest rate movements. Management constantly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made. Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

Net interest income is the primary component of net income for financial institutions. Net interest income is affected by the timing and magnitude of re-pricing of as well as the mix of interest sensitive and non-interest sensitive assets and liabilities. "Gap" is a static measurement of the difference between the contractual maturities or re-pricing dates of interest sensitive assets and interest sensitive liabilities within the following twelve months. Gap is an attempt to predict the behavior of the Bank’s net interest income in general terms during periods of movement in interest rates. In general, if the Bank is liability sensitive, more of its interest sensitive liabilities are expected to re-price within twelve months than its interest sensitive assets over the same period. In a rising interest rate environment, liabilities re-pricing more quickly is expected to decrease net interest income. Alternatively, decreasing interest rates would be expected to have the opposite effect on net interest income since liabilities would theoretically be re-pricing at lower interest rates more quickly than interest sensitive assets. Although it can be used as a general predictor, Gap as a predictor of movements in net interest income has limitations due to the static nature of its definition and due to its inherent assumption that all assets will re-price immediately and fully at the contractually designated time. At March 31, 2005, the Bank, as measured by Gap, is in a liability sensitive position within one year. Management has several tools available to it to evaluate and affect interest rate risk, including deposit pricing policies and changes in the mix of various types of assets and liabilities.

Financial Condition

Total assets decreased $16,729,130, or 28% from March 31, 2004 to March 31, 2005. The primary source of reduction was in net loans, which decreased $19,943,647 or 41% over the last twelve months. However, net loans have only decreased $2,812,632 or 9% since December 31, 2004. The Bank anticipated a decline in the loan portfolio during the second half of 2004 and first half of 2005, with the replacement of run-off and problem loans coupled with limited and flat loan growth for the year as part of management’s overall restructuring of the Bank. This decline is intended by management to address the Bank’s credit quality issues, but was not required by the Formal Agreement. Investment securities available-for-sale increased $3,339,732 from March 31, 2004 to $6,033,748 at March 31, 2005. Federal funds sold decreased $2,432,000 from $5,334,000 at March 31, 2004 to $2,902,000 at March 31, 2005. Total deposits decreased $14,361,534, or 27% since March 31, 2004. This decrease in deposits is also part of management’s ongoing efforts to reduce the overall size of the Bank by matching deposit funding levels with loan balances and maturities. In addition, the Bank’s local deposit market is very competitive, and the Bank will at times lose deposits to financial institutions paying the highest and most attractive interest rates and terms. If needed, management believes it can raise the Bank’s interest rates or match local deposit rates to attract new funds or retain existing deposits. Total shareholders' equity decreased from $6,461,409 at March 31, 2004 to $4,063,899 at March 31, 2005. This decrease was attributable to a net loss of $2,859,150 for the last nine months of 2004, $1,990,645 of which was provisions for loan losses and $650,000 of which was the reversal of a tax benefit recognized at the end of 2003 that was expensed in June 2004 against earnings. Additionally, the decrease was attributable to a $369,897 net loss for the first quarter of 2005, $225,000 of which was provisions for loan losses. Capital contributions, however, in the amount of $911,834 received since December 1, 2004 from the directors and management of the Company, helped offset the net losses incurred for 2004 and for the first quarter of 2005.

Liquidity and Capital

The Bank must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors' accounts and to supply new borrowers with funds. To meet these obligations, the Bank keeps cash on hand, maintains account balances with its correspondent banks, and purchases and sells federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to match the maturities to meet liquidity needs. It is the policy of the Bank to monitor its liquidity to meet regulatory requirements and our local funding requirements. As of March 31, 2005 the Bank has $4,076,708 in cash and cash equivalents as well as $6,033,748 in investment securities available-for-sale to fund its operations and loan growth. The Bank also maintains relationships with correspondent banks that can provide funds to it on short notice, if needed. Presently, the Bank has arrangements with commercial banks for short-term unsecured advances up to $3,900,000. No amounts were advanced on these lines at March 31, 2005.

Bank holding companies and their banking subsidiaries are required by banking regulators to meet specific minimum levels of capital adequacy, which are expressed in the form of ratios. Capital is separated into Tier 1 Capital (essentially common shareholders' equity less intangible assets) and Tier 2 Capital (essentially the allowance for loan losses limited to 1.25% of risk-weighted assets). The first two ratios, which are based on the degree of credit risk in our assets, provide for the weighting of assets based on assigned risk factors and include off-balance sheet items such as loan commitments and stand-by letters of credit. The ratio of Tier 1 Capital to risk-weighted assets must be at least 4.0% and the ratio of Total Capital (Tier 1 Capital plus Tier 2 Capital) to risk-weighted assets must be at least 8.0%.

Banks and bank holding companies are also required to maintain a minimum ratio of Tier 1 Capital to adjusted quarterly average total assets of 4.0%.

The following table summarizes the Bank's risk-based capital ratios at March 31, 2005:

Tier 1 Capital (to risk-weighted assets)	12.86%
Total Capital (to risk-weighted assets)	14.13%
Tier 1 Capital (to total average assets)	9.06%

Under the terms of the Formal Agreement with the OCC, the Bank was required to achieve and maintain by March 31, 2005 capital ratios of Total Capital (to risk-weighted assets) of 14.0% and Tier 1 Capital (to adjusted quarterly average total assets) of 9.0%. As indicated in the table above, the Bank, as of March 31, 2005, has met both of the minimum capital ratios required by the Formal Agreement.

Off-Balance Sheet Arrangements

We are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are written conditional commitments issued by the bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most letters of credit extend for less than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. Our exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument.

Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We use the same credit policies in making commitments to extend credit as we do for on-balance-sheet instruments. Collateral held for commitments to extend credit varies but may include unimproved and improved real estate, certificates of deposit or personal property.

The following table summarizes our off-balance-sheet financial instruments whose contract amounts represent credit risk as of March 31, 2005:

Commitments to extend credit	$3,681,000
Stand-by letters of credit	$101,000

Year Ended December 31, 2004

Results of Operations

A net loss of $2,890,000 was incurred for 2004 as compared to net earnings of $979,000 in 2003. Net interest income rose slightly to $2,402,000 for the year ended December 31, 2004 compared to $2,088,000 for the year ended December 31, 2003. However, this increase was offset by increases in the provision for loan losses and increases in non-interest expense. Additionally, the net loss reflects the reversal of an income tax benefit of $650,000 related to the recognition of a deferred tax asset during 2003. These items are discussed in further detail later in the discussion.

The provision for loan losses in 2004 was $2,275,000 compared to $341,000 in 2003. This increase is a direct result of the deterioration of the Bank’s credit quality during 2004 as problem loans started to surface or were identified by management, credit review services and regulators. As management became aware of the credit quality issues of these loans, management made additional provisions to ensure the allowance for loan losses was adequately funded. During 2004, credit quality problems were found in a number of loans, including several large loans and lines of credit, as well as numerous smaller loans. The current allowance for loan losses at December 31, 2004 reflects management's estimate of potential losses inherent and remaining in the loan portfolio. We believe our estimates are now sufficient to absorb any such losses.

Non-interest income for the year ended December 31, 2004 totaled $161,000 compared to $258,000 in 2003. Non-interest income includes service charges on deposit accounts, customer service fees, mortgage origination fee income, and investment security gains/(losses). With the increase in mortgage interest rates coupled with the closing of the mortgage lending division, the Bank’s non-interest income declined by $97,000 during 2004. Non-interest expenses in 2004 were $2,513,000 compared to $1,675,000 in 2003. The largest component of non-interest expenses is salaries and benefits, which totaled $1,165,000 for the year ended December 31, 2004, compared to $891,000 in 2003.

The net loss indicated above for 2004, with the exception of the $650,000 deferred tax adjustment, was related to weaknesses in the overall credit risk management process of this institution. These weaknesses were first realized by a series of audits conducted by the Bank’s internal and external auditors and the OCC during the last quarter of 2003 and first quarter of 2004. The findings of these audits also revealed a credit culture at the Bank that was not conducive to the proper underwriting and origination of consumer and commercial loans. Prior to the arrival of the new management team, collateral on loans was not consistently being perfected and the monitoring and clearance of outstanding credit and collateral deficiencies was not adequately performed. On August 18, 2004, the Bank entered into the Formal Agreement with the OCC, which set forth a series of actions necessary to correct the identified weaknesses.

As a result of the corrective action required by the Formal Agreement and to improve the Bank’s credit quality, the Bank incurred $2,275,000 in provision for loan loss expense for the year ended December 31, 2004 as compared to $341,000 for the year ended December 31, 2003. Net charge-offs for 2004 were $1,851,000 versus $33,000 in 2003. Professional fees were also impacted as a result of the corrective action taken with an increase of over $89,000 since 2003 in outside service fees stemming from credit review services as well as placement fees for the recruitment and replacement of key personnel. No net increase of employees was required by the Formal Agreement. Additionally, as a result of the corrective action taken during 2004, the Bank incurred approximately $263,000 in expenses related to the acquisition, maintenance and sale of foreclosed and repossessed property.

The credit environment of the Bank prior to the current management team was not responsive to the warning signs concerning the decline in credit quality and did not manage the risks associated with these loans or the accelerated loan growth of the Bank. Therefore, credit deficiencies were not reported to the Board of Directors until the OCC and the third-party credit review service identified them in their 2004 examinations.

In 2005, the Bank anticipates continued decline in the loan portfolio with the replacement of run-off and problem loans coupled with limited and flat loan growth for the year as part of management’s overall restructuring of the Bank. Provisions for loan loss for 2005 are anticipated to total about $300,000 due to continued declines in the loan portfolio with an additional $50,000 estimated in expenses related to the acquisition, maintenance and sale of foreclosed and repossessed property. Outside credit review services are also anticipated to be around $24,000 with an additional $10,000 in consulting fees.

Net Interest Income

For the years ended December 31, 2004 and 2003, net interest income totaled $2,402,000 and $2,088,000, respectively. Interest income from loans, including fees, was $3,370,000, representing a yield of 7.71% in 2004 compared to a yield of 8.63% in 2003. The decrease in yield on loans is due to a lower volume of loan demand in 2004 as well as interest foregone due to classified loans being placed in a non-earning status. Interest expense totaled $1,144,000 for the year ended December 31, 2004 compared to $1,333,000 in 2003. The net interest margin realized on earning assets and the interest rate spread were 4.53% and 4.28%, respectively, for the year ended December 31, 2004, as compared to an interest rate margin of 4.38% and interest rate spread of 4.01% in 2003.

Average Balances and Interest Rates

The table below details the average balances outstanding for each category of interest earning assets and interest-bearing liabilities for 2004 and 2003 and the average rate of interest earned or paid thereon. Average balances have been derived from the daily balances throughout the period indicated.

	For the Year Ended December 31, 2004			For the Year Ended December 31, 2003
	(dollars in thousands)

	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Assets:
Interest earning assets:
Loans (including loan fees)	$43,718	$3,370	7.71%	$37,295	$3,217	8.63%
Investment securities	3,163	96	3.04%	5,544	150	2.71%
Federal funds sold	6,165	80	1.30%	4,797	54	1.13%
Total interest earning assets	53,046	3,546	6.68%	47,636	3,421	7.18%
Other non-interest earnings assets	2,830			1,362

Total assets	$55,876			$48,998

Liabilities and shareholders’ equity:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$451	4.89%		$391	3.77%
Savings and money market	4,746	51	1.07%	6,089	86	1.41%
Time	42,517	1,089	2.56%	35,598	1,244	3.49%
Other	-	-	-	-	-	-
Total interest-bearing liabilities	47,714	1,144	2.40%	42,078	1,333	3.17%
Other non-interest bearing liabilities	2,950			2,244
Shareholders’ equity	5,212			4,676

Total liabilities and shareholders’ equity	$55,876			$48,998

Excess of interest-earning assets over interest-bearing liabilities	$5,332			$5,558

Ratio of interest-earning assets to interest-bearing liabilities	111.18%			113.21%

Net interest income		$2,402			$2,088

Net interest spread			4.28%			4.01%

Net interest margin			4.53%			4.38%

Non-accrual loans are included in average loan balances during the periods presented.

Volume/Rate Analysis

Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated.

	2004 Compared to 2003
	Increase (decrease) due to changes in
	Volume	Rate	Net
	(dollars in thousands)
Change
Interest income on:
Loans (including loan fees)	$495	$(342)	$153
Investment securities	(72)	18	(54)
Federal funds sold	18	8	26
	441	(316)	125

Interest expense on:
Interest-bearing demand	1	0	1
Savings and money market	(15)	(20)	(35)
Time	177	(332)	(155)
	163	(352)	(189)

	$278	$36	$314

Interest Rate Sensitivity and Asset Liability Management
At December 31, 2004, the Bank, as measured by Gap, is in a liability sensitive position within one year. Management has several tools available to it to evaluate and affect interest rate risk, including deposit pricing policies and changes in the mix of various types of assets and liabilities.
We also measure the actual effects that re-pricing opportunities have on earnings through simulation modeling, referred to as earnings at risk. For short-term interest rate risk, the Bank’s model simulates the impact of balance sheet strategies on net interest income, pre-tax income, and net income. The model includes interest rate simulations to test the impact of rising and falling interest rates on projected earnings. The Bank determines the assumptions that are used in the model.

The following table summarizes the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2004, that are expected to mature, prepay, or re-price in each of the future time periods shown. Except as stated below, the amount of assets or liabilities that mature or re-price during a particular period was determined in accordance with the contractual terms of the asset or liability. Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid based on scheduled maturities. The Bank’s savings accounts and interest-bearing demand accounts, which are generally subject to immediate withdrawal, are included in the “Three Months or Less” category, although historical experience has proven these deposits to be more stable over the course of a year.

	At December 31, 2004
	Maturing or Re-pricing in
	(dollars in thousands)

	Three Months or Less	Four Months to 12 Months	1 to 5 Years	Over 5 Years	Total
Interest-earning assets:
Investment securities	$995	724	2,645	985	5,349
Federal funds sold	5,301	-	-	-	5,301
Loans	14,644	4,165	13,292	191	32,292

Total interest-bearing assets	20,940	4,889	15,937	1,176	42,942

Interest-bearing liabilities:
Deposits:
Savings and demand	4,940	-	-	-	4,940
Time deposits	6,683	23,382	6,397	-	36,462

Total interest-bearing liabilities	11,623	23,382	6,397	-	41,402

Interest sensitive difference per period	9,317	(18,493)	9,540	1,176	1,540

Cumulative interest sensitivity difference	$9,317	(9,176)	364	1,540

Cumulative difference to total interest earning assets	21.70%	(21.37)%	.85%	3.59%

At December 31, 2004, the difference between the Bank’s liabilities and assets re-pricing or maturing within one year was $9,176,000. Due to an excess of liabilities re-pricing or maturing within one year, an increase in interest rates could cause the Bank's net interest income to decrease. Because the liabilities that will be re-pricing in the next year were originally made at higher promotional rates, we believe that our liability sensitive position will not substantially impact net interest income despite rising interest rates.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although particular assets and liabilities may have similar maturities or periods of re-pricing, they may reflect changes in market interest rates differently. Additionally, some assets, such as adjustable-rate loans, have features that restrict changes in interest rates, both on a short-term basis and over the life of the asset. Other factors that may affect the assumptions made in the table include changes in interest rates, pre-payment rates, early withdrawal levels, and the ability of borrowers to service their debt.

Provision and Allowance for Loan Losses

The provision for loan losses is the charge to operating earnings that management believes is necessary to maintain the allowance for loan losses at an adequate level. The provision charged to expense was $2,275,000 for the year ended December 31, 2004 as compared to $341,000 for the year ended December 31, 2003. This increase is a direct result of the deterioration of the Bank’s credit quality during 2004 as problem loans were identified by management, credit review services and regulators. The credit environment of the Bank prior to the current management team was not responsive to the warning signs concerning the decline in credit quality and did not manage the risks associated with these loans or the accelerated loan growth of the Bank. The loan portfolio decreased by approximately $14.9 million during the year ended December 31, 2004 due to the run-off, write-down or eventual foreclosure and repossession of the problem loans identified during the year. Gradual replacement of these loans over the next 12 months is part of management’s plan to restructure the Bank’s portfolio with higher quality credits in conjunction with limited or flat loan growth.

The allowance for loan losses was 3.07% of gross loans at December 31, 2004 compared to 1.20% at December 31, 2003. The increase in the allowance for loan loss to gross loan ratio is reflective of the rise in criticized and classified loans identified during 2004 as compared to the loans classified at December 31, 2003 and is indicative of the previous credit environment in existence prior to the replacement of senior management. Examinations and credit reviews conducted throughout the year by the regulators, third-party review services and management revealed an overall decline in the credit quality of the Bank’s loan portfolio resulting in an increase in classified loans along with the increased provisions required to maintain sufficient reserves in the loan loss allowance. As a further result of these reviews, criticized and classified loans as of December 31, 2004 represented 27% of total gross loans and the actual reserves allotted for these loans represented 78% of the total allowance for loan losses. Additionally, large concentrations of loans in the real estate, commercial and consumer portfolios with established trends of risk as identified by management and during the regulatory and external credit review examinations have also attributed to the increase in the allowance.

There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. We anticipate maintaining an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Our judgment about the adequacy of the allowance is based upon a number of assumptions about future events, which we believe to be reasonable, but which may not prove to be accurate. Thus, there is a risk that charge-offs in future periods could exceed the allowance for loan losses or that substantial additional increases in the allowance for loan losses could be required. Our loan loss reserve methodology incorporates any anticipated write-downs and charge-offs in all problem loans identified by management, credit review services and regulatory authorities. The additions to the allowance for loan losses in 2004 resulted in both a decrease in earnings and in capital.

The allocation of the allowance for loan losses by loan category at the date indicated is presented below (dollar amounts are presented in thousands):

	December 31,
	2004		2003
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans

Commercial, financial and agricultural	$162	22%	$87	15%
Real estate - mortgage	232	49%	230	41%
Real estate - construction	450	5%	128	23%
Consumer	146	24%	121	21%
	$990	100%	$566	100%

The following table presents a summary of changes in the allowance for loan losses for the past two years (dollar amounts are presented in thousands):

	For the years ended December 31,
	2004	2003

Balance at the beginning of period	$566	$258

Charge-offs:

Commercial, financial and agricultural	811	0
Real estate - mortgage	346	0
Real estate - construction	459	0
Consumer	433	40
Total Charged-off	2,049	40

Recoveries:

Commercial, financial and agricultural	142	0
Real estate - mortgage	0	0
Real estate - construction	24	0
Consumer	32	7
Total Recoveries	198	7

Net Charge-offs	1,851	33

Provision for Loan Loss	2,275	341

Balance at end of period	990	566

Total loans at end of period	32,292	47,163
Average loans outstanding	43,718	37,295

As a percentage of average loans:
Net loans charged-off	4.23%	.09%
Provision for loan losses	5.20%	.91%

Allowance for loan losses as a percentage of:
Year end loans	3.07%	1.20%

The following table summarizes other real estate and repossessions, past due and non-accrual loans, and income that would have been reported on non-accrual loans as of December 31, 2004 and 2003 (amounts are presented in thousands):

	December 31,
	2004	2003

Other real estate and repossessions	$1,973	$561
Accruing loans 90 days or more past due	-	405

A loan is placed on non-accrual status when, in management's judgment, the collection of interest appears doubtful. As a result of management's ongoing review of the loan portfolio, loans are classified as non-accrual when management believes, after considering economic and business conditions and collection efforts, the borrower’s financial condition is such that collection of interest is doubtful. Generally, loans are placed on non-accrual status when principal or interest payments are past due for more than 90 days. Exceptions are allowed for loans past due greater than 90 days when such loans are well secured and in process of collection. At December 31, 2004, there were $1,730,000 in loans outstanding that were accounted for as non-accrual loans whereas there were no outstanding loans accounted for as non-accrual loans at December 31, 2003. Prior to current management, the Bank’s credit practices did not automatically place loans with principal or interest payments past due in excess of 90 days on a non-accrual status. During the fourth quarter of 2004, management implemented system controls on the loan application to automatically transfer all loans past due greater than 90 days to non-accrual. The $1,730,000 in non-accrual loans at the end of December 2004 were classified as “Substandard” in the Allowance for Loan Losses with an established reserve of 15% or $259,500 on the outstanding balance of these loans. Management considers a 15% reserve to be sufficient on all non-accrual loans where no further loss or write-down is anticipated based upon the borrowers’ overall financial condition, resources and payment records, any support available from financial guarantors and the fair market value of the underlying collateral, if any. Interest income that would have been reported on the non-accrual loans in 2004 totaled $109,830.
The Bank classifies all loans whose collection status is in doubt. As of December 31, 2004, there were no unclassified loans about which the Bank had serious doubts regarding the borrower’s ability to repay the debt.

Non-interest Income and Expense

Non-interest income for the year ended December 31, 2004 totaled $161,000 as compared to $258,000 for the year ended December 31, 2003. This decrease in non-interest income was primarily due to a lower demand in mortgage loan origination, in particular mortgage re-financing, along with the closing of our mortgage loan division. Management closed the mortgage loan department in 2004 due to lack of profitability and volume. The Bank, however, continues to accept and originate mortgage loan requests through an affiliated service with Prime Home Mortgage, Inc. In light of the lack of profitability of the mortgage loan division and the affiliation with Prime Home Mortgage, management does not believe that the closing of the mortgage loan department will affect the current trends in non-interest income.

Total non-interest expense for the year ended December 31, 2004 was $2,513,000 as compared to $1,675,000 for the same period in 2003. Salaries and benefits, the largest component of non-interest expense, totaled $1,165,000 for the year ended December 31, 2004, compared to $891,000 for the same period a year ago. Salary and benefits expense increased primarily due to the increase in full time equivalent employees from fourteen at December 31, 2003 to twenty-one at December 31, 2004 as well as annual salary increases and replacement of senior management positions. The net gain of seven full-time equivalents was the result of ten new employees hired by the Bank less three positions eliminated in connection with closing the mortgage division. The Bank added three tellers, two loan operation staff, two deposit operation staff, one commercial lender, one loan collector, and one customer service representative. None of these employee changes were made as a condition of the Formal Agreement. Occupancy totaled $307,000 for the year ended December 31, 2004, compared to $267,000 for the same period a year ago. Occupancy expense increased primarily due to the Bank’s re-location in August 2004 of its banking and mortgage operations housed in two separate leased facilities to its newly constructed main office building at 807 Dorsey Street. Accordingly, the Bank incurred higher utility, maintenance, and depreciation costs associated with the move into a larger facility. Professional fees totaled $267,000 for the year ended December 31, 2004, compared to $140,000 for 2003. Professional fees increased primarily due to an $89,000 increase in outside service fees stemming from credit review services as well as placement fees for the recruitment and replacement of key personnel. Other non-interest expenses were $775,000 for the year ended December 31, 2004 as compared to $377,000 for the year ended December 31, 2003. This increase is due primarily to expenses of $263,000 related to the acquisition, maintenance and sale of foreclosed and repossessed property. In addition, the Bank incurred $28,000 in losses on the disposal of assets whose service was limited to operations in the Bank’s former leased facilities.

Income Taxes

For the year ended December 31, 2004, the Company’s net income reflected a tax expense of $665,000 of which $650,000 was a reversal of a tax benefit recognized at the end of 2003. Prior to 2003, the Company did not recognize a deferred tax asset as the ultimate realization of these assets were in doubt as the Company had not reported a consistent level of earnings which would support the recognition of the deferred tax asset. As of December 31, 2003, the Company had generated nine consecutive months of net income primarily from core earnings, which, at that time, management believed was indicative of the Company’s ability to continue to generate taxable income and allowed the recognition of the deferred tax asset. However, during 2004 when it became apparent that the Company would not continue to generate taxable income at a consistent level, the tax benefit recognized in 2003 had to be reversed and recorded against current 2004 earnings.

Financial Condition

Total assets decreased $7,596,000, or 14% from December 31, 2003 to December 31, 2004. The primary source of reduction was in net loans, which decreased $15,296,000 or 32%, during the year ended December 31, 2004. The Bank anticipates continued decline in the loan portfolio during 2005 with the replacement of run-off and problem loans coupled with limited and flat loan growth for the year as part of management’s overall restructuring of the Bank. This decline is intended by management to address the Bank’s credit quality issues, but was not required by the Formal Agreement. Investment securities available-for-sale increased $2,604,000 from December 31, 2003 to $5,349,000 at December 31, 2004. Federal funds sold increased $2,936,000 from December 31, 2003 to $5,301,000 at December 31, 2004. Total deposits decreased $5,358,000, or 11% during 2004. The $5,358,000 decrease in deposits is also part of management’s ongoing efforts to reduce the overall size of the Bank by matching deposit funding levels with loan balances and maturities. Management anticipates continued reduction in deposits over the next year. In addition, the Bank’s local deposit market is very competitive, and the Bank will at times lose deposits to financial institutions paying the highest and most attractive interest rates and terms. If needed, management believes it can raise the Bank’s interest rates or match local deposit rates to attract new funds or retain existing deposits. See “- Capital Resources” below.

Loans

Gross loans totaled $32,292,000 at December 31, 2004, a decrease of $14,872,000 or 32% since December 31, 2003. This reduction is part of an ongoing effort by management to seek and reduce classified and criticized loans by payoff or by their exit from the bank. Management anticipates that this effort will continue through-out 2005. Balances within the major loans receivable categories as of December 31, 2004 and December 31, 2003 are as follows (amounts are presented in thousands):

	2004		2003
Commercial, financial and agricultural	$7,043	22%	$7,213	15%
Real estate - mortgage	15,822	49%	19,222	41%
Real estate - construction	1,783	5%	10,671	23%
Consumer	7,644	24%	10,057	21%
	$32,292	100%	$47,163	100%

As of December 31, 2004, maturities of loans in the indicated classifications were as follows (amounts are presented in thousands):

	Commercial	Real Estate Mortgage	Consumer	Total
Within 1 year	$4,806	$7,006	$2,312	$14,124
1 to 5 years	2,237	8,020	5,143	15,400
Over 5 years	-	796	189	985
Totals	$7,043	$15,822	$7,644	$30,509

As of December 31, 2004, the interest terms of loans in the indicated classification for the indicated maturity ranges are as follows (amounts are presented in thousands):

	Fixed Interest Rates	Variable Interest Rates	Total
Commercial
1 to 5 years	$1,610	$627	$2,237
Over 5 years	-	-	-
Real estate
1 to 5 years	6,220	1,800	8,020
Over 5 years	2	794	796
Consumer
1 to 5 years	5,143	-	5,143
Over 5 years	189	-	189

As of December 31, 2004, total criticized and classified loans were $8,627,000 or 27% of total gross loans. Reserves allocated for these loans totaled $773,117 or 78% of the total loan loss allowance. These totals once again reflect the overall decline in credit quality at the Bank during 2004. In addition, the totals also represent the credit practices and underwriting in place prior to the replacement of senior management. The outstanding balances at December 31, 2004 for classified and criticized loans in the indicated loan types were as follows (amounts are presented in thousands):

	Commercial	Real EstateMortgage	Consumer	Total
Criticized - Special Mention	$1,573	3,513	251	5,337
Classified - Substandard	280	2,795	178	3,253
Classified - Doubtful	31	-	6	37
Totals	$1,884	6,308	435	8,627

Investment Securities

Investment securities available-for-sale increased to $5,349,000 at December 31, 2004 from $2,745,000 at December 31, 2003. This increase was primarily the result of excess funds created from the slow down in loan growth and the Company’s intent to restructure the Bank and not to re-finance particular loans. All of the Bank’s marketable investment securities were designated as available-for-sale at December 31, 2004 and 2003.

The following table presents the investments by category at December 31, 2004 and 2003 (amounts are presented in thousands):

	2004		2003
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value

U.S. Government agencies and treasuries	$1,499	1,485	1,498	1,494
Mortgage-backed securities	3,887	3,864	1,253	1,251

	$5,386	5,349	2,751	2,745

The following table presents the expected maturities of investment securities at carrying value and the weighted average yields for each range of maturities presented as of December 31, 2004 (amounts are presented in thousands):

	U.S. Government Agencies	Weighted Average Yields	Mortgage Backed Securities	Weighted Average Yields
3 Months or Less	$1,000	3.29%	$-	N/A
After 3 Months through 1 Year	$-	N/A	$725	3.27%
After 1 through 5 years	$499	2.36%	$2,177	3.20%
Over 5 years	$-	N/A	$985	3.55%

Deposits

At December 31, 2004, total deposits decreased by $5,358,000, or 11%, from December 31, 2003. Demand deposits (interest bearing and non-interest bearing) increased $461,000, or 18%, during 2004 whereas time deposits decreased $4,758,000, or 12%, during the same time period.

Balances within the major deposit categories as of December 31, 2004 and December 31, 2003 are as follows (amounts are presented in thousands):

	2004	2003
Non-interest-bearing demand deposits	$2,325	$2,242
Interest-bearing demand deposits	735	357
Savings deposits	4,205	5,266
Time deposits	26,038	28,676
Time deposits over $100,000	10,424	12,544
	$43,727	$49,085

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2004 are summarized as follows (amounts are presented in thousands):

Within 3 months	$2,097
After 3 through 6 months	3,618
After 6 through 12 months	2,626
After 12 months	2,083

Total	$10,424

Capital Resources
Total shareholders' equity decreased from $6,477,000 at December 31, 2003 to $3,918,000 at December 31, 2004. This decrease was attributable to a net loss of $2,890,000, $2,275,000 of which was provisions for loan losses and $650,000 of which was the reversal of a tax benefit recognized at the end of 2003 that was expensed against 2004 earnings.

The following table summarizes the Bank's risk-based capital ratios at December 31, 2004:

Tier 1 Capital (to risk-weighted assets)	11.3%
Total Capital (to risk-weighted assets)	12.6%
Tier 1 Capital (to total average assets)	7.8%

Under the terms of the Formal Agreement with the OCC, we were required to maintain capital ratios of Total Capital (to risk-weighted assets) of 12.0% and Tier 1 Capital (to adjusted quarterly average total assets) of 8.0% at year-end.

Due to additional provisions to the allowance for loan losses during the fourth quarter of 2004 that management felt was appropriate, our Tier 1 Capital ratio to total average assets fell 0.2% below the ratio required by the Agreement. The OCC was informed of this deficiency. The Company believes the proceeds of this rights offering, if it is fully subscribed, will be sufficient to satisfy the Bank’s capital requirements, as currently planned for the next twelve months.

Liquidity

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Bank’s loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans depends on the economic conditions in Hall County and surrounding areas.
Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Bank’s loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans depends on the economic conditions in Hall County and surrounding areas.

The Bank maintains relationships with correspondent banks that can provide funds to it on short notice, if needed. Presently, the Bank has arrangements with commercial banks for short term unsecured advances up to $3,900,000. No amounts were advanced on these lines at December 31, 2004.

Cash and cash equivalents as of December 31, 2004 increased $2,622,000 from December 31, 2003. Cash provided by operating activities totaled $954,000 in 2004, including $2,275,000 from provisions for loan losses. Outflows to financing activities totaled $5,007,000, which were attributable to net decreases in deposits of $5,358,000 while financing activities resulting from the issuance of common stock provided the Company cash proceeds in the amount of $351,412. If the decline in deposits continues, management believes it can raise the Bank’s interest rates or match local rates to attract new funds or retain existing deposit balances. Management also believes the Bank can offer new products to obtain or replace run-off of deposits to maintain funding levels.

During 2004, investing activities provided $6,675,000 to cash and cash equivalents. A decrease in net loans provided approximately $10,938,000, while maturities, calls and principal pay-downs of investment securities available-for-sale provided another $1,375,000. Cash from investing activities was used for $4,024,000 in purchases of investment securities available-for-sale and for $1,655,000 in construction costs of the Bank’s new main office facility. Assuming full subscription of this offering, management believes that the Bank will be able to satisfy its cash requirements for the next twelve months.

Off Balance Sheet Arrangements
The following table summarizes our off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 2004:

Commitments to extend credit	$1,314,000
Standby letters of credit	$130,000

With the completion of the Bank’s new Main Office facility in September 2004, all contractual obligations for architectural and construction services were satisfied and paid-in-full.
Inflation

Inflation impacts the growth in total assets in the banking industry and causes a need to increase equity capital at higher than normal rates to meet capital adequacy requirements. We cope with the effects of inflation through the management of interest rate sensitivity gap position, by periodically reviewing and adjusting our pricing of services to consider current costs and through managing our level of net income relative to our dividend payout policy.

Selected Ratios

The following table sets out specified ratios of the Company for the years indicated.

	2004	2003

Net (loss) earnings to:
Average stockholders’ equity	(55.45)%	20.94%
Average assets	(5.17)%	2.00%
Dividends to net (loss) earnings	-	-
Average equity to average assets	9.33%	9.54%

Recent Accounting Pronouncements

Accounting standards that have been issued or proposed by the Financial Accounting Standards Board and other standard setting entities that do not require adoption until a future date are not expected to have a material impact on our consolidated financial statements upon adoption.

BUSINESS

General

NBOG Bancorporation, Inc., a bank holding company, owns 100% of the outstanding common stock of The National Bank of Gainesville, which operates in the Gainesville, Georgia area. The Bank is chartered and regulated by the Office of the Comptroller of the Currency (the “OCC”) and the FDIC. The Bank received final approvals from bank regulators to commence banking operations on March 1, 2002. The Company currently engages in no business other than owning and managing the Bank.

New Management Team

In August 2004, the Bank received a final report from the OCC identifying weaknesses in the overall credit risk management process, and, in connection with the report, has committed to take specific actions to correct identified weaknesses. These weaknesses were first recognized during a series of audits completed by the Bank’s internal and external auditors and the OCC during the last quarter of 2003 and first quarter of 2004. The Bank has agreed to achieve and maintain on or before March 31, 2005 a Total Capital to risk-weighted assets ratio of at least fourteen percent (14%) and a Tier 1 Capital to adjusted total assets ratio of at least nine percent (9%).

In addition, the Bank has committed to:

•	adopt a written strategic plan covering at least a three-year period;
•	review and revise its written loan policy;
•	obtain an independent review of its loan program; and
•	review the adequacy, and establish a program to maintain the adequacy of, its allowance for loan and lease losses.
See “Management’s Discussion and Analysis - Formal Agreement” on page 26 for additional information regarding the requirements and corrective actions taken by the Bank.
The Board of Directors of the Bank determined that it was appropriate to replace the entire management team of the Bank, and has hired a new President/Chief Executive Officer, Senior Lender and Chief Financial Officer. The new management team has extensive expertise in the commercial and consumer lending area and experience in the management and restructuring of a bank with credit deficiencies. See “Management” on page 51. The management team has also replaced the Bank’s entire lending staff. The Company believes that it is on schedule to meet its commitments to the OCC to remedy the causes of the identified weaknesses.

Products and Services

Deposit Services. We offer a full range of interest-bearing and non-interest-bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest-bearing statement savings accounts and certificates of deposit with fixed and variable rates and a range of maturity date options. The sources of deposits are residents, businesses, and employees of businesses within our market area, obtained through the personal solicitation of its officers and directors, direct mail solicitation, and advertisements published in the local media. We pay competitive interest rates on time and savings deposits up to the maximum permitted by law or regulation. In addition, we have implemented a service charge fee schedule competitive with other financial institutions in our market area, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and the like.

Credit Services. We emphasize a range of lending services, including real estate, commercial and consumer loans, to individuals and small-to medium-sized businesses and professional concerns that are located in or conduct a substantial portion of their business in our market area. We emphasize retail banking, home mortgages and consumer lending needs. The principal economic risk associated with each category of loans that the Bank makes is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower’s ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower’s customers, suppliers and employees.

Real Estate Loans. One of the primary components of our loan portfolio is loans secured by first or second mortgages on real estate. These loans generally consist of commercial real estate loans, construction and development loans, and residential real estate loans (home equity loans are excluded as they are classified as consumer loans). Loan terms generally are limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, and will more likely be fixed in the case of shorter-term loans. We generally charge an origination fee. We attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, we typically require personal guarantees of the principal owners of the collateral property, combined with our review of the personal financial statements of the principal owners. We generally apply the same underwriting criteria for home equity loans and lines of credit as for first mortgage loans, as described above. The risks associated with real estate loans vary with many economic factors, including employment levels and fluctuations in the value of real estate. Risks associated with commercial real estate loans also include tenant vacancy rates and the quality of the borrower’s management. Risks associated with construction lending include the builder’s ability to sell the home to a buyer and to build the project according to the plans and specifications of the buyer and the Bank’s ability to administer and control all phases of the construction disbursements. Risks associated with residential mortgage loans also include the ability of the Bank to sell foreclosed real estate in a down market or economy.

Consumer Loans. We make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans and lines of credit. These loans typically carry balances of less than $25,000 and, in the case of non-revolving loans, are amortized over a period not to exceed 60 months. The revolving loans typically bear interest at a fixed rate and require monthly payments of interest and a portion of the principal balance. Consumer loans generally involve more risks than residential mortgage loans because the collateral for defaulted loans may not provide an adequate source of repayment of the principal due to damage to the collateral or other loss of value. In addition, consumer loan performance depends upon the borrower’s continued financial stability and is therefore more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Commercial Loans. We make loans for commercial purposes in various lines of businesses. Equipment loans are typically for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment and with a loan-to-value ratio of 80% or less. Working capital loans typically have terms not exceeding one year and are usually secured by accounts receivable, inventory, or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal is typically repaid as the assets securing the loan are converted into cash, and in other cases principal is typically due at maturity. The quality of the commercial borrower’s management and its ability to both evaluate properly changes in the supply and demand characteristics affecting its markets for products and services and to respond effectively to such changes are significant factors in a commercial borrower’s creditworthiness.

Loan Approval and Review. Our loan approval policies provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer’s lending authority, the loan request will be considered and approved by an officer with a higher lending limit. We have established a Board loan committee that must approve any loan over the chief executive officer’s lending limit. We will not make any loans to any director, officer, or employee on terms more favorable to such person than would be available to an unaffiliated person.

Other Services. In addition to deposit and loan services, the Bank offers banking, cash management services, travelers’ checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. The Bank is a member of a network of automated teller machines that may be used by customers in major cities throughout Georgia, the United States, and in various cities worldwide. The Bank offers VISA and MasterCard credit cards and merchant credit card processing to the Bank’s customers through third party vendors. The Bank will be reviewing opportunities for offering Internet banking services and expects to provide appropriate services through third party vendor relationships. The Bank currently offers telephone banking and NetImage. NetImage is a product that allows the customer to view images of their cleared checks via connection to the Internet through a secure link in the Bank’s website.

Lending Policies

The Bank’s lending activities are subject to a variety of lending limits imposed by federal law. Differing limits apply based on the type of loan and the nature of the borrower, including the borrower’s relationship to the Bank. In general, however, the Bank is able to loan any one borrower a maximum amount equal to either:

•	15% of the Bank’s capital and surplus; or

•
25% of its capital and surplus if the excess over 15% is within federal guidelines, which provides an exception to the 15% limit for debt secured by readily marketable collateral, as defined by OCC regulations.

The Bank complies with the statutory lending limits, as described above. The Bank’s legal lending limits will increase or decrease as the Bank’s capital increases or decreases as a result of, among other reasons, its earnings or losses. The Bank will continue to sell loan participations to other financial institutions to meet the needs of customers requiring loans above these limits.

The interagency guidelines adopted by federal bank regulators, including the Comptroller of the Currency, mandate that financial institutions establish real estate lending policies and establishing particular minimum real estate loan-to-value standards. The Bank has adopted these federal standards as its minimum standards. These standards require maximum loan-to-value ratios for various types of real estate loans, although the Bank may make exceptions to the maximum guidelines, which exceptions must be accounted for and tracked.

Asset Management Policies

A committee composed of the executive officers of the Bank is charged with managing the Bank’s assets and liabilities pursuant to policies established by the directors’ Asset/Liability and Investment Committee. The committee attempts to manage asset growth, liquidity and capital in order to optimize income and reduce interest-rate risk. The committee directs the Bank’s overall acquisition and allocation of funds. The management committee meets with the director’s Asset/Liability and Investment Committee on a quarterly basis. The director’s committee reviews and discusses the monthly asset and liability funds budget in relation to the actual flow of funds, as well as peer group comparisons; the ratio of the amount of rate-sensitive assets to the amount of rate-sensitive liabilities; the ratio of the allowance for loan losses to outstanding and non-performing loans; and other variables, such as expected loan demand, investment opportunities, core deposit growth within specified categories, regulatory changes, monetary policy adjustments and the overall state of the economy.

The Bank’s investment policy is to optimize income, consistent with liquidity, asset quality and regulatory constraints. The policy is reviewed from time to time by the Board of Directors of the Bank. Individual transactions, portfolio composition and performance are reviewed and approved monthly by the Board of Directors or a committee thereof. The President and CEO of the Bank implements the policy and reports to the full Board of Directors on a quarterly basis information concerning sales, purchases, resultant gains or losses, average maturity, federal taxable equivalent yields, and appreciation or depreciation by investment categories.

Correspondent banking involves the provision of services by one bank to another bank, which cannot provide that service for itself from an economic or practical standpoint. The Bank has purchased correspondent services offered by larger banks, including check collections, services relating to the purchase of Federal Funds, security safekeeping, investment services, coin and currency supplies, over-line and liquidity loan participations and sales of loans to or participations with correspondent banks. The Bank sells loan participations to correspondent banks with respect to loans that exceed the Bank’s lending limit. As compensation for services provided by a correspondent, the Bank may maintain balances with such correspondents in non-interest-bearing accounts.

Market Opportunities and Competition

The Bank primarily serves the northern Georgia market of Hall County, including Gainesville and five smaller municipalities. Hall County has a population of approximately 139,000 and encompasses 394 square miles. Lake Lanier, a manmade lake with 607 miles of shoreline, forms the county’s western boundary. Gainesville, the county seat, is situated approximately 50 miles northeast of Atlanta and 100 miles southwest of Greenville, South Carolina. According to the 2000 Census, the median income for a family in Hall County was $50,100.

The Bank competes as a financial intermediary with other lenders and deposit-takers, including other commercial banks, thrift institutions, credit unions, finance companies, mutual funds, insurance companies, and brokerage companies and investment banking firms. According to information provided by the FDIC, as of June 30, 2004 there were 51 offices of 15 banks operating and reporting deposits in Hall County of $2.32 billion. Currently the Bank’s local competitors are Gainesville Bank & Trust and Community Bank and Trust.

Employees

As of December 31, 2004, the Bank had 21 full-time employees and 3 part-time employees. The only employees of the Company are its officers. The Company and the Bank consider their relationship with employees to be excellent.

Properties

Our main office is located at 807 Dorsey Street, Gainesville, Georgia.

Legal Proceedings

There are no material legal proceedings to which the Company is a party or of which any of its properties are subject, nor are there material proceedings known to the Company to be contemplated by any governmental authority. Additionally, the Company is unaware of any material proceedings, pending or contemplated, in which any director, officer or affiliate, or any principal security holder of the company or any associate of any of the foregoing, is a party or has an interest adverse to the Company.

PRINCIPAL SHAREHOLDERS AND
STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of May 15, 2005 by (a) each director and executive officer named in the Summary Compensation Table, (b) all executive officers and directors, as a group, and (c) each holder of more than 5% of the Company’s common stock. The information shown below is based upon information furnished to the Company by the named persons. The address of each person is c/o NBOG Bancorporation, Inc., 807 Dorsey Street, Gainesville, Georgia 30501.

Information relating to beneficial ownership of the Company is based upon “beneficial ownership” concepts set forth in the rules promulgated under the Securities Exchange Act. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of a security, or “investment power,” which includes the power to dispose or to direct the disposition of a security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within sixty (60) days of May 15, 2005.

Name	Number of Shares	Warrants and Options	Total Beneficial Ownership	Percent of Class	Nature of Ownership

Directors and Named Executive Officers:

Paula M. Allen	27,500	11,667	39,167	4.5

Shelley Palmour Anderson	17,632	6,734	24,366	2.8

Kathy L. Cooper	17,999	6,667	24,666	2.8	Includes 500 shares held in an IRA for the benefit of Ms. Cooper’s spouse.

Lanny W. Dunagan	33,848	13,334	47,182	5.4

Gilbert T. Jones, Sr.	45,732	20,534	66,266	7.5	Includes 500 shares held as custodian for Mr. Jones’ grandchildren.

Ann M. Palmour	42,268	13,358	55,626	6.3

Albert F. Satterwhite	8,333	0	8,333	1.0

Wendell A. Turner	52,600	30,600	83,200	9.3	Includes 52,600 shares held by Lanier OB-GYN Associates Profit Sharing Trust for the benefit of Dr. Turner.

All Directors and Executive Officers as a Group (9 persons)	250,078	102,894	352,972	36.4

Name	Number of Shares	Warrants and Options	Total Beneficial Ownership	Percent of Class	Nature of Ownership

5% Shareholders:

J. Darwin Allison, Jr.	24,166	20,000	44,166	5.0

Roger P. Martin	47,267	30,600	77,867	8.7	Includes 30,600 shares held by Lanier OB-GYN Associates Profit Sharing Trust for the benefit of Dr. Martin and 12,500 shares held by Wahoo Calc, LLC.

John C. McHugh	34,166	10,000	44,166	5.0

MANAGEMENT

Directors

The Company’s Board of Directors consists of nine members and is divided into three classes. Each class of directors serves a staggered three-year term. The term of each class expires at the annual meeting in the years indicated below and upon the election and qualification of the director’s successor. The following table shows for each director: (a) his or her name; (b) his or her age at December 31, 2004; (c) how long he or she has been a director of the Company; (d) his or her position(s) with the Company, other than as a director; and (e) his or her principal occupation and business experience for the past five years. Unless otherwise indicated below, each of our directors has held the respective positions described below for at least the last five years. Each of the directors listed below is also a director of the National Bank of Gainesville.

Name (Age)	Director Since	Position with the Company and Business Experience

Class I Directors: (Term Expiring 2007)

Ann M. Palmour* (67)	2000	Chairman of the Company and the Bank; Owner of Palmour Properties (a real estate development company).

Albert F. Satterwhite (59)	2004	President and Chief Executive Officer of the Company and the Bank since 2004; Previously, Senior Vice President of Branch Bank and Trust Company in Macon, Georgia from 2000 until 2004.

Dr. Wendell A. Turner (47)	2001	Medical doctor, Lanier OB-GYN Associates.

Name (Age)	Director Since	Position with the Company and Business Experience

Class II Directors: (Term Expiring 2005)

Paula M. Allen (65)	2000	Principal of Allen & Associates, Inc. (a real estate investment and management company).

Shelley Palmour Anderson* (39)	2000	Treasurer of the Company; Agent for State Farm Insurance Agency.

Class III Directors: (Term Expiring 2006)

Kathy L. Cooper (42)	2000
Secretary of the Company; President of Cooper Family Enterprises (owns and operates two poultry operations, a cattle farm, a Christmas tree farm/trim shop, a grading company, several rental properties); Associate Broker with Southern Heritage Land Co.

Lanny W. Dunagan (52)	2002	Sole owner of Lanny Dunagan’s Welding Service.

Gilbert T. Jones, Sr. (66)	2000	Retired; sole owner of Great Southern Resource & Investment, Inc. (a development and construction company).
__________________________________
* Ann M. Palmour is the mother of Shelley Palmour Anderson.

In March 2005 the Company’s Board of Directors determined that it was in the best interest of NBOG to ask that each director exercise one third of his or her outstanding warrants and options at $10.00 a share to raise additional capital for NBOG and the Bank. The Board also asked for the resignation of any director who did not exercise his or her outstanding warrants. As a result, the Company’s Directors exercised outstanding warrants and options to purchase an aggregate of 46,142 shares of NBOG’s common stock at $10.00 per share, for total aggregate proceeds to the Company of $461,420. The Company’s Board of Directors also accepted the resignations of J. Darwin Allison, Jr., Anne L. Davenport, Roger P. Martin and John C. McHugh.

In April 2005 R. Allen Smith resigned from the Board of Directors of the Company and the Bank citing personal reasons.

Executive Officers & Significant Employees

The following table shows for each executive officer and significant employee of the Company: (a) his name; (b) his age at December 31, 2004; (c) how long he has been an officer or significant employee of the Company; and (d) his positions with the Company and the Bank:

Name (Age)	Held Position Since	Position with the Company and Business Experience
Executive Officers:

Albert F. Satterwhite (59)	2004
President and Chief Executive Officer of the Company and the Bank; Previously, Senior Vice President of Branch Bank and Trust Company in Macon, Georgia from 2000 until 2004; President of United Bank in Griffin, Georgia in 1999; Community Bank President and Chief Executive Officer of Union Planters Bank of Southern Mississippi from 1996 until 1999; President and Chief Executive Officer of BankSouth from 1992 to 1996; Division Vice President of BankSouth from 1985 until 1992; President and Chief Executive Officer of International City Bank from 1983 to 1985; and President and Chief Executive Officer of Citizens First National Bank of Crystal River from 1981 to 1983.

W. Bryan Hendrix (42)	2004
Chief Financial Officer of the Company and the Bank; Previously, First Vice President and Controller of Gainesville Bank & Trust in Gainesville, Georgia from 1996 until 2004; Vice-President and Audit Manager of First National Bancorp, Inc. from 1984 to 1996.

Significant Employee:
Michael C. Lynch (32)	2004
Senior Vice President and Senior Lender of the Company and the Bank; Previously, Vice President of Branch Bank and Trust from 1999 to 2004, during which time Mr. Lynch served as Regional Credit Officer, Small Business Loan Administrator and Commercial Lender. From 1995 to 1999, Mr. Lynch was employed with Wachovia Bank, N.A., where he served as Branch Manager and Commercial Lender.

COMPENSATION

The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the fiscal years 2004, 2003 and 2003 for all individuals serving as the Company’s Chief Executive Officer during 2004. No other executive officers received a combined payment of salary and bonus in excess of $100,000 for services rendered to the Company during 2004.

Summary Compensation Table
		Annual Compensation		Long Term Compensation Awards
Name and Position	Year	Salary ($)	Bonus ($)	Number of Securities Underlying Options		All Other Compensation ($)

Gary H. Anderson,	2004	38,867	--	--		45,021	[1]
Former President	2003	136,963	--	12,000	[2]	768	[3]
and CEO	2002	133,400	--	--		2,209	[3]

Albert F. Satterwhite,	2004	80,917	--	--		384	[3]
President and CEO	2003	--	--	--		--
	2002	--	--	--		--

R. Allen Smith,	2004	73,532	--	27,500		--
Interim President	2003	--	--	--		--
and CEO	2002	--	--	--		--

[1]	Represents a $44,765 severance payment to Mr. Anderson, including the payment of approximately $11,190 related to accrued but unused vacation, and $256 in life insurance premiums.

[2]	Upon Mr. Anderson’s resignation, the options reflected above were forfeited.

[3]	Represents life insurance premiums.

[4]	Upon Mr. Smith’s resignation from the Board of Directors, the options reflected above were forfeited.

We have omitted information on “perks” and other personal benefits because the aggregate value of these items does not meet the minimum amount required for disclosure of the Securities and Exchange Commission’s regulations.

Although we have not entered into an employment agreement with either Messrs. Satterwhite or Hendrix, we are currently paying each a base salary of $130,000 and $110,000, respectively.

Option Grants in Last Fiscal Year

The following table provides details regarding the stock options granted in 2004 to the executive officers named in the summary compensation table. The options described below vest in one-third annual increments beginning on December 16, 2005.

Name	Securities Underlying Option Grants (#)	Percentage of Total Options Granted to Employees During 2004 (%)	Exercise Price ($/share)	Expiration Date

Gary H. Anderson	--	--	--	--

Albert F. Satterwhite	--	--	--	--

R. Allen Smith	27,500	100%	$10.00	12/16/2014
Due to Mr. Smith’s resignation from the Board of Directors prior to completing a year of service after the grant date, none of the shares subject to the option have vested, and the option will expire without becoming exercisable.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information as of December 31, 2004 concerning stock options held by the executive officers named in the summary compensation table. The named executive officers did not exercise any options to purchase common stock of the Company during 2004. We have not granted any stock appreciation rights, restricted stock or stock incentives other than stock options.

			Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the Money Options at December 31, 2004
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Gary H. Anderson	--	--	--	--	--	--

Albert F. Satterwhite	--	--	--	--	--	--

R. Allen Smith	--	--	--	27,500	--	--

There is no active trading market for the Company’s common stock. The in-the-money value of the options was based on a value equal to $4.00 per share, which is the offering price in this offering. Since the exercise price of the options is $10.00 per share, the options are not in-the-money. Due to Mr. Smith’s resignation from the Board of Directors prior to completing a year of service after the grant date, none of the shares subject to the option have vested, and the option will expire without becoming exercisable.

Employment Agreement

Although we have not entered into an employment agreement with either Messrs. Satterwhite or Hendrix, we are currently paying each a base salary of $130,000 and $110,000, respectively. The Board of Directors is currently negotiating the terms of potential employment agreements with Messrs. Satterwhite, Hendrix and Lynch.

As a result of Mr. Anderson’s resignation, he was not entitled to any severance payment under the terms of the employment agreement. However, in consideration of the contributions that Mr. Anderson made to the Company and The National Bank of Gainesville since their organization, the Company agreed to a lump sum payment to Mr. Anderson of approximately $44,765, which included the payment of approximately $11,190 related to accrued but unused vacation.
Compensation of Directors

The directors of the Company and the Bank are not separately compensated for their services, and may not be compensated until the net profits of the Company and the Bank exceed the Company’s net losses since inception on a cumulative basis. In the future, we may adopt a director compensation policy that conforms to applicable law.

Stock Option Plan
During 2003, our shareholders approved the 2003 Stock Incentive Plan whereby NBOG may grant options to acquire up to 125,000 shares of NBOG common stock. The Plan permits a committee of outside directors to grant incentive stock options and non-qualified stock options to eligible persons on an individual basis. The committee may determine the number of shares of common stock to be covered by each option, the exercise price and the limitations applicable to the exercise of each option.

In April 2005, the committee of outside directors expressed an intent to grant options to acquire up to 65,000 shares of NBOG common stock to employees after the completion of this offering under the Plan.
Organizer Warrants

Ann M. Palmour, Paula M. Allen, J. Darwin Allison, Jr., Shelley Palmour Anderson, Kathy L. Cooper, Anne L. Davenport, Gilbert T. Jones, Sr. and Gary H. Anderson (the “Organizers”) made personal guarantees regarding our pre-opening loan. In recognition of the risk of loss to the Organizers of their initial equity investment and their guarantee of our pre-opening loan, and as an incentive for them to serve as directors, we granted one warrant for each share purchased by our Organizers in our initial public offering. Each warrant entitles the Organizer to purchase an additional share of NBOG common stock at $10.00 per share, and expires on March 25, 2012. The warrants vested in one-third annual increments, with the final installment vesting on March 25, 2005.

Related Party Transactions

The Company’s directors and officers, and the businesses and other organizations with which they are associated, from time to time may have banking transactions in the ordinary course of business with the Bank. The Bank’s policy is that any loans or other commitments to those persons or entities be made in accordance with applicable law and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons or entities of similar standing. All transactions with affiliates must be on terms no less favorable than could be obtained from an unaffiliated third party and must be approved by a majority of directors including a majority of disinterested directors.

In addition, each loan by the Bank to any officer, director or controlling person of the Bank or any of its affiliates may be made only in compliance with the following conditions:

The loan:

•
must be evidenced by a promissory note naming the Bank as payee and must contain an annual percentage rate which is reasonably comparable to that normally charged to non-affiliates by other commercial lenders for similar loans made in the Bank's locale;

•
must be repaid according to appropriate amortization schedules and contain default provisions comparable to those normally used by other commercial lenders for similar loans made to non-affiliates in the Bank's locale;

•
must be made only if credit reports and financial statements, or other reasonable investigation appropriate in light of the nature and terms of the loan and which meet the loan policies normally used by other commercial lenders for similar loans made to non-affiliates in the Bank's locale, show the loan to be collectible and the borrower a satisfactory credit risk; and

•
the purpose of the loan and the disbursement of proceeds are reviewed and monitored in a manner comparable to that normally used by other commercial lenders for similar loans made in the Bank's locale.

SUPERVISION AND REGULATION

Both the Company and the Bank are subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of their operations. These laws are generally intended to protect depositors and not shareholders. The following discussion describes the material elements of the regulatory framework that applies to us.

NBOG Bancorporation, Inc.

Since the Company owns all of the capital stock of the Bank, it is a bank holding company under the federal Bank Holding Company Act of 1956. As a result, the Company is primarily subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve. As a bank holding company located in Georgia, the Georgia Department of Banking and Finance also regulates and monitors all significant aspects of the Company’s operations.

Acquisitions of Banks.  The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve’s prior approval before:

•
acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank’s voting shares;

•	acquiring all or substantially all of the assets of any bank; or

•	merging or consolidating with any other bank holding company.

Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or, substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve’s consideration of financial resources generally focuses on capital adequacy, which is discussed below.

Under the Bank Holding Company Act, if adequately capitalized and adequately managed, the Company or any other bank holding company located in Georgia may purchase a bank located outside of Georgia. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Georgia may purchase a bank located inside Georgia. In each case, however, restrictions may be placed on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits. For example, Georgia law prohibits a bank holding company from acquiring control of a financial institution until the target financial institution has been incorporated for three years. As a result, no bank holding company may acquire control of the Company until after the third anniversary date of the Bank’s incorporation.

Change in Bank Control. Subject to various exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is refutably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

•	the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934; or

•	no other person owns a greater percentage of that class of voting securities immediately after the transaction.

Our common stock is registered under Section 12 of the Securities Exchange Act of 1934. The regulations provide a procedure for challenging the rebuttable presumption of control.

Permitted Activities.  Bank holding companies are generally prohibited, under the Bank Holding Company Act, from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any activity other than the following:

•	Banking or managing or controlling banks; and

•	Any activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

•	Factoring accounts receivable;

•	Making, acquiring, brokering or servicing loans and usual related activities;

•	Leasing personal or real property;

•	Operating a non-bank depository institution, such as a savings association;

•	Trust company functions;

•	Financial and investment advisory activities;

•	Conducting discount securities brokerage activities;

•	Underwriting and dealing in government obligations and money market instruments;

•	Providing specified management consulting and counseling activities;

•	Performing selected data processing services and support services;

•	Acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

•	Performing selected insurance underwriting activities.

Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company’s continued ownership, activity or control constitutes a serious risk to the financial safety, soundness, or stability of it or any of its bank subsidiaries.

Generally, if the Company qualifies and elects to become a financial holding company, it may engage in additional activities that are financial in nature or incidental or complementary to financial activity. The Bank Holding Company Act expressly lists the following activities as financial in nature:

•	Lending, trust and other banking activities;

•	Insuring, guaranteeing, or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent, or broker for these purposes, in any state;

•	Providing financial, investment, or advisory services;

•	Issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

•	Underwriting, dealing in or making a market in securities;

•	Other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

•	Foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

•	Merchant banking through securities or insurance affiliates; and

•	Insurance company portfolio investments.

To qualify to become a financial holding company, the Bank and any other depository institution subsidiary of the Company must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least “satisfactory.” Additionally, the Company must file an election with the Federal Reserve to become a financial holding company and must provide the Federal Reserve with 30 days’ written notice prior to engaging in a permitted financial activity.

Support of Subsidiary Institutions. Under Federal Reserve policy, the Company is expected to act as a source of financial strength for the Bank and to commit resources to support the Bank. This support may be required at times when, without this Federal Reserve policy, the Company might not be inclined to provide it. In addition, any capital loans made by the Company to the Bank will be repaid only after its deposits and various other obligations are repaid in full. In the unlikely event of the Company’s bankruptcy, any commitment by it to a federal bank regulatory agency to maintain the capital of the Bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

The National Bank of Gainesville

Since the Bank is chartered as a national bank, it is primarily subject to the supervision, examination and reporting requirements of the National Bank Act and the regulations of the Office of the Comptroller of the Currency. The Office of the Comptroller of the Currency regularly examines the Bank’s operations and has the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. The Office of the Comptroller of the Currency also has the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. Additionally, the Bank’s deposits are insured by the FDIC to the maximum extent provided by law. The Bank is also subject to numerous state and federal statutes and regulations that affect its business, activities and operations.

Branching. National banks are required by the National Bank Act to adhere to branching laws applicable to state banks in the states in which they are located. Under current Georgia law, the Bank may open branch offices throughout Georgia with the prior approval of the Office of the Comptroller of the Currency. In addition, with prior regulatory approval, the Bank may acquire branches of existing banks located in Georgia. The Bank and any other national or state-chartered bank generally may branch across state lines by merging with banks in other states if allowed by the applicable states’ laws. Georgia law, with limited exceptions, currently permits branching across state lines through interstate mergers.

Under the Federal Deposit Insurance Act, states may “opt-in” and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. Currently, Georgia has not opted-in to this provision. Therefore, interstate merger is the only method through which a bank located outside of Georgia may branch into Georgia. This provides a limited barrier of entry into the Georgia banking market, which protects us from an important segment of potential competition. However, because Georgia has elected not to opt-in, our ability to establish a new start-up branch in another state may be limited. Many states that have elected to opt-in have done so on a reciprocal basis, meaning that an out-of-state bank may establish a new start-up branch only if their home state has also elected to opt-in. Consequently, until Georgia changes its election, the only way we will be able to branch into states that have elected to opt-in on a reciprocal basis will be through interstate merger.

Prompt Corrective Action. The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) in which all institutions are placed. Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to various limitations. The controlling holding company’s obligation to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary’s assets at the time it became undercapitalized or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The regulations also establish procedures for downgrading an institution to a lower capital category based on supervisory factors other than capital.

FDIC Insurance Assessments. The FDIC has adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the “undercapitalized” category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. The FDIC also assigns an institution to one of three supervisory subgroups based on a supervisory evaluation that the institution’s primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution’s financial condition and the risk posed to the deposit insurance funds. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution’s capital group and supervisory subgroup. In addition, the FDIC imposes assessments to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry. This assessment rate is adjusted quarterly and is set at 1.44 cents per $100 of deposits for the first quarter of 2005.

The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the Office of the Comptroller of the Currency, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate-income neighborhoods. These facts are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on the Bank.  Since our aggregate assets are not more than $250 million, under the Gramm-Leach-Bliley Act, we are generally subject to a Community Reinvestment Act examination only once every 60 months if we receive an “outstanding” rating, once every 48 months if we receive a “satisfactory” rating and as needed if our rating is less than “satisfactory.”  Additionally, we must publicly disclose the terms of various Community Reinvestment Act-related agreements.

Other Regulations. Interest and other charges collected or contracted for by the Bank are subject to state usury laws and federal laws concerning interest rates. For example, under the Soldiers’ and Sailors’ Civil Relief Act of 1940, a lender is generally prohibited from charging an annual interest rate in excess of 6% on any obligation for which the borrower is a person on active duty with the United States military.

The Bank’s loan operations are also subject to federal laws applicable to credit transactions, such as the:

•	Federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•
Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Soldiers’ and Sailors’ Civil Relief Act of 1940, governing the repayment terms of, and property rights underlying, secured obligations of persons in military service; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

In addition to the federal and state laws noted above, the Georgia Fair Lending Act (“GAFLA”) imposes restrictions and procedural requirements on most mortgage loans made in Georgia, including home equity loans and lines of credit. On August 5, 2003, the Office of the Comptroller of the Currency issued a formal opinion stating that the entirety of GAFLA is preempted by federal law for national banks and their operating subsidiaries. As a result, the Bank is exempt from the requirements of GAFLA.

The deposit operations of the Bank are subject to:

•
The Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•
The Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

OCC Agreement

In August 2004, the Bank received a final report from the OCC identifying weaknesses in the overall credit risk management process, and, in connection with the report, has committed to take specific actions to strengthen correct identified weaknesses. The Bank has agreed to achieve and maintain on or before March 31, 2005 a Total Capital to risk-weighted assets ratio of at least fourteen percent (14%) and a Tier 1 Capital to adjusted total assets ratio of at least nine percent (9%). In addition, the Bank has committed to:

•	adopt a written strategic plan covering at least a three-year period;

•	review and revise its written loan policy;

•	obtain an independent review of its loan program; and

•	review the adequacy, and establish a program to maintain the adequacy of, its allowance for loan and lease losses.

See “Management’s Discussion and Analysis - Formal Agreement” on page 26 for additional information regarding the requirements and corrective actions taken by the Bank. The Bank believes it is in substantial compliance with the Formal Agreement and that it is on schedule to meet its commitments to the OCC to remedy the causes of the identified weaknesses.

Capital Adequacy

The Company and the Bank are required to comply with the capital adequacy standards established by the Federal Reserve, in the case of the Company, and the Office of the Comptroller of the Currency, in the case of the Bank. The Federal Reserve has established a risk-based and a leverage measure of capital adequacy for bank holding companies. Since the Company’s consolidated total assets are less than $150 million, under the Federal Reserve’s capital guidelines, our capital adequacy is measured on a bank-only basis, as opposed to a consolidated basis. The Bank is also subject to risk-based and leverage capital requirements adopted by the Office of the Comptroller of the Currency, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

Under the terms of the Formal Agreement, the Bank is required to achieve and maintain on or before March 31, 2005 a Total Capital ratio to risk-weighted assets of at least 14.0% and a Tier 1 Capital to average assets of at least 9.0%. Total Capital consists of two components, Tier 1 Capital and Tier 2 Capital. Tier 1 Capital generally consists of common stock, minority interests in the equity accounts of consolidated subsidiaries, non-cumulative perpetual preferred stock, and a limited amount of qualifying cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 2 Capital generally consists of subordinated debt, other preferred stock, and a limited amount of loan loss reserves. The total amount of Tier 2 Capital is limited to 100% of Tier 1 Capital. At December 31, 2004, our ratio of Total Capital to risk-weighted assets was 12.6%, our ratio of Tier 1 Capital to risk-weighted assets was 11.3% and our ratio of Tier 1 Capital to average assets was 7.8%. See “Management’s Discussion and Analysis - Formal Agreement” on page .

Absent the Formal Agreement, the minimum guideline for the ratio of Total Capital to risk-weighted assets is 8% and Tier 1 Capital must equal at least 4% of risk-weighted assets. New banks are generally required to maintain a minimum ratio of Tier 1 Capital to average assets of 8.0% for the first three years of operations. In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating and implementing the Federal Reserve’s risk-based capital measure for market risk. All other bank holding companies generally are required to maintain a leverage ratio of at least 4%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without reliance on intangible assets. The Federal Reserve considers the leverage ratio and other indicators of capital strength in evaluating proposals for expansion or new activities.

Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and other restrictions on its business. As described above, significant additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements. See “—The National Bank of Gainesville—Prompt Corrective Action.”

Payment of Dividends

The Company is a legal entity separate and distinct from the Bank. The principal sources of the Company’s cash flow, including cash flow to pay dividends to its shareholders, are dividends that the Bank pays to its sole shareholder, the Company. Statutory and regulatory limitations apply to the Bank’s payment of dividends to the Company as well as to the Company’s payment of dividends to its shareholders. Currently, the Bank is precluded from paying dividends until it is cumulatively profitable.

The Bank is required by federal law to obtain prior approval of the Office of the Comptroller of the Currency for payments of dividends if the total of all dividends declared by our board of directors in any year will exceed (1) the total of the Bank’s net profits for that year, plus (2) the Bank’s retained net profits of the preceding two years, less any required transfers to surplus.

The payment of dividends by the Company and the Bank may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. If, in the opinion of the Office of the Comptroller of the Currency, the Bank were engaged in or about to engage in an unsafe or unsound practice, the Office of the Comptroller of the Currency could require, after notice and a hearing, that the Bank stop or refrain engaging in the practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. See “—The National Bank of Gainesville—Prompt Corrective Action” above.

Restrictions on Transactions with Affiliates

The Company and the Bank are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

•	a bank’s loans or extensions of credit to affiliates;

•	a bank’s investment in affiliates;

•	assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

•	loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

•	a bank’s guarantee, acceptance or letter of credit issued on behalf of an affiliate.

The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank’s capital and surplus and, as to all affiliates combined, to 20% of a bank’s capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. The Bank must also comply with other provisions designed to avoid the taking of low-quality assets.

The Company and the Bank are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

The Bank is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

Privacy

Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer or when the financial institution is jointly sponsoring a product or service with a nonaffiliated third party. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers.

Consumer Credit Reporting

On December 4, 2003, President Bush signed the Fair and Accurate Credit Transactions Act, amending the federal Fair Credit Reporting Act. These amendments to the Fair Credit Reporting Act (the “FCRA Amendments”) became effective in 2004. The FCRA Amendments include, among other things:

•
requirements for financial institutions to develop policies and procedures to identify potential identity theft and, upon the request of a consumer, place a fraud alert in the consumer’s credit file stating that the consumer may be the victim of identity theft or other fraud;

•	consumer notice requirements for lenders that use consumer report information in connection with risk-based credit pricing programs;

•
for entities that furnish information to consumer reporting agencies (which would include the Bank), requirements to implement procedures and policies regarding the accuracy and integrity of the furnished information, and regarding the correction of previously furnished information that is later determined to be inaccurate; and

•	a requirement for mortgage lenders to disclose credit scores to consumers.

The FCRA Amendments also prohibit a business that receives consumer information from an affiliate from using that information for marketing purposes unless the consumer is first provided a notice and an opportunity to direct the business not to use the information for such marketing purposes (the “opt-out”), subject to limited exceptions. We do not share consumer information among our affiliated companies for marketing purposes, except as may be allowed under exceptions to the notice and opt-out requirements. Because no affiliate of the Company is currently sharing consumer information with any other affiliate of the Company for marketing purposes, the limitations on sharing of information for marketing purposes does not have a significant impact on the Company.

Anti-Terrorism and Money Laundering Legislation

The Bank is subject to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), the Bank Secrecy Act, and rules and regulations of the Office of Foreign Assets Control (the “OFAC”). These statutes and related rules and regulations impose requirements and limitations on specified financial transactions and account relationships, intended to guard against money laundering and terrorism financing. The Bank has established a customer identification program under Section 326 of the USA PATRIOT Act and the Bank Secrecy Act, and otherwise has implemented policies and procedures to comply with the foregoing rules.

Proposed Legislation and Regulatory Action

New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions operating and doing business in the United States. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Effect of Governmental Monetary Polices

Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve affect the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks and its influence over reserve requirements to which member banks are subject. We cannot predict the nature or impact of future changes in monetary and fiscal policies.

DESCRIPTION OF CAPITAL STOCK

Common Stock

NBOG is authorized by its articles of incorporation to issue up to 50,000,000 shares of common stock, no par value. As of the date of this prospectus, NBOG had 868,198 shares of common stock issued and outstanding.

All shares of common stock are entitled to share equally in dividends from legally available funds, when and if declared by the Board of Directors. Upon our voluntary or involuntary liquidation, all shares of common stock will be entitled to share equally in all of our assets that are available for distribution to the shareholders. Each holder of common stock is entitled to one vote for each share on all matters submitted to the shareholders.

There is no redemption right, sinking fund provision, or right of conversion in existence with respect to the common stock. NBOG’s articles of incorporation do not provide for preemptive rights to acquire additional shares of common stock when issued. All of the outstanding shares of common stock are fully paid and non-assessable, and all of the shares of common stock that will be issued in this offering will be fully paid and non-assessable.

Preferred Stock

NBOG is authorized by its articles of incorporation to issue up to 10,000,000 shares of preferred stock, no par value. NBOG’s board of directors has the authority to determine the designation, powers, preferences and relative rights of the preferred stock. Preferred stock may have voting rights, subject to applicable law and determination by NBOG’s board of directors. As of the date of this prospectus, no preferred stock has been issued. Although we have no present plans to issue any preferred stock, the ownership and control of NBOG by the holders of the common stock would be diluted if we were to issue preferred stock that had voting rights.

Important Provisions of our Articles of Incorporation and Bylaws

Shareholders’ rights and related matters are governed by the Georgia Business Corporation Code and NBOG’s articles of incorporation and bylaws. NBOG’s articles of incorporation and bylaws contain protective provisions that would have the effect of impeding an attempt to change or remove our management or to gain control of NBOG if a particular transaction was not supported by NBOG’s board of directors. These provisions are discussed in more detail below. In general, the purpose of these provisions is to further and protect the interests of NBOG and those of its shareholders as appropriate under the circumstances, including if the board of directors determines that a sale of control is in the best interests of NBOG and its shareholders, by enhancing the board of director’s ability to maximize the value to be received by shareholders upon such a sale.

The protective provisions also may discourage open market purchases by a potential acquirer. These purchases could increase the market price of our common stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the provisions could decrease the market price of our common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions also could make it more difficult and time consuming for a potential acquirer to obtain control of NBOG by replacing our board of directors and management. Furthermore, the provisions could make it more difficult for our shareholders to replace the board of directors or management, even if a majority of our shareholders believes that replacing them would be in our best interests.

The protective provisions contained in our articles of incorporation and bylaws are discussed more fully below.

Authorized but Un-issued Stock. The authorized but un-issued shares of common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but un-issued and unreserved shares of common stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of our corporation by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

Preferred Stock. The existence of preferred stock may impede the takeover of NBOG without the approval of our board of directors. This is because our board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of NBOG through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock with voting rights may have an adverse effect on the rights of the holders of our common stock, and in some circumstances, could decrease the market price of our common stock.

Staggered Terms for Board of Directors. Our articles of incorporation provide that our board of directors will be divided into three classes and that the directors in each class will serve staggered terms of three years each. This means that unless the existing directors were to resign (which may be the result in a friendly acquisition of the Company), it would take at least two annual meetings of our shareholders to replace a majority of its directors.

Change in Number of Directors. Our articles of incorporation provide that the board of directors shall consist of not fewer than seven or more than twenty-one directors, with the number of directors fixed by the board of directors pursuant to a resolution adopted by a majority of the directors then in office.

Removal of Directors. Our articles of incorporation provide that our directors may be removed only for cause during their terms by the affirmative vote of the holders of two-thirds of the issued and outstanding shares of our capital stock then entitled to vote on such matters, as a class, and of the total shares entitled to vote thereon. Our articles of incorporation also provide that if removal has been approved by a resolution adopted by at least two-thirds of the directors then in office, directors may be removed during their terms with cause by the affirmative vote of the holders of a majority of the issued and outstanding shares of each class of our capital stock then entitled to vote on such matters, as a class, and of the total shares entitled to vote thereon.

Supermajority Voting on Certain Transactions. Under our articles of incorporation, any disposition of all or substantially all of our assets will require the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of each class of our capital stock then entitled to vote on such matters, as a class, and of the total shares entitled to vote thereon. However, if our board of directors has approved the particular transaction by the affirmative vote of a majority of the entire board, then shareholder approval of the transaction would require the affirmative vote of the holders of only a majority of the outstanding shares of each class of our capital stock then entitled to vote on such matters, as a class, and of the total shares entitled to vote thereon.

In the event a transaction is not approved by a majority vote of the entire board, the foregoing provision could enable a minority of our shareholders to prevent a transaction favored by the majority of the shareholders. Also, in some circumstances, the directors could cause a two-thirds vote to be required to approve the transaction by withholding their consent to such a transaction, thereby entrenching their positions with NBOG and the Bank.

Amendment of Certain Provisions. Any amendment of Articles III, IV, V, VIII, X and XI of our articles of incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock, voting together as a class, unless two-thirds of our entire board of directors approves the amendment. If two-thirds of the board approves the amendment, the approval of only a majority of the outstanding shares of capital stock entitled to be cast at the meeting called for that purpose, voting together as a single class, is required to approve such action.

Although our management believes the protective provisions are beneficial to our shareholders, they also may tend to discourage some takeover bids. As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be an expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, we may be able to avoid those expenditures of time and money.

Indemnification and Limitation of Liability of Directors

Indemnification. Our bylaws contain indemnification provisions which provide that directors, officers, employees or agents of NBOG will be indemnified against expenses actually and reasonably incurred by them if they are successful on the merits of a claim or proceeding.

When a case or dispute is not ultimately determined on its merits (i.e., it is settled), the indemnification provisions provide that we will indemnify directors when they meet the applicable standard of conduct. The applicable standard of conduct is met if the director conducted himself in good faith and acted in a manner he reasonably believed to be in or not opposed to the best interests of the NBOG and, with respect to any criminal action or proceeding, if the director had no reasonable cause to believe his conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the board of directors, the shareholders or independent legal counsel in each specific case. We may not, however, indemnify a director for liability arising out of circumstances which constitute exceptions to limitation of a director’s liability for monetary damages. See “—Limitation of Liability” below.

The indemnification provisions in our bylaws specifically provide that we may purchase and maintain insurance on behalf of any director, officer, employee or agent against any liability asserted against such person and incurred by him in any such capacity, whether or not we would have had the power to indemnify against such liability.

We are not aware of any pending or threatened action, suit or proceeding involving any of our directors or officers for which indemnification from NBOG may be sought. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of NBOG pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the NBOG in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Any indemnification must be in accordance with the rules and regulations of the Federal Reserve.

Limitation of Liability. Our articles of incorporation, subject to limited exceptions, eliminate the potential personal liability for monetary damages to NBOG and to our shareholders for breach of a duty as a director. There is no elimination of liability for a breach of duty involving (i) appropriation of a business opportunity of NBOG, (ii) an act or omission involving intentional misconduct or a knowing violation of the law, (iii) any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code or (iv) a transaction from which the director derives an improper material tangible personal benefit. Our articles of incorporation do not eliminate or limit our right or our shareholders’ right to seek injunctive or other equitable relieve not involving monetary damages.

Article VI of our articles of incorporation, which provides the provisions described above, was adopted by us pursuant to the Georgia Business Corporation Code which allows Georgia corporations, with the approval of their shareholders, to include in their articles of incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. Article VI was included in our articles of incorporation to encourage qualified individuals to serve and remain as directors of NBOG.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares of our common stock or the availability of common stock for sale will have on the market price of our shares. The market price of our common stock could decline because of the sale of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

After this offering, assuming all of the offered shares are sold, 2,123,923 shares of common stock will be freely tradable without restriction under the Securities Act, except that any such shares held by our “affiliates” as defined in Rule 144 under the Securities Act may be sold only in compliance with the limitations described below. An additional 237,576 shares of common stock are not freely tradable, but are subject to the resale limitations described below.

All of the shares sold in this offering will be freely tradable without restriction or registration under the Securities Act of 1933, except for any shares purchased by an “affiliate” of NBOG, which will be subject to the resale limitation of Rule 144 issued under the Securities Act of 1933, as discussed below.

In general, under Rule 144, shareholders are entitled to sell within any three-month period, beginning twelve months after the acquisition of securities from the issuer or an affiliate, a number of shares that does not exceed the greater of one of the following amounts:

(1)	1% of the outstanding shares of common stock; or

(2)	the average weekly trading volume of the stock during the four calendar weeks preceding his or her sale.

Sales under Rule 144 are also subject to provisions regarding the manner of sale, notice requirements and the availability of current public information about NBOG. In addition, a person who is not an affiliate of ours during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. In June 2005, the 90-day affiliate period will elapse for our previous directors, who collectively own 382,744 shares.

We intend to register on a registration statement on Form S-8 a total of 145,001 shares of common stock issuable upon the exercise of options or reserved for future issuance under our stock option plans. The Form S-8 registration will permit the resale in the public market of shares so registered by non-affiliates without restriction under the Securities Act.

LEGAL MATTERS

Powell Goldstein LLP, Atlanta, Georgia, has passed upon the validity of the shares of common stock offered by this prospectus.

EXPERTS

Our consolidated financial statements as of and for the year ended December 31, 2004 included in this prospectus have been audited by McNair McLemore, Middlebrooks & Co., LLP, and our consolidated financial statements as of and for the year ended December 31, 2003 included in this prospectus have been audited by Porter Keadle Moore, LLP, independent registered public accounting firms, as set forth in their reports thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon the reports of these firms given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We have filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933 with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to NBOG and the common stock, reference is made to the Registration Statement and the exhibits to it. Copies of the Registration Statement may be examined and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain additional information regarding the operation of the public reference facility by calling the SEC at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as NBOG, that file electronically with the SEC.

NBOG BANCORPORATION, INC. AND SUBSIDIARY
GAINESVILLE, GEORGIA

CONSOLIDATED FINANCIAL STATEMENTS AS OF
DECEMBER 31, 2004 AND 2003 AND
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSOLIDATED FINANCIAL STATEMENTS AS OF
MARCH 31, 2005 (UNAUDITED)

Consolidated Balance Sheets -
March 31, 2005 (Unaudited) and December 31, 2004	F-30

Consolidated Statements of Operations (Unaudited) -
Three Months Ended March 31, 2005 and 2004	F-32

Consolidated Statements of Comprehensive Income (Loss) (Unaudited) -
Three Months Ended March 31, 2005 and 2004	F-33

Consolidated Statements of Cash Flows (Unaudited)
Three Months Ended March 31, 2005 and 2004	F-34

Notes to Consolidated Financial Statements	F-35

McNair, McLemore, Middlebrooks & Co., LLP
CERTIFIED PUBLIC ACCOUNTANTS

RALPH S. McLEMORE, SR., CPA (1963-1977)
SIDNEY B. McNAIR, CPA (1954-1992)

RICHARD A. WHITTEN, JR., CPA
SIDNEY E. MIDDLEBROOKS, CPA, PC	ELIZABETH WARE HARDIN, CPA
RAY C. PEARSON, CPA	CAROLINE E. GRIFFIN, CPA
J. RANDOLPH NICHOLS, CPA	RONNIE K. GILBERT, CPA
WILLIAM H. EPPS, JR., CPA	RON C. DOUTHIT, CPA
RAYMOND A. PIPPIN, JR., CPA	CHELSEY P. CAWTHON, JR., CPA
JERRY A. WOLFE, CPA	CHARLES A. FLETCHER, CPA
W. E. BARFIELD, JR., CPA	MARJORIE HUCKABEE CARTER, CPA
HOWARD S. HOLLEMAN, CPA	BRYAN A. ISGETT, CPA
F. GAY McMICHAEL, CPA	DAVID PASCHAL MUSE, JR., CPA

March 25, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
NBOG Bancorporation, Inc.

We have audited the accompanying consolidated balance sheets of NBOG Bancorporation, Inc. and Subsidiary as of December 31, 2004, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of NBOG Bancorporation, Inc. and Subsidiary as of December 31, 2003 and 2002 were audited by other auditors whose report dated February 20, 2004 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NBOG Bancorporation, Inc. and Subsidiary as of December 31, 2004, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

389 Mulberry Street • Post Office Box One • Macon, GA 31202
Telephone (478) 746-6277 • Facsimile (478) 743-6858
www.mmmcpa.com

Poter Keadle Moore, LLP

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
NBOG Bancorporation, Inc.

We have audited the accompanying consolidated balance sheets of NBOG Bancorporation, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NBOG Bancorporation, Inc. and subsidiary as of December 31, 2003 and 2002 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Atlanta, Georgia
February 20, 2004

NBOG BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31

ASSETS

	2004	2003

Cash and Cash Equivalents
Cash and Due from Banks	$1,125,521	$1,439,912
Federal Funds Sold	5,301,000	2,365,000

	6,426,521	3,804,912

Investment Securities Available for Sale, at Fair Value	5,348,728	2,744,662

Other Investments	234,850	207,550

Loans	32,291,811	47,163,482
Allowance for Loan Losses	(989,852)	(565,962)

	31,301,959	46,597,520

Premises and Equipment	2,464,768	691,051

Other Real Estate	1,905,053	179,303

Other Assets	329,640	1,382,318

Total Assets	$48,011,519	$55,607,316

The accompanying notes are an integral part of these consolidated balance sheets.

NBOG BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2004	2003

Deposits
Noninterest-Bearing	$2,325,228	$2,241,644
Interest-Bearing	41,401,631	46,843,478

	43,726,859	49,085,122

Other Liabilities	366,640	45,267

Commitments

Stockholders’ Equity
Preferred Stock, No Par Value; 10,000,000 Shares
Authorized; No Shares Issued and Outstanding	-	-
Common Stock, No Par Value; 50,000,000 Shares Authorized; 805,389 and 746,890 Shares Issued and Outstanding in 2004 and 2003, Respectively	7,527,820	7,176,408
Accumulated Deficit	(3,585,102)	(695,561)
Accumulated Other Comprehensive Loss	(24,698)	(3,920)

	3,918,020	6,476,927

Total Liabilities and Stockholders’ Equity	$48,011,519	$55,607,316

The accompanying notes are an integral part of these consolidated balance sheets.

NBOG BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31

	2004	2003	2002
Interest Income
Loans, Including Fees	$3,370,322	$3,217,455	$925,545
Investments	95,727	149,595	123,512
Federal Funds Sold	80,277	53,639	234,404

	3,546,326	3,420,689	1,283,461

Interest Expense
Deposits	1,144,287	1,333,018	876,975
Other	-	-	7,450

	1,144,287	1,333,018	884,425

Net Interest Income	2,402,039	2,087,671	399,036

Provision for Loan Losses	2,274,748	341,305	259,744

Net Interest Income After Provision for Loan Losses	127,291	1,746,366	139,292

Noninterest Income
Service Charges on Deposits	70,688	64,355	17,870
Gain on Sale or Call of Investment Securities	211	4,816	-
Mortgage Origination and Processing Fees	84,980	170,092	3,477
Other	5,434	18,846	21,119

	161,313	258,109	42,466

Noninterest Expenses
Salaries and Employee Benefits	1,164,723	890,642	736,326
Occupancy and Equipment	306,816	267,168	184,870
Professional Fees	266,531	140,449	72,403
Other	775,318	376,526	328,985

	2,513,388	1,674,785	1,322,584

Income (Loss) Before Income Taxes	(2,224,784)	329,690	(1,140,826)

Income Taxes (Benefit)	664,757	(649,757)	-

Net Income (Loss)	$(2,889,541)	$979,447	$(1,140,826)

Basic Earnings (Loss) Per Share	$(3.87)	$1.45	$(1.74)

Weighted Average Shares Outstanding	$747,391	$673,408	$655,722

The accompanying notes are an integral part of these consolidated statements.

NBOG BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
DECEMBER 31

	2004	2003	2002

Net Income (Loss)	$(2,889,541)	$979,447	$(1,140,826)

Other Comprehensive Income (Loss), Net of Tax
Gains (Losses) on Securities Arising During the Year	(20,639)	(63,796)	63,055
Reclassification Adjustment	(139)	(3,179)	-

Unrealized Gains (Losses) on Securities	(20,778)	(66,975)	63,055

Comprehensive Income (Loss)	$(2,910,319)	$912,472	$(1,077,771)

The accompanying notes are an integral part of these consolidated statements.

NBOG BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	Common Stock		Stock Subscription Receivable	Accumulated Deficit	Accumulated Comprehensive Income (Loss)	Total
	Shares	Amount

Balance, December 31, 2001	$-	$200	$(200)	$(534,182)	$-	$(534,182)

Proceeds from Stock Offering, Net of Offering Costs of $273,438	655,722	6,282,782				6,282,782
Cancellation of Organizational Shares Subscription		(200)	200
Unrealized Gain on Securities Available for Sale					63,055	63,055
Net Loss				(1,140,826)		(1,140,826)

Balance, December 31, 2002	655,722	6,282,782		(1,675,008)	63,055	4,670,829

Proceeds from Stock Offering, Net of Offering Costs of $18,055	91,168	893,626				893,626
Unrealized Loss on Securities Available for Sale, Net of Tax Benefit of $34,502					(66,975)	(66,975)
Net Income				979,447		979,447

Balance, December 31, 2003	746,890	7,176,408		(695,561)	(3,920)	6,476,927

Proceeds from Stock Offering	58,499	351,412				351,412
Unrealized Loss on Securities Available for Sale, Net of Tax Benefit of $10,704					(20,778)	(20,778)
Net Loss				(2,889,541)		(2,889,541)

Balance, December 31, 2004	$805,389	$7,527,820	$-	$(3,585,102)	$(24,698)	$3,918,020

See accompanying notes to consolidated financial statements.

NBOG BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31

	2004	2003	2002
Cash Flows from Operating Activities
Net Income (Loss)	$(2,889,541)	$979,447	$(1,140,826)
Adjustments to Reconcile Net Income (Loss) to
Net Cash Provided (Used) by Operating Activities
Provision for Loan Losses	2,274,749	341,305	259,744
Provision for Losses on Other Real Estate	46,684	-	-
Depreciation, Amortization and Accretion	164,909	168,110	111,930
Gain on Sale or Call of Investment Securities Available for Sale	(211)	(4,816)	-
(Gain) Loss on Sale of Other Real Estate	40,796	(2,479)	-
Loss on Sale or Retirement of Premises and Equipment	28,001	-	-
Change In
Other Assets	967,018	(761,181)	(169,931)
Other Liabilities	321,375	(446,104)	470,723

	953,780	274,282	(468,360)

Cash Flows from Investing Activities
Purchases of Investment Securities Available for Sale	(4,023,692)	(2,516,719)	(6,906,472)
Proceeds from Maturities, Calls and Paydowns of
Investment Securities Available for Sale	1,375,342	2,595,335	-
Proceeds from Sales of Investment Securities Available for Sale	-	4,011,338	-
Purchases of Other Investments	(100,400)	(74,900)	(145,250)
Proceeds from the Sale of Other Investments	73,100	12,600	-
Net Change in Loans	10,937,452	(21,822,551)	(25,976,459)
Proceeds from the Sale of Other Real Estate	366,494	36,784	-
Proceeds from the Sale of Premises and Equipment	14,500	-	-
Purchases of Premises and Equipment, Including Construction in Progress	(1,968,116)	(176,906)	(481,717)

	6,674,680	(17,935,019)	(33,509,898)

Cash Flows from Financing Activities
Net Change in Deposits	(5,358,263)	6,777,796	42,307,326
Repayment of Notes Payable	-	-	(1,082,140)
Payment of Deferred Offering Costs	-	(18,055)	(8,921)
Proceeds from the Issuance of Common Stock	351,412	911,681	6,556,220

	(5,006,851)	7,671,422	47,772,485

Net Increase (Decrease) in Cash and Cash Equivalents	2,621,609	(9,989,315)	13,794,227

Cash and Cash Equivalents, Beginning	3,804,912	13,794,227	-

Cash and Cash Equivalents, Ending	$6,426,521	$3,804,912	$13,794,227

See accompanying notes to consolidated financial statements.

NBOG BANCORPORATION, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of NBOG Bancorporation, Inc. (the Company) and its wholly-owned subsidiary, The National Bank of Gainesville (the Bank). All significant intercompany balances and transactions have been eliminated in consolidation.

Nature of Operations

The Bank provides a variety of retail and commercial banking services for consumers and small businesses located primarily in the Gainesville, Georgia area. Lending and investing activities are funded primarily by deposits gathered through its banking office. The Bank commenced operations on March 21, 2002.

Use of Estimates

In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

Reclassifications

In certain instances, amounts reported in prior years’ consolidated financial statements have been reclassified to conform to statement presentations selected for 2004. Such reclassifications had no effect on previously reported stockholders’ equity or net income.

Concentrations of Credit Risk

Lending is concentrated in mortgage, commercial and consumer loans to local borrowers. In management's opinion, although the Bank has a high concentration of real estate loans, these loans are well collateralized and do not pose an adverse credit risk. In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk.

The success of the Bank is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material detrimental effect on the Bank's results of operations and financial condition. The operating results of the Bank depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

(1) Summary of Significant Accounting Policies (Continued)

Investment Securities

Investment securities are recorded under the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, whereby the Bank may classify its securities as trading, available for sale or held to maturity. Trading securities are purchased and held for sale in the near term. Securities held to maturity are those which the Bank has the ability and intent to hold until maturity. All other securities not classified as trading or held to maturity are considered available for sale. As of December 31, 2004 and 2003, all investment securities are classified as available for sale.

Securities available for sale are reported at estimated fair value. Unrealized gains and losses on securities available for sale are excluded from earnings and are reported, net of deferred taxes, in accumulated other comprehensive income (loss), a component of stockholders’ equity. Gains and losses from sales of securities available for sale are computed using the specific identification method. This caption includes securities, which may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements or unforeseen changes in market conditions. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Declines in the fair value of individual securities available for sale below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Other Investments

Other investments include equity securities with no readily determinable fair value. These investments are carried at cost.

Loans

Loans that the Bank has the ability and intent to hold for the foreseeable future or until maturity are recorded at their principal amount outstanding, net of unearned interest and fees. Interest income on loans is recognized using the effective interest method. Significant loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment to yield using interest method.

When management believes there is sufficient doubt as to the collectibility of principal or interest on any loan, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management’s judgment as to the collectibility of principal. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.

(1) Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revisions as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Depreciation of premises and equipment is provided over the estimated useful lives of the respective assets utilizing the straight-line method. Premises and equipment that are still undergoing development and have not been placed in service are classified as construction in process and are not depreciated. Expenditures for major renewals and betterments are capitalized and those for maintenance and repairs are charged to income as incurred.

(1) Summary of Significant Accounting Policies (Continued)

Other Real Estate

Other real estate owned represents property acquired through foreclosure. Properties are carried at the lower of cost or current appraisal values. Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses. Subsequent declines in value, routine holding costs and gains or losses upon disposition are included in other expense.

Income Taxes

The Company accounts for income taxes under the liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of operations but as a separate component of the equity section of the consolidated balance sheets. Such items are considered components of other comprehensive income. SFAS No. 130, Reporting Comprehensive Income, requires the presentation in the consolidated financial statements of net income and all items of other comprehensive income as total comprehensive income.

Net Income (Loss) Per Share

Net earnings (loss) per common share are based on the weighted average number of common shares outstanding during the period. The effects of potential common shares outstanding, including warrants, Net income (loss) per common share are based on the weighted average number of common shares outstanding during the period. The effects of potential common shares outstanding, including warrants, are included in diluted earnings per share. For both 2004 and 2003, there were no common stock equivalents as the strike price equaled the market value of the stock during 2004 and 2003. No common stock equivalents were considered in 2002 as the effects of such would be antidilutive to the loss per share calculation.

(1) Summary of Significant Accounting Policies (Continued)

Stock Compensation Plans

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” encourages all entities to adopt a fair value based method of accounting for employee stock Statments SFAS No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (APB 25) whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Under ABP 25, stock options issued under the Company’s stock option plan have no intrinsic value at the grant date and, as such, no compensation cost is recognized. The Company has elected to continue with the accounting methodology in APB 25. As of December 31, 2004, the Company’s stock options had an additional proforma effect of $40,920, net of tax, to the $2,889,541 net loss incurred for the year. However, as of December 31, 2003, the Company’s options had no proforma effect to net earnings reported as there were no options that vested in the reporting period.

Statements of Cash Flows

For reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks and federal funds sold. Cash flows from demand deposits, NOW accounts, savings accounts, loans and certificates of deposit are reported net.

Supplementary cash flow information:

	2004	2003	2002

Cash Paid During the Year for Interest, Net of Capitalized Interest of $51,162 and $6,050 in 2004 and 2003, Respectively	$1,204,717	$1,697,119	$417,393

Cash Paid for Income Taxes	$15,000	$-	$-

Noncash investing and financing activities:

	2004	2003	2002

Transfer of Loans to Other Real Estate	$2,425,179	$600,441	$-

Change in Unrealized Gain (Loss) on Securities Available for Sale	$(20,778)	$(66,975)	$63,055

Recognition of Previously Deferred Offering Costs	$-	$-	$264,517

(1) Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements

Emerging Issues Task Force Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, (EITF 03-1) was issued in late 2003 with an effective date of March 31, 2004. EITF 03-1 provides guidance for determining the meaning of "other-than-temporarily impaired" and its application to certain debt and equity securities within the scope of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other than temporarily impaired unless the Bank can assert and demonstrate its intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment which might mean maturity. This issue also requires disclosures assessing the ability and intent to hold investments in instances in which an investor determines that an investment with a fair value less than cost is not other than temporarily impaired.

On September 30, 2004, the FASB delayed indefinitely the effective date for the measurement and recognition guidance contained in EITF 03-1. This delay does not suspend the requirement to recognize other than temporary impairments as required by existing authoritative literature or to disclose certain information on impaired investments. The application of the guidance originally included in EITF 03-1 would not have had a material effect on the Bank's financial condition or results of operations.

In December 2004, the FASB issued an amendment to SFAS 123 (SFAS 123R) which eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires that such transactions be accounted for using a fair value-based method. SFAS 123R will be effective for the Bank beginning January 1, 2006. The adoption of SFAS 123R will not result in a material impact on the Bank's results of operations or financial condition.

(2) Investment Securities Available for Sale

At December 31, 2004 and 2003, the amortized cost and fair value of investment securities available for sale are summarized as follows:
2004	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. Government Agencies	$1,498,951	$-	$(14,101)	$1,484,850
Mortgage Backed Securities	3,887,199	2,007	(25,328)	3,863,878

	$5,386,150	$2,007	$(39,429)	$5,348,728

2003

U.S. Government Agencies and Treasuries	$1,498,128	$1,020	$(5,533)	$1,493,615
Mortgage Backed Securities	1,252,473	4,320	(5,746)	1,251,047

	$2,750,601	$5,340	$(11,279)	$2,744,662

The following outlines the unrealized losses and fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004 and 2003:
	Less Than 12 Months		12 Months or Greater		Total

2004	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

U.S. Government Agencies	$1,484,850	$(14,101)	$-	$-	$1,484,850	$(14,101)
Mortgage Backed Securities	2,702,736	(25,328)	-	-	2,702,736	(25,328)

	$4,187,586	$(39,429)	$-	$-	$4,187,586	$(39,429)

2003

U.S. Government Agencies	$492,815	$(5,533)	$-	$-	$492,815	$(5,533)
Mortgage Backed Securities	919,088	(5,746)	-	-	919,088	(5,746)

	$1,411,903	$(11,279)	$-	$-	$1,411,903	$(11,279)

(2) Investment Securities Available for Sale (Continued)

At December 31, 2004, unrealized losses on the debt securities arose due to changing interest rates and market conditions and are considered to be temporary because of acceptable investment grades where the repayment sources of principal and interest are backed by the U.S. Government and Government sponsored corporations. At December 31, 2004, six out of nine securities issued by U.S. Government agencies and Government sponsored corporations, including mortgage backed securities, contained unrealized losses.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
	Cost	Fair Value
U.S. Government Agencies
1 to 5 Years	$1,498,951	$1,484,850
Mortgage Backed Securities	3,887,199	3,863,878

	$5,386,150	$5,348,728

At December 31, 2004, there were no securities required to be pledged to secure public deposits. Securities with a carrying value of approximately $80,000 were pledged to secure public deposits at December 31, 2003.

Proceeds from the sales of investment securities available for sale totaled $4,011,338 for the year ended December 31, 2003. Gross gains in the amount of $4,816 were recognized on those sales by the Company during 2003. There were no sales of investment securities in 2004 and 2002.

(3) Loans

The composition of loans as of December 31 are:

	2004	2003

Commercial, Financial and Agricultural	$7,043,577	$7,213,085
Real Estate-Mortgage	15,821,976	19,222,273
Real Estate-Construction	1,782,584	10,671,023
Consumer	7,643,674	10,057,101

	$32,291,811	$47,163,482

The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located primarily in its general trade area of Hall County, Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

(4) Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized for the years ended December 31 as follows:
	2004	2003	2002

Balance, Beginning	$565,962	$257,589	$-
Provision Charged to Operating Expenses	2,274,749	341,305	259,744
Loans Charged Off	(2,048,216)	(40,384)	(2,155)
Loan Recoveries	197,357	7,452	-

Balance, Ending	$989,852	$565,962	$257,589

At December 31, 2004 and 2003, the total recorded investment in loans on nonaccrual status approximated $1,730,000 and $0, respectively. The recorded investment in loans past due 90 days or more and still accruing interest approximated $0 and $405,000 as of December 31, 2004 and 2003, respectively. Impaired loans approximated $656,000 and $0 as of December 31, 2004 and 2003, respectively. The allowance for loan loss includes a general allowance component of $111,109 for impaired loans as of December 31, 2004. A specific allowance component for impaired loans as of December 31, 2004 was not established as management determined the general allowance component to be adequate to absorb future loan losses. The average investment in impaired loans during 2004 approximated $1,938,000. Interest income recognized on impaired loans in 2004 approximated $21,900. Interest income recognized on impaired loans on a cash basis in 2004 approximated $35,100. There were no loans classified as impaired during 2003 or 2002. No additional funds are committed to be advanced in connection with impaired loans.

(5) Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2004	2003

Land and Land Improvements	$402,006	$341,569
Building	1,655,022	6,506
Furniture and Equipment	636,009	320,814
Leasehold Improvements	-	18,445
Bank Vehicles	6,795	45,447
Construction in Process	1,016	154,882

	2,700,848	887,663

Accumulated Depreciation	(236,080)	(196,612)

	$2,464,768	$691,051

Depreciation charged to operations totaled $139,505, $109,117 and $82,561 for 2004, 2003 and 2002, respectively.

Capitalized interest included in premises and equipment totaled $51,162, $6,050 and $0 in 2004, 2003 and 2002, respectively.

(6) Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $31,301 and $13,788 as of December 31, 2004 and 2003, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2004	2003

Interest-Bearing Demand	$734,977	$357,509
Savings	4,205,161	5,265,995
Time, $100,000 and Over	10,423,923	13,320,693
Other Time	26,037,570	27,898,281

	$41,401,631	$46,843,478

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $8,340,000 and $9,923,000 as of December 31, 2004 and 2003, respectively.

As of December 31, 2004, the scheduled maturities of certificates of deposit are as follows:

Year	Amount

2005	$30,425,140
2006	3,890,178
2007	1,462,968
2008	397,762
2009	285,445

$36,461,493

(7) Income Taxes

The components of the income tax expense (benefit) for the years ended December 31 are as follows:

	2004	2003

Deferred Expense	$2,455,382	$7,405
Change in Valuation Allowance	(1,790,625)	(657,162)

	$664,757	$(649,757)

(7) Income Taxes (Continued)

The difference between income tax expense and the amount computed by applying the statutory federal income tax rate to the earnings before income taxes for the year ended December 31, 2004 relates primarily to the change in the valuation allowance.

The following summarizes the components of deferred taxes at December 31:

	2004	2003
Deferred Income Tax Assets
Allowance for Loan Losses	$226,043	$203,651
Preopening Expenses	107,263	162,367
Premises and Equipment	3,902	14,028
Operating Loss Carryforwards	1,424,504	267,866
Net Unrealized Losses on Investments
Securities Available for Sale	12,723	2,019
Other	28,913	1,845

Total Gross Deferred Income Tax Assets	1,803,348	651,776
Less Valuation Allowance	(1,790,625)	-

Net Deferred Tax Asset	$12,723	$651,776

The future tax consequences of the differences between the financial reporting and tax bases of the Company’s assets and liabilities resulted in a net deferred tax asset. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

The following summarizes the activity in the valuation allowance of the deferred tax asset at December 31:

	2004	2003

Balance, Beginning	$-	$657,162
Additions	1,790,625	-
Deletions	-	(657,162)
Balance, Ending	$1,790,625	$-

At December 31, 2004, the Company had federal and state net operating loss carryforwards for tax purposes of approximately $4,272,000, which will expire beginning in 2017 if not previously utilized.

(8) Borrowings

The Bank had lines of credit available at December 31, 2004 and 2003 totaling $3,900,000 with its correspondent banks which represent available credit for overnight borrowings from financial institutions. No balances were outstanding as of December 31, 2004 and 2003.

(9) Commitments

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. In most cases, the Bank requires collateral to support financial instruments with credit risk.

The following summarizes commitments as of December 31:

	Approximate Contract Amount
	2004	2003
Financial Instruments Whose Contract Amounts Represent Credit Risk
Commitments to Extend Credit	$1,314,000	$4,310,000
Standby Letters of Credit	130,000	242,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit or personal property.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

(10) Stockholders’ Equity

Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the board of directors of the Company, up to a maximum of 10,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the board.

Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior years’ net earnings and the ratio of equity capital to total assets. The Bank is currently not allowed to pay dividends to the Company until it becomes cumulatively profitable.

(11) Related Party Transactions

It is the Bank’s policy to make loans to directors and officers, including companies in which they have a beneficial interest, in the normal course of business. It is also the Bank’s policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons.

The following summary reflects activities for related party loans:

	2004	2003

Balance, Beginning	$195,460	$432,596
New Loans	803,580	143,425
Principal Repayments	(126,426)	(380,561)

Balance, Ending	$872,614	$195,460

As of December 31, 2004 and 2003, deposit accounts for related parties totaled approximately $232,000 and $218,000, respectively.

(12) Employee and Director Benefit Plans

Stock Option Plan and Warrants

Organizers of the Company are entitled to receive, in aggregate, 199,736 stock warrants. Each warrant entitles its holder to purchase, at any time within ten years from the date the Bank opened for business, an additional share of the Company’s common stock for $10.00. These warrants vest at a rate of 33 percent annually on each anniversary of the Bank opening, so long as the director has served continuously as a director of the Company from opening date until the particular anniversary and has attended a minimum of 75 percent of the board’s meetings. In the event of a change in control, the above warrants will vest immediately.

During 2003, the stockholders approved a stock option plan (the Option Plan) whereby the Company may grant options to acquire shares of common stock of the Company at the then fair value. A total of 125,000 shares of common stock were reserved for possible issuance under this plan. Vesting periods are established by the board at the date of grant and expire on the tenth anniversary of the grant date.

During 2004, the board of directors approved the granting of nonqualified stock options to an executive of the Company. The options allow the executive the right to purchase 27,500 shares at an exercise price of $10 per share. The options expire on the tenth anniversary of the grant date and vest over a three-year period.

A summary of activity related to the stock options, for the years ended December 31, 2004 and 2003 is presented below:
	Shares	Weighted Average Exercise Price

Outstanding, December 31, 2002	-	$-
Granted	81,000	10.00

Outstanding, December 31, 2003	81,000	10.00

Granted	27,500	10.00
Forfeited	20,000	10.00

Outstanding, December 31, 2004	88,500	$10.00

Eligible to be Exercised, December 31, 2004	21,000	$10.00

The weighted average fair values of option granted during 2004 and 2003 were $3.43 and $3.10, respectively. The fair value of each option grant is estimated on the date of the grant using the Minimum Value pricing model with the following weighted average assumptions used:

	2004	2003

Dividend Yield	0.00%	0.00%
Risk Free Interest Rate	4.25%	3.85%
Expected Life (in Years)	10	10

(13) Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of NBOG Bancorporation’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Bank, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Bank since purchase, origination or issuance.

Cash and Short-Term Investments - For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment Securities Available for Sale - Fair values for investment securities are based on quoted market prices.

Other Investments - The fair value of other investments approximates carrying value.

Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Deposit Liabilities - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Standby Letters of Credit and Unfulfilled Loan Commitments - Because these items are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Bank's financial instruments as of December 31 are presented hereafter:
	2004		2003
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(in Thousands)
Assets
Cash and Short-Term Investments	$6,427	$6,427	$3,805	$3,805
Investment Securities Available for Sale	5,349	5,349	2,745	2,745
Other Investments	235	235	208	208
Loans	32,292	33,040	47,163	48,606

Liabilities
Deposits	43,727	43,390	49,085	49,226

Unrecognized Financial Instruments
Standby Letters of Credit	-	130	-	242
Unfulfilled Loan Commitments	-	1,314	-	4,310

(13) Fair Value of Financial Instruments (Continued)

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(14) Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance sheet items, as calculated under regulatory accounting practices, must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 Capital to risk-weighted assets and of Tier 1 Capital to average assets.

On August 19, 2004, the board of directors entered into a formal agreement with the Office of the Comptroller of the Currency (OCC), which outlines actions to be taken by the Bank to address concerns by the OCC. One provision of the agreement calls for the Bank to maintain a total capital (to risk-weighted assets) ratio of 12.0 percent and tier 1 capital (to average assets) ratio of 8.0 percent as of December 31, 2004. The tier 1 capital ratio to average assets at December 31, 2004 was under the required 8.0 percent by 0.2 percent.

By March 31, 2005, the Bank is required to maintain capital ratios of total capital to risk weighted assets of 14.0 percent and tier 1 capital to average assets of 9.0 percent. The Bank has filed a capital plan for attaining the required level of regulatory capital that includes raising additional capital through a stock offering. The Bank has not received notification from the OCC regarding acceptance or rejection of its capital plan.

The Bank believes it has materially complied with all regulatory orders and restrictions.

(14) Regulatory Matters (Continued)

As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. Additionally, under an agreement with the Office of the Comptroller of the Currency, the Bank is required to maintain a Tier I capital to average asset ratio of no less than 8 percent for the first three years of operations. The actual capital amounts and ratios for the Bank are also presented in the table. Disclosures related to the Company have been excluded as they did not significantly deviate from the disclosure herein.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In Thousands)
December 31, 2004

Total Capital to
Risk-Weighted Assets	$4,362	12.60%	$2,768	8.00%	$3,460	10.00%
Tier I Capital to
Risk-Weighted Assets	3,923	11.30	1,384	4.00	2,076	6.00
Tier I Capital to
Average Assets	3,923	7.80	2,015	4.00	2,518	5.00

December 31, 2003

Total Capital to
Risk-Weighted Assets	7,032	16.00	3,527	8.00	4,409	10.00
Tier I Capital to
Risk-Weighted Assets	6,841	14.70	1,763	4.00	2,646	6.00
Tier I Capital to
Average Assets	6,481	12.40	2,086	4.00	2,608	5.00

(15) Other Operating Expenses

Components of other operating expenses which are greater than 1 percent of interest income and other operating income for the years ended December 31 are as follows:

	2004	2003	2002

Data Processing Fees	$111,854	$83,606	$58,516
Advertising and Marketing	98,080	50,120	76,940
Insurance and Assessments	71,426	63,597	29,412
Office Supplies	43,847	43,847	42,546
Other Loan Related and Repossession	264,333	19,729	13,795
Other Miscellaneous	89,276	27,591	15,553

(16) Financial Information of NBOG Bancorporation, Inc. (Parent Only)

NBOG BANCORPORATION, INC. (PARENT ONLY)
BALANCE SHEETS
DECEMBER 31

ASSETS

	2004	2003

Cash and Interest-Bearing Deposits	$36,620	$270,020
Investment in Subsidiary	3,897,845	6,206,907
Other Assets	8,555	-

Total Assets	$3,943,020	$6,476,927

LIABILITIES AND STOCKHOLDERS’ EQUITY

Other Liabilities	$25,000	$-

Stockholders’ Equity	3,918,020	6,476,927

Total Liabilities and Stockholders’ Equity	$3,943,020	$6,476,927

(16) Financial Information of NBOG Bancorporation, Inc. (Parent Only)

NBOG BANCORPORATION, INC. (PARENT ONLY)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31

	2004	2003	2002

Interest Income	$768	$218	$52,515

Expenses
Salaries and Employee Benefits	-	-	27,587
Other Operating	82,615	46,498	31,377

	82,615	46,498	58,964

Loss Before Equity in Undistributed Loss of Subsidiary	(81,847)	(46,280)	(6,449)

Equity in Undistributed Income (Loss) of Subsidiary	(2,807,694)	1,025,727	(1,134,377)

Net Income (Loss)	$(2,889,541)	$979,447	$(1,140,826)

(16) Financial Information of NBOG Bancorporation, Inc. (Parent Only)

NBOG BANCORPORATION, INC. (PARENT ONLY)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31

	2004	2003	2002

Cash Flows from Operating Activities
Net Income (Loss)	$(2,889,541)	$979,447	$(1,140,826)
Adjustments to Reconcile Net Income (Loss) to Net
Cash Provided (Used) by Operating Activities
Equity in Undistributed Loss of Subsidiary	2,807,694	(1,025,727)	1,134,377
Change In
Other Assets	(8,555)	-	-
Other Liabilities	25,000	-	18,504

	(65,402)	(46,280)	12,055

Cash Flows from Investing Activities
Capital Infusion in Subsidiary	(519,410)	(615,001)	(5,439,539)

Cash Flows from Financing Activities
Net Change in Line of Credit	-	-	(1,082,140)
Proceeds from Sale of Common Stock	351,412	911,681	6,556,220
Payments of Deferred Offering Costs	-	(18,055)	(8,921)

	351,412	893,626	5,465,159

Net Increase (Decrease) in Cash	(233,400)	232,345	37,675

Cash and Interest-Bearing Deposits, Beginning	270,020	37,675	-

Cash and Interest-Bearing Deposits, Ending	$36,620	$270,020	$37,675

(17) Subsequent Event

The Company filed a rights offering with the Securities and Exchange Commission on February 4, 2005 to sell 1,000,000 shares of common stock at a proposed price per unit of $6. On March 17, 2005, the Company’s board of directors approved to revise the number of shares and price per unit of the rights offering to 1,500,000 shares and $4 per unit, respectively. The proceeds from the offering will be used to satisfy the capital ratios required by the OCC and to support the continued growth of the Bank.

NBOG BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31,	December 31,
	2005	2004
	(Unaudited)

Cash and Cash Equivalents
Cash and Due from Banks	$1,174,708	$1,125,521
Federal Funds Sold	2,902,000	5,301,000

	4,076,708	6,426,521

Investment Securities Available for Sale, at Fair Value	6,033,748	5,348,728

Other Investments	213,050	234,850

Loans	29,575,995	32,291,811
Allowance for Loan Losses	(1,086,668)	(989,852)

	28,489,327	31,301,959

Premises and Equipment	2,433,358	2,464,768

Other Real Estate	1,506,853	1,905,053

Other Assets	480,574	329,640

Total Assets	$43,233,618	$48,011,519

The accompanying notes are an integral part of these consolidated balance sheets.

NBOG BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ EQUITY

	March 31,	December 31,
	2005	2004
	(Unaudited)

Deposits
Noninterest-Bearing	$2,724,919	$2,325,228
Interest-Bearing	36,217,720	41,401,631

	38,942,639	43,726,859

Other Liabilities	227,080	366,640

Stockholders’ Equity
Preferred Stock, No Par Value; 10,000,000 Shares
Authorized; No Shares Issued and Outstanding	-	-
Common Stock, No Par Value; 50,000,000 Shares Authorized; 868,198 and 805,389 Shares Issued and Outstanding in 2005 and 2004, Respectively	8,089,242	7,527,820
Accumulated Deficit	(3,955,000)	(3,585,102)
Accumulated Other Comprehensive Loss	(70,343)	(24,698)

	4,063,899	3,918,020

Total Liabilities and Stockholders’ Equity	$43,233,618	$48,011,519

The accompanying notes are an integral part of these consolidated balance sheets.

NBOG BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31
(UNAUDITED)

	2005	2004
Interest Income
Loans, Including Fees	$643,504	$998,051
Investments	54,189	18,615
Federal Funds Sold	20,814	10,305

	718,507	1,026,971

Interest Expense
Deposits	231,287	310,364

Net Interest Income	487,220	716,607

Provision for Loan Losses	225,000	284,104

Net Interest Income After Provision for Loan Losses	262,220	432,503

Noninterest Income
Service Charges and Fees on Deposits	9,865	18,947
Gain on Sale or Call of Investment Securities	-	211
Mortgage Origination and Processing Fees	669	25,942
Other	6,961	4,342

	17,495	49,442

Noninterest Expenses
Salaries and Employee Benefits	304,723	242,285
Occupancy and Equipment	98,028	71,231
Professional Fees	51,469	28,816
Other	195,392	170,004

	649,612	512,336

Loss Before Income Taxes	(369,897)	(30,391)

Provision for Income Taxes	-	-

Net Loss	$(369,897)	$(30,391)

Basic Loss Per Share	$(.45)	$(.04)

Weighted Average Shares Outstanding	820,423	746,978

The accompanying notes are an integral part of these consolidated statements.

NBOG BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE THREE MONTHS ENDED MARCH 31
(UNAUDITED)

	2005	2004

Net Loss	$(369,897)	$(30,391)

Other Comprehensive Income (Loss), Net of Tax
Gains (Losses) on Securities Arising During the Year	(45,647)	14,012
Reclassification Adjustment	-	(139)

Unrealized Gains (Losses) on Securities	(45,647)	13,873

Comprehensive Loss	$(415,544)	$(16,518)

The accompanying notes are an integral part of these consolidated statements.

NBOG BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31
(UNAUDITED)

	2005	2004
Cash Flows from Operating Activities
Net Loss	$(369,897)	$(30,391)
Adjustments to Reconcile Net Loss to
Net Cash Provided (Used) by Operating Activities
Provision for Loan Losses	225,000	284,104
Depreciation, Amortization and Accretion	60,989	35,809
Gain on Sale or Call of Investment Securities Available for Sale	-	(211)
Gain on Sale of Other Real Estate	(2,712)	-
Change In
Other Assets	(132,469)	10,601
Other Liabilities	(139,562)	144,751

	(358,651)	444,663

Cash Flows from Investing Activities
Purchases of Investment Securities Available for Sale	(994,796)	(1,001,406)
Proceeds from Maturities, Calls and Pay-downs of Investment Securities Available for Sale	235,787	1,069,755
Proceeds from the Sale of Other Investments	21,800	-
Net Change in Loans	2,391,432	(2,119,558)
Proceeds from the Sale of Other Real Estate	597,112	-
Purchases of Premises and Equipment, Including Construction in Progress	(19,699)	(136,379)

	2,231,636	(2,187,588)

Cash Flows from Financing Activities
Net Change in Deposits	(4,784,220)	4,219,052
Proceeds from the Issuance of Common Stock	561,422	1,000

	(4,222,798)	4,220,052

Net Increase (Decrease) in Cash and Cash Equivalents	(2,349,813)	2,477,127

Cash and Cash Equivalents, Beginning	6,426,521	3,804,912

Cash and Cash Equivalents, Ending	$4,076,708	$6,282,039

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
(Unaudited)

Note 1 - Basis of Presentation

NBOG Bancorporation, Inc. (the Company), a bank holding company, owns 100% of the outstanding common stock of The National Bank of Gainesville (the Bank), which operates in the Gainesville, Georgia area.

The consolidated financial statements include the accounts of the Company and the Bank. All inter-company accounts and transactions have been eliminated in consolidation.

The accompanying financial statements have been prepared in accordance with the requirements for interim financial statements and, accordingly, they omit disclosures, which would substantially duplicate those contained in the most recent annual report to shareholders on Form 10-KSB. The financial statements as of March 31, 2005 are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. The results of operations for the quarter ended March 31, 2005 are not necessarily indicative of the results of a full year’s operations. The financial information as of December 31, 2004 has been derived from the audited financial statements as of that date. For further information, refer to the financial statements and the notes included in the Company’s 2004 Form 10-KSB.

Stock Compensation Plans

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (APB 25) whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Under ABP 25, stock options issued under the Company’s stock option plan have no intrinsic value at the grant date and, as such, no compensation cost is recognized. The Company has elected to continue with the accounting methodology in APB 25. As of March 31, 2005 and 2004, the Company’s options had no pro-forma effect to net earnings reported as there were no options that vested in the reporting period.

Note 2 - Critical Accounting Policies and Estimates

The Company has adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. The Company’s significant accounting policies are described in the footnotes to the consolidated financial statements at December 31, 2004 as filed on our annual report on Form 10-KSB.

Certain accounting policies involve significant estimates and assumptions by the Company, which have a material impact on the carrying value of certain assets and liabilities. The Company considers these accounting policies to be critical accounting policies. The estimates and assumptions used are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the estimates and assumptions made, actual results could differ from these estimates and assumptions which could have a material impact on carrying values of assets and liabilities and results of operations.

The Company believes that the provision and allowance for loan losses and income taxes are critical accounting policies that require the most significant judgments and estimates used in preparation of its consolidated financial statements. Refer to the portion of management’s discussion and analysis of financial condition and results of operations that addresses the provision for allowance for loan losses and income taxes for a description of the Company’s processes and methodology for determining the allowance for loan losses and income taxes.

Note 3 - Net Income (Loss) Per Share

Net earnings (loss) per common share are based on the weighted average number of common shares outstanding during the period. The effects of potential common shares outstanding, including warrants and options, are included in diluted earnings per share. For both 2005 and 2004, there were no common stock equivalents as the strike price equaled the market value of the stock during 2005 and 2004. No common stock equivalents were considered in 2004 as the effects of such would be anti-dilutive to the loss per share calculation.

Note 4 - Loans

Activity in the allowance for loan losses for the three months ended March 31, 2005 and the twelve months ended December 31, 2004 is summarized as follows:

	2005	2004

Beginning Balance	$989,852	$565,962
Provision Charged to Operations	225,000	2,274,749
Loan Charge-Offs	(154,686)	(2,048,216)
Loan Recoveries	26,502	197,357

Ending Balance	$1,086,668	$989,852

The following is a summary of risk elements in the loan portfolio for the three months ended March 31, 2005 and the twelve months ended December 31, 2004:

	2005	2004

Loans on Nonaccrual	$949,674	$1,730,107
Loans Past Due 90 Days and Still Accruing	-	-
Other Real Estate Owned and Repossessions	1,631,048	1,973,253

Total Nonperforming Assets	$2,580,722	$3,703,360

Total Nonperforming Assets as a Percentage of Gross Loans	8.73%	11.47%

As a result of management's ongoing review of the loan portfolio, loans are classified as non-accrual when management believes, after considering economic and business conditions and collection efforts, the borrower’s financial condition is such that collection of interest is doubtful. Generally, loans are placed on non-accrual status when principal or interest payments are past due for more than 90 days. Exceptions are allowed for loans past due greater than 90 days when such loans are well secured and in process of collection. Interest income that would have been reported on the non-accrual loans totaled $15,614 for the three months ended March 31, 2005 and totaled $109,830 for the twelve months ended December 31, 2004.

Note 5 - Income Taxes

During the quarter ended June 30, 2004, the Company recorded a provision for income taxes of $649,757. In 2003, the Company had recorded a deferred tax asset for this amount in recognition of the tax timing difference that was expected to be recognized at a future date. This determination was based on the expectation that the Company’s earnings in future periods would be sufficient to recognize the associated tax benefit. During the quarter ended June 30, 2004, the Company discovered previously unanticipated credit issues that warranted a significant increase in the allowance for loan losses, negatively impacting the year-to-date and quarterly results. Due to the issues discovered, the future realizability of this asset is in question. The reserve will be maintained until such time that management believes the deferred tax asset can be recognized. No income tax provision has been recorded for the Company since June 30, 2004.

Note 6 - Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance sheet items, as calculated under regulatory accounting practices, must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier 1 Capital to risk-weighted assets and of Tier 1 Capital to average assets.

On August 19, 2004, the board of directors entered into a formal agreement with the Office of the Comptroller of the Currency (OCC), which outlines actions to be taken by the Bank to address concerns by the OCC. One provision of the agreement calls for the Bank to maintain a Total Capital (to risk-weighted assets) ratio of 14.0 percent and Tier 1 Capital (to average assets) ratio of 9.0 percent as of March 31, 2005. The Bank’s ratios of Total Capital to risk weighted assets and Tier 1 Capital to average assets at March 31, 2005 were 14.13% and 9.06%, respectively. The Bank also plans to maintain these capital ratios by raising additional capital through a stock rights offering. (See Note 7 below.)

Note 7 - Subsequent Event

The Company filed a rights offering with the Securities and Exchange Commission (SEC) on February 4, 2005 to sell 1,000,000 shares of common stock at a proposed price per unit of $6. On March 17, 2005, the Company’s board of directors approved to revise the number of shares and price per unit of the rights offering to 1,500,000 shares and $4 per unit, respectively. The amended registration statement for 1,493,301 shares at $4 per share was filed on April 28, 2005 for SEC review. The proceeds from the offering will be used to maintain the capital ratios required by the OCC and to support the continued growth of the Bank.

Note 8 - New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), Share-Based Payment, which revises SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement requires an entity to recognize the cost of employee services received in share-based payment transactions and measure the cost on a grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. The provisions of SFAS 123 (revised 2004) will be effective for the Company’s financial statements issued for the first fiscal year beginning after June 15, 2005. The Company will adopt SFAS 123 (revised 2004) in the first quarter of 2006. The method for adoption of this statement is not expected to have a material impact to the Company’s financial condition. See Note 4 for SFAS 123 pro forma disclosures.

In March 2004, the Financial Accounting Standards Board ratified the consensus reached by the Emerging Issues Task Force in Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (EITF 03-1). EITF 03-1 provides guidance for determining when an investment is considered impaired, whether impairment is other-than-temporary, and measurement of an impairment loss. In September 2004, the FASB issued FSP 03-1-1 which delayed the effective date for the measurement and recognition guidance contained in paragraphs 10-20 of Issue 03-1 due to additional proposed guidance. At March 31, 2005, gross unrealized losses on available for sale securities were $106,580. The Company is continuing to evaluate the impact of EITF 03-1. The amount of other-than-temporary impairment to be recognized, if any, will be dependent on market conditions, management’s intent and ability to hold investments until a forecasted recovery, and the finalization of the proposed guidance by the FASB.

In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued AICPA Statement of Position No. 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (SOP 03-3), to address accounting for differences between the contractual cash flows of certain loans and debt securities and the cash flows expected to be collected when loans or debt securities are acquired in a transfer, and those cash flow differences are attributable, at least in part, to credit quality. As such, SOP 03-3 applies to such loans and debt securities acquired in purchase business combinations and does not apply to originated loans. The application of SOP 03-3 limits the interest income, including accretion of purchase price discounts that may be recognized for certain loans and debt securities. Additionally, SOP 03-3 requires that the excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) not be recognized as an adjustment of yield or valuation allowance, such as the allowance for loan and lease losses. Subsequent to the initial investment, increases in expected cash flows generally should be recognized prospectively through adjustment of the yield on the loan or debt security over its remaining life. Decreases in expected cash flows should be recognized as impairment. SOP 03-3 is effective for loans and debt securities acquired in fiscal years beginning after December 15, 2004, with early application encouraged. The Company adopted SOP 03-3 on January 1, 2005 and the impact was not material to the Company’s financial condition, results of operations or cash flows as no loans were purchased in the first quarter of 2005.

APPENDIX A
Subscription Rights Exercise Form
for
Existing Shareholders

NBOG Bancorporation, Inc.
807 Dorsey Street
Gainesville, GA 30501-6619
Attn: W. Bryan Hendrix

Ladies and Gentlemen:

I hereby subscribe to purchase the number of shares of common stock of NBOG Bancorporation, Inc. (the “Company”) indicated below. I acknowledge that I am eligible to purchase up to 1.72 shares for every one share of common stock of the Company that I owned as of May 17 2005, and such additional shares and may remain available after completion of the subscription rights period.
I have received a copy of the Company’s prospectus, dated ___________, 2005. I understand that my purchase of the Company’s common stock involves significant risk, as described under “Risk Factors” in the prospectus. I also understand that no federal or state agency has made any finding or determination regarding the fairness of the Company’s offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the common stock.

Enclosed is a check in the amount of $4.00 multiplied by the number of shares I wish to purchase shares of the Company. My check is made payable to “NBOG Bancorporation, Inc.”

I acknowledge that when the Company receives my subscription and my check, this subscription agreement will become final and binding on me and I will be unable to revoke it.

Subscription Rights.

I am entitled to purchase 1.72 shares for every one share of common stock of the Company that I owned as of May 17, 2005.

multiplied by 1.72 equals
Number of Shares Owned		Number of Subscription Rights

I hereby exercise the number of subscription rights indicated below to purchase the same number of shares of common stock of the Company for $4.00 per share.

	multiplied by $4.00 equals	$
Number of Subscription Rights Exercised/ Number of Shares Purchased		Payment Due for Subscription Rights

Additional Subscription.

I understand that, if additional shares are available after the completion of the subscription rights period, the Company may offer additional shares to existing shareholders and new investors. If sufficient shares are available at that time, I hereby subscribe for the additional shares indicated below.

	multiplied by $4.00 equals	$
Number of Shares to Purchase		Payment Due for Add’l Subscription

A - 1

Substitute W-9 & Signature.

Under the penalty of perjury, I certify that: (1) the Social Security number or Taxpayer Identification Number given below is correct; and (2) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT (2) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

Name(s)	Signature(s)*

Area Code and Telephone No. Certificate Number(s)	I understand that due to the rights offering nature of this subscription, any shares subscribed for will be registered in the same form as I currently hold shares of the Company.

Social Security or Federal Taxpayer Identification No.

* When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

TO BE COMPLETED BY THE COMPANY

Subscription Rights. Accepted as of ___/___/2005, as to ______________ shares.	Additional Subscription. Accepted as of ___/___/2005, as to ______________ shares.

NBOG BANCORPORATION, INC.	NBOG BANCORPORATION, INC.

By: Signature	By: Signature

Print Name	Print Name

A - 2

APPENDIX B
Purchase Agreement
for
New Investors
NBOG Bancorporation, Inc.
807 Dorsey Street
Gainesville, GA 30501-6619
Attn: W. Bryan Hendrix

Ladies and Gentlemen:

I hereby subscribe to purchase the number of shares of common stock of NBOG Bancorporation, Inc. (the “Company”) indicated below. I acknowledge that the Company is only offering any shares remaining after completion of the subscription rights period to its existing shareholders, and may, in its sole discretion, decide not to accept subscriptions from new investors.

I have received a copy of the Company’s prospectus, dated ___________, 2005. I understand that my purchase of the Company’s common stock involves significant risk, as described under “Risk Factors” in the prospectus. I also understand that no federal or state agency has made any finding or determination regarding the fairness of the Company’s offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the common stock.

Enclosed is a check in the amount of $4.00 multiplied by the number of shares I wish to purchase shares of the Company. My check is made payable to “NBOG Bancorporation, Inc.”

I acknowledge that when the Company receives my subscription and my check, this subscription agreement will become final and binding on me and I will be unable to revoke it.

I understand that, if additional shares are available after the completion of the subscription rights period, the Company may offer additional shares to new investors. If sufficient shares are available at that time, I hereby subscribe for the shares indicated below.

	multiplied by $4.00 equals	$
Number of Shares		Payment Due

B - 1

Stock Certificate Registration.

Please register the shares as follows:
(Print or Type exact name(s) in which you desires the shares to be registered)

Please register the shares in the indicated form of ownership:
☐ Individual	☐ Tenants in Common	☐ Joint Tenants with Rights of Survivorship
☐ Trustee	☐ Custodian	☐ Beneficiary of IRA/Retirement Account
☐ Corporation	☐ Partnership	☐ Other _______________

Social Security or Federal Taxpayer Identification No.	Social Security or Federal Taxpayer Identification No.

Residence Street Address/Route	Residence Street Address/Route

City and State Zip	City and State Zip

Area Code and Telephone Number	Area Code and Telephone Number

Subscriber #1	Subscriber #2 (if any)

Signature*	Signature*

*If a corporation, please sign in full corporate name by president or other authorized officer. When signing as officer, attorney, custodian, trustee, administrator, guardian, etc., please give your full title as such. In case of joint tenants, each person must sign.

SUBSTITUTE FORM W-9.

Under the penalties of perjury, I certify that: (1) the Social Security Number or Federal Taxpayer Identification Number given above is correct; and (2) I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or dividends, or because the Internal Revenue Services has notified me that I am no longer subject to backup withholding. Instructions: You must cross out #2 above if you have been notified by the Internal Revenue Service that you are subject to backup withholding because of under reporting interest or dividends on your tax return and if you have not received a notice from the Internal Revenue Service advising you that backup withholding due to notified payee under reporting has terminated.

Signature*______________________________	Date:_______________, 2005

*If a corporation, please sign in full corporate name by president or other authorized officer. When signing as officer, attorney, custodian, trustee, administrator, guardian, etc., please give your full title as such. In case of joint tenants, each person must sign.

TO BE COMPLETED BY THE COMPANY

Accepted as of ___/___/2005, as to ______________ shares.

NBOG BANCORPORATION, INC.

By: Signature

Print Name

B - 2

Prospective investors may rely only on the information contained in this prospectus. NBOG has not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States and Canada are required to inform themselves about and to observe the restrictions of that jurisdiction related to this offering and the distribution of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

Consistent with the applicable provisions of the laws of Georgia, NBOG’s bylaws provide that NBOG shall have the power to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in the role if the director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of NBOG and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director, officer, employee or agent is proper because he or she met the applicable standard of conduct shall be made (1) by the board of directors of NBOG or a committee duly designated thereby, (2) in particular circumstances, by independent legal counsel in a written opinion or (3) by the affirmative vote of a majority of the shares entitled to vote.

In addition, Article VI of NBOG’s articles of incorporation, subject to limited exceptions, eliminates the potential personal liability of a director for monetary damages to NBOG and to NBOG’s shareholders for breach of duty as a director. In accordance with the Georgia Business Corporation Code, there is no elimination of liability for (1) breach of duty involving appropriation of business opportunity of the Registrant, (2) an act of omission involving intentional misconduct or a knowing violation of law, (3) a transaction from which the director derives an improper material tangible personal benefit or (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The Bylaws do not eliminate or limit the right of NBOG or its shareholders to seek injunctive of other equitable relief not involving monetary damages.

Item 25.  Other Expenses of Issuance and Distribution

Estimated expenses of the sale of NBOG’s common stock, no par value, are as follows:

Securities and Exchange Commission Registration Fee	$700
Legal Fees and Expenses	85,000
Accounting Fees and Expenses	20,000
Printing and Engraving Expenses	15,000
Mail and Distribution	5,000
Miscellaneous	4,300
Total	$130,000

Item 26.    Recent Sales of Unregistered Securities

On May 23, 2002, the Company completed a private placement of 25,000 shares of common stock, no par value, for $10.00 per share, or an aggregate offering price of $250,000. The Company sold the shares to 14 purchasers in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933 (the “Act”) because they were transactions by an issuer that did not involved a public offering. No underwriters were involved in the private placement.

From July 2003 through January 2004, the Company undertook a private offering. As of December 31, 2003, the Company had sold 91,168 shares of common stock, no par value, in a private offering for $10.00 per share, or an aggregate offering price of $911,680. On January 31, 2004, the Company completed the private placement, selling an additional 100 shares of common stock, no par value, for $10.00 per share, or an aggregate offering price of $1,000. In total, the Company sold 91,268 shares of common stock, raising an aggregate of $912,680. The shares were sold to 116 purchasers, which included accredited investors, as defined under Rule 501 of the Act and no more than 35 unaccredited investors. The unaccredited investors were “sophisticated” as defined in Rule 506(b)(2)(ii) of Regulation D.  No underwriters were involved in the private placement.

From December 2004 through January 2005, the Company undertook a private offering. As of December 31, 2004, the Company had sold 58,399 shares of common stock, no par value, in a private offering for $6.00 per share, or an aggregate offering price of $350,394. On January 31, 2005, the Company completed the private placement, selling an additional 16,667 shares of common stock, no par value, for $6.00 per share, or an aggregate offering price of $100,002. In total, the Company sold 75,066 shares of common stock, raising an aggregate of $450,396. The Company sold the shares to fourteen purchasers in a private placement exempt from registration under Section 4(2) of the Act because they were transactions by an issuer that did not involved a public offering. No underwriters were involved in the private placement.

Between March 28, 2005 and March 31, 2005, seven of the Company’s directors exercised outstanding warrants and options to purchase 46,142 shares of the Company’s common stock, no par value, at $10.00 per share for total aggregate proceeds of $461,420. There were no brokerage or underwriting commissions paid in this private placement. The common stock was sold under the exemption from registration provided by Section 3(a)(9) of the Act because no commissions or other remuneration was paid or given directly or indirectly for soliciting such exercise of warrants and options.

On May 20, 2005, one of the Company’s directors exercised outstanding warrants to purchase 3,533 shares of the Company’s common stock, no par value, at $10.00 per share for total aggregate proceeds of $35,330. There were no brokerage or underwriting commissions paid in this private placement. The common stock was sold under the exemption from registration provided by Section 3(a)(9) of the Act because no commissions or other remuneration was paid or given directly or indirectly for soliciting such exercise of warrants and options.

Item 27.    Exhibits

Exhibit
Number	Description

3.1	Articles of Incorporation of NBOG Bancorporation, Inc. Incorporated by reference to Exhibit 3(i) of the Registration Statement on Form SB-2, File No. 333-47280, filed on October 4, 2000.

3.2	Bylaws of NBOG Bancorporation, Inc. Incorporated by reference to Exhibit 3(ii) of the Registration Statement on Form SB-2, File No. 333-47280, filed on October 4, 2000.

4.1	See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws defining the rights of shareholders.

4.2	Form of common stock certificate of NBOG Bancorporation, Inc. Incorporated by reference to Exhibit 4(ii) of the Registration Statement on Form SB-2, File No. 333-47280, filed on October 4, 2000.

5	Opinion of Powell Goldstein LLP.

10.1*
Employment Agreement dated August 22, 2000, among The National Bank of Gainesville (in organization), NBOG Bancorporation, Inc. and Gary H. Anderson. Incorporated by reference to Exhibit 10(ii) of the Registration Statement on Form SB-2, File No. 333-47280, filed on October 4, 2000.

10.2*	NBOG Bancorporation, Inc.’s 2003 Stock Incentive Plan.

10.3*	Form of Incentive Stock Option Award.

10.4*	Form of Nonqualified Stock Option Award.

10.5*	Form of NBOG Bancorporation, Inc. Organizer’s Warrant Agreement. Incorporated by reference to Exhibit 10(iv) of the Registration Statement on Form SB-2, File No. 333-47280, filed on October 4, 2000.

10.6
Agreement by and between The National Bank of Gainesville and the Office of the Comptroller of the Currency, dated August 18, 2004. Incorporated by reference to Exhibit 10.6 of the Form 10-KSB for the year ended December 31, 2004, filed on March 31, 2005.

21	Subsidiaries of NBOG Bancorporation, Inc. Incorporated by reference to Exhibit 21 of the Annual Report on Form 10-KSB for the year ended December 31, 2001, filed on April 1, 2002.

23.1	Consent of McNair, McLemore, Middlebrooks & Co., LLP.

23.2	Consent of Porter Keadle Moore, LLP.

23.3	Consent of Powell Goldstein LLP (contained in Exhibit 5.1).

_____________________
* Indicates management contract or compensatory plan or arrangement.

Item 28.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment to the Registration Statement to be signed on its behalf by the undersigned in the City of Gainesville, State of Georgia, on this 24th day of May, 2005.

NBOG BANCORPORATION, INC.

By:	/s/ Albert F. Satterwhite
Albert F. Satterwhite
Title Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities stated and on the 24th day of May, 2005.

Signature	Capacity
*	Chairman
Ann M. Palmour
*	Director
Paula M. Allen
*	Director
Shelley Palmour Anderson
*	Director
Kathy L. Cooper
*	Director
Lanny W. Dunagan
*	Director
Gilbert T. Jones, Sr.
/s/ W. Bryan Hendrix	Principal Financial and Accounting Officer
W. Bryan Hendrix
/s/ Albert F. Satterwhite	Director and Principal Executive Officer
Albert F. Satterwhite
*	Director
Dr. Wendell A. Turner

*    By:  /s/ Albert F. Satterwhite
       Albert F. Satterwhite
   Attorney-in-Fact

INDEX TO EXHIBITS
Exhibit
Number	Description

3.1	Articles of Incorporation of NBOG Bancorporation, Inc. Incorporated by reference to Exhibit 3(i) of the Registration Statement on Form SB-2, File No. 333-47280, filed on October 4, 2000.

3.2	Bylaws of NBOG Bancorporation, Inc. Incorporated by reference to Exhibit 3(ii) of the Registration Statement on Form SB-2, File No. 333-47280, filed on October 4, 2000.

4.1	See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws defining the rights of shareholders.

4.2	Form of common stock certificate of NBOG Bancorporation, Inc. Incorporated by reference to Exhibit 4(ii) of the Registration Statement on Form SB-2, File No. 333-47280, filed on October 4, 2000.

5	Opinion of Powell Goldstein LLP.

10.1*
Employment Agreement dated August 22, 2000, among The National Bank of Gainesville (in organization), NBOG Bancorporation, Inc. and Gary H. Anderson. Incorporated by reference to Exhibit 10(ii) of the Registration Statement on Form SB-2, File No. 333-47280, filed on October 4, 2000.

10.2*	NBOG Bancorporation, Inc.’s 2003 Stock Incentive Plan. (Previously Filed)

10.3*	Form of Incentive Stock Option Award. (Previously Filed)

10.4*	Form of Nonqualified Stock Option Award. (Previously Filed)

10.5*	Form of NBOG Bancorporation, Inc. Organizer’s Warrant Agreement. Incorporated by reference to Exhibit 10(iv) of the Registration Statement on Form SB-2, File No. 333-47280, filed on October 4, 2000.

10.6
Agreement by and between The National Bank of Gainesville and the Office of the Comptroller of the Currency, dated August 18, 2004. Incorporated by reference to Exhibit 10.6 of the Form 10-KSB for the year ended December 31, 2004, filed on March 31, 2005.

21	Subsidiaries of NBOG Bancorporation, Inc. Incorporated by reference to Exhibit 21 of the Annual Report on Form 10-KSB for the year ended December 31, 2001, filed on April 1, 2002.

23.1	Consent of McNair, McLemore, Middlebrooks & Co., LLP.

23.2	Consent of Porter Keadle Moore, LLP.

23.3	Consent of Powell Goldstein LLP (contained in Exhibit 5.1).
_____________________
*Indicates management contract or compensatory plan or arrangement.